As filed with the Securities and Exchange Commission on December 31, 1998

                                                     Registration No. 333-68639

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549
                               ---------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ---------------

                              ALLAIRE CORPORATION
            (Exact name of registrant as specified in its charter)


             DELAWARE                            7372                     41-1830792
  (State or other jurisdiction       (Primary Standard Industrial      I.R.S. Employer
of incorporation or organization)      Classification Code Number)   Identification Number)

                              One Alewife Center
                         Cambridge, Massachusetts 02140
                                (617) 761-2000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ---------------
                                David J. Orfao
                     President and Chief Executive Officer
                              Allaire Corporation
                              One Alewife Center
                        Cambridge, Massachusetts 02140
                                (617) 761-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ---------------
                                  Copies to:

       Robert L. Birnbaum, Esq.          William J. Schnoor, Jr., Esq.
        William R. Kolb, Esq.           Testa, Hurwitz & Thibeault, LLP
       Foley, Hoag & Eliot LLP                  125 High Street
        One Post Office Square            Boston, Massachusetts 02110
        Boston, Massachusetts 02109              (617) 248-7000
            (617) 832-1000

                               ---------------
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                               ---------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.




================================================================================

                 SUBJECT TO COMPLETION, DATED DECEMBER 31, 1998




                                2,200,000 Shares



                                 [allaire logo]



                                  Common Stock

                                  ------------

   All of the shares of Common Stock being sold are being offered by Allaire.
     Prior to this offering, there has been no public market for the Common Stock. The initial public offering price is expected to be between $15.00 and $17.00 per share. The Common Stock has been approved for listing on The Nasdaq Stock Market's National Market under the symbol "ALLR."



    Investing in the Common Stock involves certain risks. See "Risk Factors"
                              beginning on page 5.



    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                                     Underwriting
                       Price to     Discounts and     Proceeds to
                        Public       Commissions        Allaire
                      ----------   ---------------   ------------
Per Share .........        $              $                $
Total (1) .........        $              $                $

(1) Allaire has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase a maximum of 330,000 additional shares of Common Stock to cover over-allotments of shares.

    Delivery of the shares of Common Stock will be made on or about      ,
1999, against payment in immediately available funds.



Credit Suisse First Boston

       Dain Rauscher Wessels
       a division of Dain Rauscher Incorporated

                                          NationsBanc Montgomery Securities LLC




                         Prospectus dated      , 1999.


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               TABLE OF CONTENTS


                                                                           Page
                                                                          -----
PROSPECTUS SUMMARY ....................................................     3
RISK FACTORS ..........................................................     5
USE OF PROCEEDS .......................................................    19
DIVIDEND POLICY .......................................................    19
CAPITALIZATION ........................................................    20
DILUTION ..............................................................    21
SELECTED FINANCIAL DATA ...............................................    22
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS ........................................................    23
BUSINESS ..............................................................    33
MANAGEMENT ............................................................    47
CERTAIN TRANSACTIONS ..................................................    53
PRINCIPAL STOCKHOLDERS ................................................    55
DESCRIPTION OF CAPITAL STOCK ..........................................    57
SHARES ELIGIBLE FOR FUTURE SALE .......................................    61
UNDERWRITING ..........................................................    63
NOTICE TO CANADIAN RESIDENTS ..........................................    65
LEGAL MATTERS .........................................................    66
EXPERTS ...............................................................    66
ADDITIONAL INFORMATION ................................................    66
INDEX TO FINANCIAL STATEMENTS .........................................    F-1

                                 ------------
     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                                 ------------
     Until            , 1999 (25 days after the commencement of this offering),
all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

                                 ------------
     "Cold Fusion" is a federally registered trademark of the Company. The Company has applied for federal registration of the trademark "HomeSite." "Allaire" and the Allaire logo are trademarks of the Company. Other trademarks or service marks appearing in this Prospectus are the property of their respective holders.


                                 ------------
     In this Prospectus, the terms "the Company," "Allaire," "we," "our" and "us" refer to Allaire Corporation (unless the context otherwise requires).

                            [Left side of Fold-out]


Advanced Development Configuration

     [Graphical depiction of how ColdFusion Studio and ColdFusion application servers interoperate within a development environment. Three bi-directional arrows connect a depiction of three computer terminals (each labeled "Studio") to a rectangle above depicting a ColdFusion server. This left section of the diagram is labeled "Develop." An arrow points from this ColdFusion server to a second server in the center of the diagram. The second server is connected by a bi-directional arrow to a computer terminal below it with the word "Testing" on its screen. This center section of the diagram is labeled "Stage." An arrow points from the center section's ColdFusion server to a set of three ColdFusion servers on the right side of the diagram, each connected by bi-directional arrows. This set of three servers is connected by a bi-directional arrow to a circle labeled "The Internet" below it. This right section of the diagram is labeled "Deliver."]

     ColdFusion Studio and ColdFusion Server enable the creation, testing and deployment of high-volume, interactive Web applications.

                            [Right side of Fold-out]


How ColdFusion Works

     [Graphical depiction of how ColdFusion application server processes requests for information through a series of interconnecting arrows, rectangles and circles, labeled clockwise from the left side of the diagram: "Web Browser," "HTTP Request," "Internet or Intranet," "Web Server," "CF Page," "ColdFusion application server," "Databases," "E-mail," "Directories," "File System," "COM/CORBA," "Other Enterprise Systems," "Web Page," "Web Server," "Internet or Intranet" and "Web Page." The sections of the diagram are labeled, from left to right, "Client," "Network" and "Server." Various locations on the diagram bear numbers 1-5.]

1. When a user clicks a "Submit" button on a form or a hypertext link on a page, the user's Web browser sends an HTTP request to the Web server via the Internet or an intranet.

2. The Web server passes the data submitted by the client and the appropriate page to ColdFusion Server through a server API.

3. ColdFusion reads the data from the client and processes the CFML in the page. Based on the CFML, the server interacts with database servers, the file system, SMTP servers, and potentially other applications and extensions through the ColdFusion API or through COM/DCOM.

4. ColdFusion dynamically generates an HTML Web page that is returned to the Web server.

5.   The Web server returns the HTML page to the user's browser.

                              PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this Prospectus. The summary is not complete and does not contain all of the information that you should consider before investing in the Common Stock. You should read the entire Prospectus carefully. Unless otherwise specified, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option and (ii) reflects the mandatory conversion into Common Stock of all outstanding shares of Preferred Stock upon the closing of this offering. This Prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.


                                  The Company

     We develop, market and support application development and server software for a wide range of Web development, from building static Web pages to developing high-volume, interactive Web applications. Our products and services enable organizations to expand the reach of their information systems to the Web, as well as to develop new Web-based business applications in areas such as electronic commerce, content management and personalization. Our products integrate key emerging Web client and Web server software platforms and technologies and interoperate with key enterprise and client-server technologies. Our flagship ColdFusion product line employs a comprehensive, easy to learn software development language that allows Web developers to quickly and efficiently create Web applications. More than 30,000 ColdFusion application server licenses and more than 100,000 licenses for our HomeSite Web design tool have been sold to date.


     Most Web developers are proficient with Hypertext Markup Language, or HTML, and many are familiar with eXtensible Markup Language, or XML, which are both core technologies specifically designed for creating applications for the Web. The ease of using markup languages such as HTML and XML, which use declarative, English-like tags, has enabled a large number of nontraditional programmers to develop complex Web sites and Web applications. We designed ColdFusion to use the same easy to learn syntax as HTML and XML. By using ColdFusion, Web developers avoid having to code simultaneously in scripting languages and in tag-based markup languages. In addition, because ColdFusion includes high-level building blocks that encapsulate complex programming interfaces, developers are able to integrate a variety of information technologies, such as databases and servers.


     Our customers include:

       o autobytel.com inc.

       o The Boeing Company

       o Booz, Allen & Hamilton Inc.

       o Credit Suisse First Boston Corporation

       o Hewlett-Packard Company

       o Intel Corp.

       o Internal Revenue Service

       o JC Penney Company, Inc.

       o Lockheed Martin Corporation

       o Lucent Technologies Inc.

       o MCI Worldcom, Inc.

       o Microsoft Corporation

       o SBC Communications Inc.

       o United Parcel Service of America, Inc.

     Allaire was incorporated in Minnesota on February 1, 1996 as the successor to a Minnesota limited liability company and was reincorporated in Delaware on April 25, 1997. Our principal executive offices are located at One Alewife Center, Cambridge, Massachusetts 02140, and our telephone number at that location is (617) 761-2000.

                                 The Offering




Common Stock offered ................................ 2,200,000 shares
Common Stock to be outstanding after the offering(1)  10,158,260 shares
Use of proceeds ..................................... For general corporate purposes, including working capital.
Nasdaq National Market symbol ....................... ALLR


------------
(1) Based on the number of shares outstanding as of September 30, 1998.
    Excludes: (i) 1,676,864 shares of Common Stock issuable upon exercise of stock options outstanding as of September 30, 1998 at a weighted average exercise price of $1.86 per share, (ii) 131,667 shares of Common Stock reserved for issuance as of September 30, 1998 under the Company's 1997 Stock Incentive Plan, and 1,733,150 shares of Common Stock reserved for issuance as of September 30, 1998 under the Company's 1998 Stock Incentive Plan, (iii) 50,297 shares of Common Stock issuable under exercise of warrants outstanding at September 30, 1998 at a weighted average exercise price of $2.44, (iv) 300,000 shares of Common Stock issuable under the 1998 Employee Stock Purchase Plan and (v) 31,250 shares of Common Stock issuable upon conversion of Series A Preferred Stock sold after September 30, 1998. See "Capitalization," "Management -- Benefit Plans," "Description of Capital Stock" and Notes 7, 8, 9 and 14 of Notes to Financial Statements.


                            Summary Financial Data
                     (In thousands, except per share data)

                                                                    Period from
                                                                     Inception            Year Ended            Nine Months Ended
                                                                   (May 5, 1995)         December 31,             September 30,
                                                                      through       ----------------------   -----------------------
                                                                 December 31, 1995     1996        1997          1997        1998
                                                                ------------------  ---------- -----------   ------------ ----------
                                                                                                              (unaudited)

Statement of Operations Data:
Total revenue .................................................       $    --       $  2,358    $  7,650       $  4,595    $ 13,903
Total cost of revenue .........................................            --            234       2,414          1,385       4,117
Gross profit ..................................................            --          2,124       5,236          3,210       9,786
Total operating expenses ......................................           188          3,836      12,848          7,883      17,803
Loss from operations ..........................................          (188)        (1,712)     (7,612)        (4,673)     (8,017)
Net loss ......................................................          (188)        (1,698)     (7,425)        (4,548)     (7,988)
Basic and diluted net loss per share ..........................       $ (0.09)      $  (0.97)   $  (4.40)      $  (2.87)   $  (2.84)
Shares used in computing basic and diluted net loss per share .         2,200          1,743       1,687          1,584       2,813
Unaudited pro forma basic and diluted net loss per share(1) ...                                 $  (1.38)                  $  (1.13)
Shares used in computing unaudited pro forma basic and diluted
 net loss per share (1) .......................................                                    5,378                      7,054



                                                                                           September 30, 1998
                                                               December 31,          ------------------------------
                                                         -------------------------                     Pro Forma
                                                             1996          1997         Actual      As Adjusted (2)
                                                         -----------   -----------   -----------   ----------------
                                                                                                      (unaudited)
Balance Sheet Data:
Cash and cash equivalents ............................    $    526      $  5,521      $   1,879         $33,615
Working capital (deficit) ............................         224         1,492         (5,941)         25,795
Total assets .........................................       2,038         9,697          8,330          40,066
Total long-term debt, net of current portion .........          --           499          1,220           1,220
Total redeemable convertible preferred stock .........       2,800        12,673         12,673              --
Total stockholders' equity (deficit) .................      (1,768)       (9,153)       (16,381)         28,028

------------
(1) For an explanation of unaudited pro forma basic and diluted net loss per share and the weighted average shares used in computing unaudited pro forma basic and diluted net loss per share, see Note 2 of Notes to Financial Statements.


(2) Pro forma to give effect to the conversion of all outstanding shares of Preferred Stock (as of September 30, 1998) into Common Stock upon the closing of the offering. As adjusted to give effect to the sale by the Company of 2,200,000 shares of Common Stock offered hereby at an assumed initial public offering price of $16.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses.

                                 RISK FACTORS


     This offering of Common Stock (the "Offering") involves a high degree of risk. You should carefully consider the risks described below and the other information in this Prospectus before you purchase any Common Stock. The risks and uncertainties described below are not the only ones facing Allaire. Additional risks and uncertainties, including those not presently known to us or that we currently deem immaterial, may also impair our business operations.


     If any of the following risks actually occur, our business, financial condition or future operating results could be materially adversely affected. In such case, the trading price of the Common Stock could decline, and you may lose all or part of your investment.

     This Prospectus also contains certain forward-looking statements that involve risks, uncertainties and assumptions. These statements relate to our beliefs, intentions, plans and strategies regarding the future. These statements may be identified by the use of words such as "intends," "plans," "anticipates," "expects" and similar expressions. Our actual results could differ materially from those discussed in these forward-looking statements. Important factors that could cause or contribute to these differences include those discussed below and elsewhere in this Prospectus.

Limited Operating History;      We commenced operations in May 1995 and we
Uncertain Future Profitability  recorded our first revenue  upon delivery of
                                ColdFusion 1.5 to customers in February 1996.
                                Accordingly, we have only a limited operating history on which you can base your evaluation of our business and prospects. In addition, our prospects must be considered in light of the risks and uncertainties encountered by companies in an early stage of development in new and rapidly evolving markets. Since we began operations, we have incurred substantial net losses in every fiscal period. For the nine months ended September 30, 1998, we had a net loss of $8.0 million. As a result of accumulated operating losses, at September 30, 1998, we had an accumulated deficit of $17.4 million. We have generated relatively small amounts of revenue until recent fiscal quarters, while increasing expenditures in all areas, particularly in research and development and sales and marketing, in order to execute our business plan. Although we have experienced revenue growth in recent periods, the growth has been off of a small base, and it is unlikely that such growth rates are sustainable. In order to increase revenue and achieve profitability, we must, among other things:

                                o increase market acceptance of ColdFusion and
                                  HomeSite;

                                o develop new products and technologies more
                                  rapidly than our competitors;

                                o offer high quality customer service and
                                  support;

                                o attract, integrate, motivate and retain
                                  qualified personnel;

                                o successfully implement our distribution
                                  strategy;

                                o continue to build our financial and
                                  operational infrastructure; and

                                o develop and maintain awareness of our brands.

                                Our ability to increase revenue and achieve profitability also depends on a number of risks outside of our control, including the extent to which:

                                o our competitors develop competing products;
                                  and

                                o our distributors and other marketing partners
                                  dedicate resources or otherwise give priority to selling our products.

                                As a result, we may not be able to increase revenue or achieve profitability on a quarterly or an annual basis. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Significant Fluctuations in  Our quarterly revenue and operating results are
Quarterly Performance        difficult to predict and may fluctuate
                             significantly from quarter to quarter. If our quarterly revenue or operating results fall below the expectations of investors or public market analysts, the price of the Common Stock could fall substantially.

                             Our quarterly revenue is difficult to forecast for several reasons, including the following:

                             o the market for Web development products is in an
                               early stage of development and it is therefore difficult to accurately predict customer demand; and

                             o the sales cycle for our products and services
                               varies substantially from customer to customer and, if our average sales price increases as we expect, we expect the sales cycle to lengthen. As a result, we have difficulty determining whether and when we will receive revenue from a particular customer.

                             As a result of these and other factors, our license revenue is difficult to predict accurately. In addition, because our revenue from training services is largely correlated with our license revenue, a decline in license revenue could also cause a decline in our services revenue in the same quarter or in subsequent quarters.

                             Other factors, many of which are outside our control, could also cause variations in our quarterly revenue and operating results. Some of these other factors are:

                             o demand for our products and our competitors'
                               products;

                             o introductions of new products by us or our
                               competitors;

                             o customers' order deferrals in anticipation of
                               new products or enhancements by us or our competitors;

                             o customers' budgeting and purchasing cycles;

                             o changes in pricing and mix of license revenue
                               and services revenue;

                             o timing of hiring new employees and the rate at
                               which such employees become productive;

                             o development and performance of our distribution
                               channels;

                             o timing of any acquisitions and related costs;
                               and

                             o identification of software quality problems.

                             Most of our expenses, such as employee
                             compensation and rent, are relatively fixed.
                             Moreover, our expense levels are based, in part, on our expectations regarding future revenue increases. As a result, any shortfall in revenue in relation to our expectations could cause significant changes in our operating results from quarter to quarter and could result in quarterly losses.

                             As a result of these factors, we believe that period-to-period comparisons of our revenue levels and operating results are not necessarily meaningful. You should not rely on our quarterly revenue and operating results to predict our future performance. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Early Stage of Market        Our products and services aid organizations in
Development                  building high-volume,  interactive Web sites and
                             Web applications, including applications for electronic commerce, content management and personalization over the Internet, private networks, and private networks extended over the Internet. Web technology has been used widely for only a short time, and the market for Web development products is new and rapidly evolving.
                             As is typical for
                             new and rapidly evolving industries, demand for recently introduced products is highly uncertain.
                             If the market for Web development products does not continue to grow at a significant rate, our business, operating results and financial condition will be materially adversely affected.

Dependence on the Growth     Our future success will depend substantially upon
and Commercial Acceptance    the widespread adoption of the Internet as a
of the Internet              primary medium for commerce and business
                             applications. The Internet has experienced, and is expected to continue to experience, significant user and traffic growth, which has, at times, caused user frustration with slow access and download times. The Internet infrastructure may not be able to support the demands placed on it by continued growth. Moreover, critical issues concerning the commercial use of the Internet
                             (including security, reliability, cost,
                             accessibility and quality of service) remain unresolved and may negatively affect the growth of Internet use or the attractiveness of commerce and business communication on the Internet. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased activity or due to increased government regulation and taxation of Internet commerce. If, for these reasons or others, the Internet does not become a viable and substantial commercial medium, our business, operating results and financial condition will be materially adversely affected.
                             For more information, see "Business -- Industry
                             Background."

Relationship with Microsoft  We currently compete with Microsoft Corporation
                             ("Microsoft") in the market for Web development products. However, we believe that we also must maintain a working relationship with Microsoft in order to achieve success. We currently utilize in our products certain visual editing technology that we license from Microsoft. In addition, most of our customers use Microsoft-based operating platforms. Therefore, it is critical to our success that our products be closely integrated with certain Microsoft technologies and products.

                             We expect that Microsoft's commitment to and presence in the Web development products market will substantially increase competitive pressure in the market. Such pressures may result in price reductions in our products and may also materially reduce our market share. We believe that Microsoft will continue to incorporate Web application server technology into its operating system software and certain of its server software offerings, possibly at no additional cost to its users. Notwithstanding our historical and current support of the Microsoft platform, Microsoft may in the future promote technologies and standards more directly competitive with or not compatible with our technology.

                             Microsoft has a longer operating history, a larger installed base of customers and substantially greater financial, distribution, marketing and technical resources than Allaire. As a result, we may not be able to compete effectively with Microsoft now or in the future, and our business, operating results and financial condition may be materially adversely affected by any of the foregoing factors. For more information, see
                             "-- Dependence on Third Party Technology" and "Business -- Competition."

Competition                  The Web development products market is intensely
                             competitive, subject to rapid change and significantly affected by new product introductions and other activities of market participants. In addition to Microsoft, we compete with other large Web and database platform companies that offer a variety of software products, such as:

                             o International Business Machines Corporation
                               ("IBM");

                             o Netscape Communications Corporation;

                             o Sun Microsystems, Inc.;

                             o Oracle Corporation;

                             o Sybase, Inc.;

                             o Symantec Corporation;

                             o Informix Software; and

                             o Inprise Corporation (formerly Borland
                               International, Inc.).

                             We also compete with a number of medium-sized and start-up companies that have introduced or that are developing Web development products, such as:

                             o NetDynamics, Inc., which was recently acquired
                               by Sun Microsystems, Inc.;

                             o Vignette Corporation;

                             o HAHT Software, Inc.;

                             o GoLive Systems Inc.;

                             o WebLogic, Inc., which was recently acquired by
                               BEA Systems, Inc.;

                             o BroadVision, Inc.; and

                             o SilverStream Software, Inc.

                             In addition, we have strategic relationships with NetObjects, Inc., a majority-owned subsidiary of IBM, and Macromedia Corporation. In some cases, these vendors compete with us, and there can be no assurance that these strategic relationships will continue.

                             We expect that additional competitors will enter the market with competing products as the size and visibility of the market opportunity increases. Increased competition could result in pricing pressures, reduced margins or the failure of our products to achieve or maintain market acceptance. Many of our current and potential competitors have longer operating histories and substantially greater financial, technical, marketing and other resources than we do and therefore may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements. Many of these competitors also have broader and more established distribution channels that may be used to deliver competing products directly to customers through bundling or other means. If, in the future, a competitor chooses to bundle a competing Web development product with other products, the demand for our products might be substantially reduced.

                             New technologies and the expansion of existing technologies will likely increase the competitive pressures that we face. The development of competing technologies by market participants or the emergence of new industry standards may adversely affect our competitive position or render our products or technologies noncompetitive or obsolete. As a result of these and other factors, we may not be able to compete effectively with current or future competitors, which would have a material adverse effect on our business, operating results and financial condition.

Need to Expand Sales Force   In order to increase our revenue, we must increase
and Channels                 the size of our sales force and the number of our
                             indirect channel partners, including original equipment manufacturers, value-added resellers and systems integrators. There is intense competition for sales personnel in our business, and there can be no assurance that we will be successful in attracting, integrating, motivating and retaining new sales personnel.
                             Moreover, even if we are able to recruit sufficient numbers of sales persons, there will be a delay between the time persons are hired and the time they become effective and fully productive, if at all, as they become familiar with our products, customers and markets. Likewise, we may not be able to market our products effectively and our existing or future channel partners may choose to devote greater resources to marketing and supporting the products of other companies. In addition, we will need to resolve potential conflicts among our sales force and channel partners. Any of these factors could have a material adverse effect on our business, operating results and financial condition. For more information, see "-- Dependence on Limited Number of Distributors," "Business -- Allaire Strategy" and "-- Sales, Marketing and Distribution."

Dependence on Limited Number We derive a substantial portion of our revenue
of Distributors              from our indirect distribution channel. For the
                             nine months ended September 30, 1998, revenue from our indirect distribution channel accounted for approximately 41% of our total revenue. We rely upon a limited number of distributors for much of this revenue. For example, for the nine months ended September 30, 1998, Ingram Micro, Inc.
                             accounted for approximately 22% of our total revenue. The loss of, or a reduction in orders from, Ingram Micro, Inc. or any other significant distributor could have a material adverse effect on our business, operating results and financial condition. In addition, our revenue per unit from sales of licenses through distributors is generally less than our revenue per unit from direct sales of licenses to end users. Because we do not deal directly with end users when selling through distributors, we are dependent upon the ability of distributors to accurately forecast demand and maintain appropriate levels of inventory. If a distributor purchases excess product, we may be obligated to accept the return of some products. Any of these factors could have a material adverse effect on our business, operating results and financial condition. For more information, see "Business -- Allaire
                             Strategy" and "-- Sales, Marketing and
                             Distribution."

Lengthening Sales Cycle      As we increase our marketing focus on larger
                             purchases by larger customers, we expect that larger purchases will require increased executive-level involvement of information technology officers and other senior managers of our customers. Potential large sales may be delayed, or lost altogether, because we will have to provide a more comprehensive education to prospective customers regarding the use and benefits of our products. Accordingly, we expect the sales cycle associated with larger purchases of our products to lengthen, and that customers' purchase decisions will be subject to delays over which we may have little or no control, including budgeting constraints, internal purchase approval review procedures and the inclusion or exclusion of our products on customers' approved standards list. Any delay in sales of our products could have a material adverse effect on our business, operating results and financial condition, and could cause our operating results to vary significantly from quarter to quarter. For more information, see "-- Significant Fluctuations in Quarterly Performance," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Allaire Strategy" and
                             "-- Sales, Marketing and Distribution."

Risks Associated with        Revenue from customers outside North America
International Operations     accounted for approximately 14% of our total
                             revenue for the nine months ended September 30, 1998. We anticipate that revenue from customers outside

                             North America will continue to account for a significant portion of our total revenue for the foreseeable future. Expansion of our international operations has required and will continue to require significant management attention and resources. Future expansion may require that we develop localized versions of our products for a particular market, and, to date, we have limited experience in developing localized products. In addition, we remain heavily dependent on distributors to market, sell and support our products internationally. Our international operations are subject to additional risks, including the following:

                             o difficulties in staffing and managing foreign
                               operations;

                             o legal uncertainties regarding liability, export
                               and import restrictions, tariffs and other trade barriers;

                             o longer customer payment cycles and greater
                               difficulties in collecting accounts receivable;

                             o unexpected changes in trading policies,
                               regulatory requirements, exchange rates, tariffs and other barriers;

                             o uncertainties of laws and enforcement relating
                               to the protection of intellectual property;

                             o language barriers;

                             o seasonal reductions in business activity;

                             o potentially adverse tax consequences; and

                             o political and economic instability.

                             In addition, we are unable to determine the effect that recent economic downturns in Asia, particularly Japan, or the adoption and use of the euro, the single European currency expected to be introduced in January 1999, will have on our business. Any of these factors could have a material adverse effect on our business, operating results and financial condition.

                             Similarly, we cannot accurately predict the impact that future fluctuations in foreign currency exchange rates may have on our operating results and financial condition. Although we have historically conducted transactions with customers outside the United States in U.S. dollars, to the extent future revenue is denominated in foreign currencies, we would be subject to increased risks relating to foreign currency exchange rate fluctuations. To date, we have not engaged in any hedging transactions in connection with our international operations. Although we may attempt to hedge currency rate exposure in the future, any hedging policies that we might implement could be unsuccessful.

No Assurance of Continued    We believe that a significant contributing factor
Market Acceptance of         to our initial growth has  been our ability to
Products                     create and maintain strong relationships with the
                             community of Web developers that initially adopted our products. This community of early adopters demands rapid improvements in the performance, features and reliability of our products, as well as a high level of customer service. If our products do not continue to satisfy the Web developer community or otherwise fail to sustain sufficient market acceptance, our business, operating results and financial condition would be materially adversely affected. Due in part to the emerging nature of the Web development products market and the substantial resources available to many market participants, we believe there is a time-limited opportunity to achieve and maintain market share in the Web development products market. For more information, see "Business --
                             Industry Background," "-- Allaire Strategy" and
                             "-- Competition."

Risks Associated with        We believe that developing and maintaining
Uncertain Brand Development  awareness of the "Allaire," "ColdFusion" and
                             "HomeSite" brand names is critical to achieving widespread acceptance of our products. The importance of brand recognition will increase as competition in the market for Web development products increases. In order to promote our brands, we may find it necessary to increase our marketing budget or otherwise increase our financial commitment to creating and maintaining brand awareness among potential customers.
                             Although we have obtained a United States registration of the trademark "Cold Fusion," we are aware of other companies, including competitors, that use the word "Fusion" in their marks alone or in combination with other words, and we do not expect to be able to prevent third party uses of the word "Fusion" for competing goods and services. For example, NetObjects, Inc.
                             markets its principal products for designing, building and updating Web sites under the names
                             "NetObjects Fusion" and "NetObjects Team Fusion."
                             Competitors or others that use marks that are similar to our brand names may cause confusion among actual and potential customers, which could prevent us from achieving significant brand recognition. If we fail to promote and maintain our brands or incur significant related expenses, our business, operating results and financial condition could be materially adversely affected.

Dependence on Principal      We derive almost all of our revenue from licenses
Product                      of our ColdFusion and  HomeSite software and
                             related services. As a result, any competitive pressures or other factors that adversely affect the Web development products market in general, or inhibit sales of ColdFusion or HomeSite software in particular, would have a material adverse effect on our business, operating results and financial condition. For more information, see "Business --
                             Products."


New Product Development      In addition to developing new versions of current
                             products, we intend to devote substantial resources to develop and introduce new products which enhance our customers' ability to build and deploy Web applications. The success of new product offerings is dependent on several factors, including our awareness of, and response to, new industry standards and customer needs, timely completion and introduction of new products and enhancements, differentiation of new offerings from those of our competitors and, ultimately, market acceptance of our new offerings. The emerging nature of the Web development products market and its rapid evolution will require that we continually improve the performance, features and reliability of our products, particularly in response to competitive offerings and evolving customer needs, and that we introduce enhancements to existing products as quickly as possible and prior to the introduction of competing products.
                             In the past, we have been forced to delay introduction of several new products. If, in the future, we fail to develop and introduce new products and enhancements successfully and on a timely basis, it could have a material adverse effect on our business, operating results and financial condition. For more information, see
                             "Business -- Allaire Strategy," "-- Products" and
                             "-- Research and Development."


Dependence on Third Party    We license technology that is incorporated into
Technology                   our products from certain third parties. Examples
                             include licenses from Microsoft for certain visual editing technology, from Bright Tiger Technologies, Inc. for certain load balancing and failover technology, from Netegrity, Inc. for certain security technology and from Verity, Inc. for full-text indexing and searching technology. In light of the rapidly evolving nature of Web technology and our strategy to pursue industry partnerships, we will increasingly need to rely on technology from other vendors. Microsoft and other technology partners are also significant competitors in the Web development products market. There can be no assurance that technology from others will continue to be available to us on commercially reasonable terms, if at all. The loss or inability to access such technology could result in delays in our development and introduction of new products or enhancements until equivalent or replacement technology could be accessed, if available, or developed internally, if feasible, which could have a material adverse effect on our business, operating results and financial condition. For more information, see
                             "Business -- Allaire Strategy" and "--
                             Intellectual Property."

Management of Growth         We have been experiencing a period of rapid growth
                             that has been placing a significant strain on all of our resources. Our revenue more than doubled in the quarter ended September 30, 1998 from the same period the year earlier. From October 1, 1997 to September 30, 1998, the number of our employees increased from 85 to 153. Our future success will depend, in part, upon the ability of our senior management to manage growth effectively, which will require that we successfully implement and maintain our administrative operations and financial and accounting systems and controls and coordinate our accounting, finance, sales and marketing, and research and development organizations.

                             Any failure on our part to integrate new personnel, manage expanded operations, maintain and improve our information systems or otherwise manage any future growth successfully could have a material adverse effect on the quality of our products, our ability to retain key personnel and our business, operating results and financial condition. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Dependence on Key Executive  Our future success depends to a significant degree
Officers on the skills, experience and efforts of our key executive officers and employees. We depend heavily on Joseph J. Allaire, our founder, Chairman of the Board, Chief Technology Officer and Executive Vice President, and David J. Orfao, our President and Chief Executive Officer. We also depend on a number of other executive officers and members of our senior management team. Our future success will depend on the ability of our executive officers and other members of senior management to work effectively as a team.

                             We do not have employment agreements with any of our executive officers, and we do not have any key person life insurance other than for Messrs. Allaire and Orfao. In addition, our right to repurchase Mr. Allaire's unvested Common Stock will terminate upon consummation of the Offering. The loss of the services of any executive officer could have a material adverse effect on our business, operating results and financial condition. For more information, see "Management."


Attraction and Retention of  Our success depends in large part upon our ability
Skilled Personnel            to attract, train, motivate and retain highly
                             skilled employees, particularly sales and marketing personnel, software engineers and other senior personnel. Qualified personnel are in great demand throughout the software industry. Our failure to attract and retain the highly trained technical personnel that are integral to our direct sales, product development, service and support teams may limit the rate at which we can generate sales and develop new products or product enhancements. Our failure to attract, train, motivate or retain personnel could have a material adverse effect on our business, operating results and financial condition. For more information, see
                             "Business -- Employees" and "Management."

Limited Protection of        Our success depends to a significant degree upon
Proprietary Technology;      the development and  protection of our software and
Potential Litigation         other proprietary technology. The software industry
                             has experienced widespread unauthorized
                             reproduction of software products. The
                             unauthorized reproduction or other
                             misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it.

                             We attempt to protect our proprietary technology primarily through:

                             o trade secret, copyright and trademark laws;

                             o license agreements;

                             o employee and third party non-disclosure
                               agreements; and

                             o limiting access to and distribution of our
                               documentation and other proprietary information.


                             The steps we have taken to protect our proprietary technology may be inadequate. Existing trade secret, copyright and trademark laws offer only limited protection. In addition, we rely in part on "shrinkwrap" and "clickwrap" licenses that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions. Moreover, the laws of other countries in which we market our products may afford little or no effective protection of our intellectual property. Other companies could independently develop similar or superior technology without violating our proprietary rights. Any misappropriation of our technology or the development of competitive technology could have a material adverse effect on our business, operating results and financial condition. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk.

                             We attempt to avoid infringing known proprietary rights of third parties in our product development efforts. However, we do not conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, it is difficult to proceed with certainty in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. If we were to discover that one of our products violated third party proprietary rights, there can be no assurance that we would be able to obtain licenses on commercially reasonable terms to continue offering the product without substantial reengineering or that any effort to undertake such reengineering would be successful.

                             From time to time, third parties may claim that our products or technology infringe their patents or other proprietary rights. Any such claim could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our products.

                             Any of these events could have a material adverse effect on our business, operating results and financial condition. For more information, see "Business -- Intellectual Property."

Risk of Product Defects and  Software products as complex as ours may contain
Product Liability            undetected errors or result in failures when first
                             introduced or when new versions are released.
                             These errors are frequently discovered shortly after introduction of a new product or a new release of an existing product, but could be discovered at any point in a product's life cycle.
                             Despite testing by Allaire and our customers, errors may occur in our product offerings after commencement of commercial shipments. The occurrence of these errors could result in loss of or delay in revenue, loss of market share, failure to achieve market acceptance, diversion of development resources, injury to our reputation, or damage to our efforts to build brand awareness, any of which could have a material adverse effect on our business, operating results and financial condition.

                             The occurrence of errors might also result in potential liability to customers. Many of the applications developed and deployed with our products are critical to the operations of customers' businesses and provide benefits that may be difficult to quantify. Any failure in a customer's application could result in a claim for substantial damages against us, regardless of our responsibility for such failure. Although we maintain general liability insurance, including coverage for errors and omissions, there can be no assurance that such coverage will continue to be available on reasonable terms or will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The successful assertion of claims against us that exceed available insurance coverage or changes in our insurance policies, including premium increases or the imposition of large deductible or coinsurance requirements, could materially adversely affect our business, operating results and financial condition.

Risks Associated with        In the future, we may pursue strategic acquisitions
Possible Acquisitions        to obtain complementary products, services and
                             technologies. At present, we have no agreements or other arrangements with respect to any acquisition. If we pursue any acquisition, our management could spend a significant amount of time and effort in identifying and completing the acquisition. If we complete an acquisition, we would probably have to devote a significant amount of management resources to integrating the acquired business with our existing business. Our acquisition efforts may not succeed, and an acquisition that failed to meet our expectations could have a material adverse effect on our business, operating results and financial condition. From an accounting perspective, an acquisition might involve non-recurring charges that could adversely affect our operating results.

                             Acquisitions also pose additional risks, including:

                             o failure to retain or assimilate acquired
                               personnel;

                             o inability to incorporate acquired technologies
                               successfully into our products and services;

                             o interruptions of the sales efforts of the
                               acquired business;

                             o failure to successfully integrate financial and
                               accounting systems;

                             o significant acquisition and integration
                               expenses;

                             o amortization of goodwill and other acquired
                               intangible assets; and

                             o potential impairment of our relationships with
                               employees, customers and distribution partners.

                             An acquisition may not produce the revenue, earnings or business synergies that we anticipated, and an acquired product, service or technology might not perform as we expected. Any such poor performance could cause customer dissatisfaction and damage our reputation. Any of these factors could have a material adverse effect on our business, operating results and financial condition.

                             To pay for an acquisition, we might use capital stock or cash, including proceeds of the Offering. Alternatively, we might borrow money from a bank or other lender. If we use capital stock, our stockholders would experience dilution of their ownership interests. If we use cash or debt financing, our financial liquidity will be reduced. For more information, see "-- Management of Growth," "-- Broad Management Discretion in Use of Proceeds" and "Business -- Allaire Strategy."

Year 2000 Compliance         Many existing computer systems and software
                             products do not properly recognize dates after December 31, 1999. This "Year 2000" problem could result in miscalculations, data corruption, system failures or disruptions of operations. These disruptions could include an inability to process transactions, send invoices or engage in similar normal business activities. The Year 2000 problem could also affect embedded systems such as building security systems, machine controllers, telephone switches and other equipment. As a result, many companies may need to upgrade or replace their computer systems, software and other equipment.

                             Because ColdFusion does not involve data storage, the ability of a Web application built with ColdFusion to comply with Year 2000 requirements is largely dependent on whether the database underlying the application is Year 2000 compliant. If ColdFusion is connected to a database that is not Year 2000 compliant, the information received by a ColdFusion application may be incorrect. Therefore, although we believe our products are Year 2000 compliant, there can be no assurance that Web applications developed using our products will comply with Year 2000 requirements.

                             Furthermore, the purchasing patterns of customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available for Web development activities, which could have a material adverse effect on our business, operating results and financial condition. Year 2000 complications also may disrupt the operations, viability or commercial acceptance of the Internet. For more information, see "-- Dependence on the Growth and Commercial Acceptance of the Internet."

                             In connection with our installation of new internal software systems in October 1998, we received verbal confirmations from our vendors that the installed software is Year 2000 compliant, and we are in the process of obtaining written certifications from such vendors to the same effect. Based on the foregoing, we believe that our internal software systems are Year 2000 compliant. To date, we have not incurred significant incremental costs in order to comply with Year 2000 requirements, and we do not expect to do so in the future. However, there can be no assurance that Year 2000 errors or defects will not be discovered in our internal software systems and, if such errors or defects are discovered, there can be no assurance that the costs of making such systems Year 2000 compliant will not have a material adverse effect on our business, operating results and financial condition.

                             We also rely on third party vendors, which may not be Year 2000 compliant, for certain equipment and services. In addition, many of our distributors are dependent on commercially available operating systems, which may be impacted by Year 2000 complications. To date, we have not conducted a Year 2000 review of our vendors or distributors. Failure of systems maintained by vendors or distributors to operate properly with regard to the Year 2000 and thereafter could require us to incur significant unanticipated expenses to remedy any problems or replace affected vendors, could reduce our revenue from our indirect distribution channel and could have a material adverse effect on our business, operating results and financial condition. For more information, see "-- Dependence on Limited Number of Distributors," "-- Dependence on Third Party Technology" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Control by Existing          After the Offering, Allaire's officers, directors
Stockholders                 and existing stockholders will together control
                             approximately 78% of the outstanding Common Stock.
                             As a result, these stockholders, if they act together, will be able to influence the management and affairs of Allaire and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of Allaire and might affect the market price of the Common Stock.

Future Capital Needs         We may require additional capital to finance our
                             growth or to fund acquisitions or investments in complementary businesses, technologies or product lines. Our capital requirements will depend on many factors such as:

                             o demand for our products;

                             o the timing of and extent to which we invest in
                               new technology;

                             o the level and timing of revenue;

                             o the expenses of sales and marketing and new
                               product development;

                             o the success and related expense of increasing
                               our brand awareness;

                             o the extent to which competitors are successful
                               in developing their own products and increasing their own market share; and

                             o the costs involved in maintaining and enforcing
                               intellectual property rights.

                             To the extent that our resources are insufficient to fund our future activities, we may need to raise additional funds through public or private financing. However, additional funding, if needed, may not be available on terms attractive to us, or at all. Our inability to raise capital when needed could have a material adverse effect on our business, operating results and financial condition. If additional funds are raised through the issuance of equity securities, the percentage ownership of Allaire by our stockholders would be diluted. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Certain Anti-Takeover        Our basic corporate documents and Delaware law
Provisions                   contain provisions that might enable our management
                             to resist a takeover of Allaire. These
                             provisions might discourage, delay or prevent a change in the control of Allaire or a change in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of the Common Stock. For more information, see "Description of Capital
                             Stock."

Potential Price Decline      Immediately after the Offering, the public market
upon Sales of Outstanding    for the Common Stock will include only the
Shares of Common Stock       2,200,000 shares that we are selling in the
                             Offering. At that time, there will be an additional 7,958,260 shares of Common Stock outstanding. As described below, the persons that hold these shares will be able to sell some of them in the public market following the Offering.
                             If these stockholders sell a large number of shares, the market price of the Common Stock could decline dramatically. Moreover, the perception in the public market that these stockholders might sell shares of Common Stock could depress the market price of the Common Stock.


                             Of the 7,958,260 additional shares held by our existing stockholders, 7,859,868 shares are subject to "lock-up" agreements with the representatives of the Underwriters. These agreements prohibit sales of shares of Common
                             Stock in the public market until 180 days after the date of this Prospectus (or earlier with the consent of Credit Suisse First Boston Corporation, which may grant such consent in its sole discretion and at any time without notice). During the 180 days after the date of this Prospectus and under Securities and Exchange Commission Rules 144, 144(k) and 701 and registration statements we anticipate filing, our existing stockholders and optionholders will be able to sell approximately 212,000 shares of Common Stock in the public market. When the 180-day "lock-up" period expires, our existing stockholders and optionholders will be able to sell approximately an additional 7,525,000 shares in the public market.


                             Some of our existing stockholders have the right to force us to register their shares of Common Stock with the Securities and Exchange Commission. If we register their shares of Common Stock, they can sell those shares in the public market. For more information, see "Description of Capital Stock -- Registration Rights."


                             After the Offering, we intend to register approximately 4,986,000 shares of Common Stock that we have issued or may issue under our stock plans. Once we register these shares, they can be sold in the public market upon issuance, subject to the "lock-up" agreements described above.


                             Sales of large numbers of shares of Common Stock could cause the price of the Common Stock to decline. For more information, see "Management -- Benefit Plans," "Shares Eligible for Future Sale" and "Underwriting."

Broad Management Discretion  We expect to use the net proceeds from the
in Use of Proceeds           Offering for general corporate purposes, including
                             working capital, product development and expansion of our international operations and sales and marketing capabilities. We also may use a portion of the proceeds to acquire or invest in complementary businesses, technologies and product lines. We will have broad discretion in how we use the net proceeds from the Offering. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the net proceeds.

Absence of Public Market;    Prior to the Offering, there has been no public
Possible Volatility of       market for the Common Stock. After the Offering,
Stock Price                  an active trading market might not develop or
                             continue. If you purchase shares of Common Stock in the Offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that we negotiated with the representatives of the Underwriters. The price of the Common Stock that will prevail in the market after the Offering may be higher or lower than the price you pay. For a description of the factors we will consider in negotiating the public offering price, see "Underwriting."

                             Many factors could cause the market price of the Common Stock to rise and fall. Some of these factors are:

                             o variations in our quarterly operating results;

                             o announcements of technological innovations;

                             o introduction of new products or new pricing
                               policies by us or competitors;

                             o acquisitions or strategic alliances by us or
                               competitors;

                             o hiring or departure of key personnel;

                             o changes in accounting principles;

                             o changes in estimates of our performance or
                               changes in recommendations by securities analysts; and

                             o market conditions in the industry and the
                               economy as a whole.

                             The stock market in general has recently experienced extreme price and volume fluctuations. In addition, the market prices of securities of technology companies, particularly
                             Internet-related companies, have been extremely volatile, and have experienced fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations could adversely affect the market price of the Common Stock.

                             Recently, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought such a lawsuit against us, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management.

                             Any of these events could have a material adverse effect on our business, operating results and financial condition.

Immediate and Substantial    If you purchase shares of the Common Stock in the
Dilution                     Offering, you will experience immediate and
                             substantial dilution, in that the price you pay will be substantially greater than the net tangible book value per share of the shares you acquire. This dilution is due in large part to the fact that earlier investors in Allaire paid substantially less than the public offering price when they purchased their shares of Common Stock.
                             You will experience additional dilution upon the exercise of outstanding stock options or warrants to purchase Common Stock. For more information, see "Dilution" and "Management -- Benefit Plans."

                                USE OF PROCEEDS

     The net proceeds to the Company from the issuance and sale of the 2,200,000 shares of Common Stock offered hereby are estimated to be approximately $31.7 million (approximately $36.6 million if the Underwriters' over-allotment option is exercised in full), at an assumed initial public offering price of $16.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses. The Company intends to use the net proceeds for general corporate purposes, including working capital, product development and expansion of its international operations and sales and marketing capabilities. A portion of the net proceeds may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. The Company has no specific understandings, commitments or agreements with respect to any such acquisition or investment. Pending such uses, the net proceeds of the Offering will be invested in short-term, interest-bearing, investment-grade securities, certificates of deposit or direct or guaranteed obligations of the United States.


                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain future earnings, if any, to fund the expansion and growth of its business. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and plans for expansion. Under the terms of the Company's line of credit, there are certain restrictions on the Company's ability to declare and pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and Note 6 of Notes to Financial Statements.

                                CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1998 (i) on an actual basis; (ii) on a pro forma basis giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock upon the closing of the Offering and the amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock to 35,000,000; and (iii) on a pro forma as adjusted basis to reflect the sale by the Company of 2,200,000 shares of Common Stock offered hereby at an assumed initial public offering price of $16.00 per share, and after deducting estimated underwriting discounts and commissions and offering expenses. This information should be read in conjunction with the Company's Financial Statements and Notes thereto appearing elsewhere in this
Prospectus:


                                                                              September 30, 1998
                                                                ----------------------------------------------
                                                                                                  Pro Forma
                                                                   Actual        Pro Forma      As Adjusted(1)
                                                                ------------   -------------   ---------------
                                                                (In thousands, except share and per share data)
                                                                                (unaudited)      (unaudited)
Capital lease obligations, net of current portion ...........    $     247       $     247        $     247
Notes payable, net of current portion .......................          973             973              973
                                                                 ---------       ---------        ---------
Total long term debt ........................................        1,220           1,220            1,220
                                                                 ---------       ---------        ---------
Redeemable convertible preferred stock, $.01 par value:
 Series B--514,306 shares authorized, issued and
   outstanding actual; none issued and outstanding
   pro forma and pro forma as adjusted ......................        2,325              --               --
 Series C--169,200 shares authorized, issued and
   outstanding actual; none issued and outstanding
   pro forma and pro forma as adjusted ......................        1,000              --               --
 Series D--2,500,000 shares authorized, 2,336,909 shares
   issued and outstanding actual; none issued and outstanding
   pro forma and pro forma as adjusted ......................        9,348              --               --
                                                                 ---------       ---------        ---------
Total redeemable convertible preferred stock ................       12,673              --               --
                                                                 ---------       ---------        ---------
Stockholders' equity (deficit):
 Series A convertible preferred stock, $.01 par value;
   200,000 shares authorized, 57,213 shares issued and
   outstanding actual; none issued and outstanding
   pro forma and pro forma as adjusted ......................          260              --               --
 Common stock, $.01 par value; 10,000,000 shares
   authorized actual and 35,000,000 shares authorized pro
   forma and pro forma as adjusted; 4,143,986 shares
   issued and 4,140,569 outstanding actual; 7,961,677
   shares issued and 7,958,260 outstanding pro forma;
   10,161,677 shares issued and 10,158,260 outstanding
   pro forma as adjusted ....................................           41              79              101
 Additional paid-in capital .................................        1,140          14,035           45,749
 Accumulated deficit ........................................      (17,423)        (17,423)         (17,423)
 Deferred compensation ......................................         (383)           (383)            (383)
 Stock subscriptions receivable .............................          (16)            (16)             (16)
                                                                 ---------       ---------        ---------
Total stockholders' equity (deficit) ........................      (16,381)         (3,708)          28,028
                                                                 ---------       ---------        ---------
Total capitalization ........................................    $  (2,488)      $  (2,488)       $  29,248
                                                                 =========       =========        =========

------------
(1) Excludes: (i) 1,676,864 shares of Common Stock issuable upon exercise of stock options outstanding as of September 30, 1998 at a weighted average exercise price of $1.86 per share, (ii) 131,667 shares of Common Stock reserved for issuance as of September 30, 1998 under the Company's 1997 Stock Incentive Plan, and 1,733,150 shares of Common Stock reserved for issuance under the Company's 1998 Stock Incentive Plan, (iii) 50,297 shares of Common Stock issuable under exercise of warrants outstanding at September 30, 1998 at a weighted average exercise price of $2.44, (iv) 300,000 shares of Common Stock issuable under the 1998 Employee Stock Purchase Plan and (v) 31,250 shares of Common Stock issuable upon conversion of Series A Preferred Stock sold after September 30, 1998. See "Management -- Benefit Plans," "Description of Capital Stock" and Notes 7, 8, 9 and 14 of Notes to Financial Statements.

                                   DILUTION

     The pro forma net tangible book value of the Company at September 30, 1998 was $(3,856,000), or $(0.48) per share of Common Stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding after giving effect to the conversion of all shares of Preferred Stock. After giving effect to the sale of 2,200,000 shares of Common Stock offered hereby by the Company at an assumed initial public offering price of $16.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses, the Company's pro forma net tangible book value as of September 30, 1998 would have been approximately $27,880,000, or $2.74 per share. This represents an immediate increase in pro forma net tangible book value of $3.22 per share to existing stockholders and an immediate dilution of $13.26 per share to new investors purchasing shares of Common Stock in the Offering. The following table illustrates this dilution:



Assumed initial public offering price per share .................................                  $  16.00
 Pro forma net tangible book value per share at September 30, 1998 ..............    $  (0.48)
 Increase attributable to the Offering ..........................................        3.22
                                                                                     --------
Pro forma net tangible book value per share after the Offering ..................                      2.74
                                                                                                   --------
Net tangible book value dilution per share to new investors in the Offering .....                  $  13.26
                                                                                                   ========

     The following table summarizes, as of September 30, 1998, on the pro forma basis described above, the total number of shares and consideration paid to the Company and the average price per share paid by the existing stockholders and by new investors purchasing shares of Common Stock in the Offering at an assumed initial public offering price of $16.00 per share (before deducting the estimated underwriting discounts and commissions and offering expenses):



                                    Shares Purchased (1)        Total Consideration
                                  ------------------------   --------------------------    Average Price
                                     Number       Percent        Amount        Percent       Per Share
                                  ------------   ---------   --------------   ---------   --------------
Existing stockholders .........    7,958,260        78.3%     $14,114,000        28.6%       $  1.77
New investors .................    2,200,000        21.7%      35,200,000        71.4%         16.00
                                   ---------       -----      -----------       -----
  Totals ......................   10,158,260       100.0%     $49,314,000       100.0%
                                  ==========       =====      ===========       =====

------------
(1) The foregoing computations are based on the number of shares of Common Stock outstanding as of September 30, 1998 and exclude: (i) 1,676,864 shares of Common Stock issuable upon exercise of stock options outstanding as of September 30, 1998 at a weighted average exercise price of $1.86 per share, (ii) 131,667 shares of Common Stock reserved for issuance as of September 30, 1998 under the Company's 1997 Stock Incentive Plan, and 1,733,150 shares of Common Stock reserved for issuance under the Company's 1998 Stock Incentive Plan, (iii) 50,297 shares of Common Stock issuable under exercise of warrants outstanding at September 30, 1998 at a weighted average exercise price of $2.44, (iv) 300,000 shares of Common Stock issuable under the 1998 Employee Stock Purchase Plan and (v) 31,250 shares of Common Stock issuable upon conversion of Series A Preferred Stock sold after September 30, 1998. See "Capitalization," "Management -- Benefit Plans," "Description of Capital Stock" and Notes 7, 8, 9 and 14 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below should be read in conjunction with the Company's Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere in this Prospectus. The statement of operations data for the period from the Company's inception (May 5, 1995) through December 31, 1995, for the years ended December 31, 1996 and 1997 and for the nine months ended September 30, 1998, and the balance sheet data as of December 31, 1996 and 1997 and as of September 30, 1998, are derived from, and are qualified by reference to, audited financial statements included elsewhere in this Prospectus. The balance sheet data as of December 31, 1995 are derived from audited financial statements of the Company that do not appear in this Prospectus. The statement of operations data for the nine months ended September 30, 1997 are derived from unaudited financial statements of the Company appearing elsewhere in this Prospectus. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of the Company's management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. The historical results are not necessarily indicative of the operating results to be expected in the future.


                                                                                 Year Ended            Nine Months Ended
                                                     Period from Inception       December 31,             September 30,
                                                     (May 5, 1995) through ----------------------- --------------------------
                                                       December 31, 1995       1996        1997        1997         1998
                                                    ---------------------- ----------- ----------- ------------ ------------
                                                                     (In thousands, except per share data)
                                                                                                    (unaudited)
Statement of Operations Data:
Revenue:
 Software license fees ............................        $    --          $  2,358    $  7,116     $  4,335     $ 11,716
 Services .........................................             --                --         534          260        2,187
                                                           -------          --------    --------     --------     --------
   Total revenue ..................................             --             2,358       7,650        4,595       13,903
                                                           -------          --------    --------     --------     --------
Cost of revenue:
 Software license fees ............................             --               234         961          540        1,262
 Services .........................................             --                --       1,453          845        2,855
                                                           -------          --------    --------     --------     --------
   Total cost of revenue ..........................             --               234       2,414        1,385        4,117
                                                           -------          --------    --------     --------     --------
Gross profit ......................................             --             2,124       5,236        3,210        9,786
                                                           -------          --------    --------     --------     --------
Operating expenses:
 Research and development .........................             65               873       2,702        1,801        3,371
 Sales and marketing ..............................             49             1,576       7,272        4,216       11,561
 General and administrative .......................             74             1,387       2,874        1,866        2,871
                                                           -------          --------    --------     --------     --------
      Total operating expenses ....................            188             3,836      12,848        7,883       17,803
                                                           -------          --------    --------     --------     --------
Loss from operations ..............................           (188)           (1,712)     (7,612)      (4,673)      (8,017)
Interest income, net ..............................             --                14         187          125           29
                                                           -------          --------    --------     --------     --------
Net loss ..........................................        $  (188)         $ (1,698)   $ (7,425)    $ (4,548)    $ (7,988)
                                                           =======          ========    ========     ========     ========
Basic and diluted net loss per share ..............        $ (0.09)         $  (0.97)   $  (4.40)    $  (2.87)    $  (2.84)
Shares used in computing basic and diluted net loss
 per share ........................................          2,200             1,743       1,687        1,584        2,813
Unaudited pro forma basic and diluted net loss per
 share(1) .........................................                                     $  (1.38)                 $  (1.13)
Shares used in computing unaudited pro forma
 basic and diluted net loss per share(1) ..........                                        5,378                     7,054


                                                                                                      September 30, 1998
                                                                     December 31,                -----------------------------
                                                         -------------------------------------                    Pro Forma
                                                            1995         1996          1997         Actual      As Adjusted(2)
                                                         ---------   -----------   -----------   -----------   ---------------
                                                                                                                 (unaudited)
Balance Sheet Data:
Cash and cash equivalents ............................    $   17      $    526      $  5,521      $   1,879        $33,615
Working capital (deficit) ............................      (231)          224         1,492         (5,941)        25,795
Total assets .........................................       119         2,038         9,697          8,330         40,066
Total long-term debt, net of current portion .........        --            --           499          1,220          1,220
Total redeemable convertible preferred stock .........        --         2,800        12,673         12,673             --
Total stockholders' equity (deficit) .................      (181)       (1,768)       (9,153)       (16,381)        28,028

------------
(1) For an explanation of unaudited pro forma basic and diluted net loss per share and the weighted average shares used in computing unaudited pro forma basic and diluted net loss per share, see Note 2 of Notes to Financial Statements.


(2) Pro forma to give effect to the conversion of all outstanding shares of Preferred Stock (as of September 30, 1998) into Common Stock upon the closing of the Offering. As adjusted to give effect to the sale by the Company of 2,200,000 shares of Common Stock offered hereby at an initial public offering price of $16.00 per share after deducting estimated underwriting discounts and commissions and offering expenses.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion and analysis of the financial condition and results of operations of the Company should be read in conjunction with "Selected Financial Data" and the Company's Financial Statements and Notes thereto appearing elsewhere in this Prospectus. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this Prospectus.


Overview

     The Company develops, markets and supports application development and server software for a wide range of Web development, from building static Web pages to developing high-volume, interactive Web applications. The Company was established in May 1995 and recorded its first revenue upon delivery of ColdFusion 1.5 to its customers in February 1996. Also in 1996, the Company moved its headquarters from Minnesota to Cambridge, Massachusetts. In March 1997, the Company expanded its product offerings by acquiring the HomeSite HTML design tool through the purchase of substantially all of the assets of Bradbury Software L.L.C. ("Bradbury"). In November 1998, the Company introduced versions
4.0 of its ColdFusion and HomeSite software products.

     The Company's revenue is derived principally from license fees for software products and, to a lesser extent, fees for a range of services complementing these products, primarily training and technical support. Software license fees include sales of licenses for the then-current version of the Company's products, product upgrades and subscriptions. Subscriptions entitle the customer to all new releases for a specific product during the subscription period, generally 12 months.

     Revenue from sales of licenses to use the Company's software products and product upgrades is recognized upon delivery to customers, provided no significant post-delivery obligations or uncertainties remain and collection of the related receivable is probable. Revenue under arrangements where multiple products or services are sold together under one contract is allocated to each element based on their relative fair values, with these fair values being determined using the price charged when that element is sold separately. For agreements with specified upgrade rights, the revenue related to such upgrade rights is deferred until the specified upgrade is delivered. The Company provides most of its distributors with rights of return. An allowance for estimated future returns is recorded at the time revenue is recognized based on the Company's historical experience. Revenue from subscription sales is recognized ratably over the term of the subscription period. Services revenue is recognized as services are rendered or ratably over the term of the service agreement.

     In October 1997, the Accounting Standards Executive Committee ("AcSEC") of the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SoP") 97-2, Software Revenue Recognition, which provides guidance on the timing and amount of revenue recognition when licensing, selling, leasing or otherwise marketing computer software and related services. The Company adopted SoP 97-2 for all transactions entered into after December 31, 1997. Subsequently, in March 1998, the Financial Accounting Standards Board ("FASB") approved SoP 98-4, Deferral of the Effective Date of a Provision of SoP 97-2, Software Revenue Recognition. SoP 98-4 provides for the one-year deferral of certain provisions of SoP 97-2 pertaining to its requirements for what constitutes vendor specific objective evidence of the fair value of multiple elements included in an arrangement. In November 1998, the FASB cleared for issuance SoP 98-9, Modification of SoP 97-2, Software Revenue Recognition, With Respect to Certain Transactions, which will retain the limitations of SoP 97-2 on what constitutes vendor specific objective evidence of fair value. SoP 98-9 will be effective for transactions entered into in fiscal years beginning after March 15, 1999. Based upon its interpretation of SoP 97-2, 98-4 and 98-9, the Company believes that its current revenue recognition policies and practices are consistent with the provisions of the new guidance. Adoption of SoP 97-2 and SoP 98-4 did not have a material impact on the Company's financial condition or results of operation.


     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed, costs associated with the development of computer software are expensed prior to the establishment of technological feasibility and capitalized thereafter when material. No software development costs have been capitalized because costs eligible for capitalization have not been material to the Company's financial condition or results of operations.

     The Company generates its revenue through direct sales of licenses to end users and through its indirect distribution channel. Direct revenue is generated by the Company's direct sales force and via the Company's Web site. The indirect distribution channel includes distributors, direct and original equipment manufacturer ("OEM") resellers, system integrators and Allaire Alliance members. During the second half of 1997, the Company established relationships with its primary distribution partners in North America, Europe and Asia Pacific. Revenue generated by the indirect distribution channel accounted for 13%, 28% and 41% of total revenue for 1996, 1997 and the nine months ended September 30, 1998, respectively. The Company anticipates that revenue derived from the indirect distribution channel will continue to represent a significant percentage of total revenue.


     The Company primarily derives its international revenue through its indirect distribution channel. International revenue accounted for 17%, 20% and 14% of total revenue for 1996, 1997 and the nine months ended September 30, 1998, respectively.

     The Company has only a limited operating history on which to base an evaluation of its business and prospects. The Company's prospects must be considered in light of the risks and uncertainties encountered by companies in an early stage of development in new and rapidly evolving markets. To address these risks, the Company must, among other things, develop new products and technologies more rapidly than its competitors; attract, integrate, motivate and retain qualified personnel; successfully implement its distribution strategy; continue to build its financial and operational infrastructure; and develop and maintain awareness of its brands. There can be no assurance that the Company will succeed in addressing any or all of these risks, and the failure to do so would have a material adverse effect on the Company's business, operating results and financial condition.

     The Company has experienced substantial net losses in each fiscal period since its inception and, as of September 30, 1998, had an accumulated deficit of $17.4 million. Such net losses and accumulated deficit resulted from the Company's lack of substantial revenue and the significant costs incurred in the development of the Company's products and in the preliminary establishment of the Company's infrastructure. The Company expects to increase its expenditures in all areas in order to execute its business plan, particularly in research and development and sales and marketing. The planned increase in sales and marketing expense will primarily result from the hiring of additional sales force personnel to focus on major account sales, and marketing programs to increase brand awareness.

     Although the Company has experienced revenue growth in recent periods, there can be no assurance that such growth rates are sustainable, and therefore such growth rates should not be considered indicative of future operating results. There can also be no assurance that the Company will be able to continue to increase its revenue or attain profitability or, if increases in revenue and profitability are achieved, that they can be sustained. The Company believes that period-to-period comparisons of its historical operating results are not meaningful and should not be relied upon as an indication of future performance.

Results of Operations

     The following table sets forth for the periods indicated the percentage of total revenue of certain line items included in the Company's statement of operations. The Company generated no revenue and incurred operating expenses totaling $188,000 during the period from inception (May 5, 1995) through December 31, 1995. Consequently, operating results for that period have been omitted from the table below.



                                                   Year Ended                Nine Months Ended
                                                  December 31,                 September 30,
                                           --------------------------   ----------------------------
                                               1996          1997            1997           1998
                                           -----------   ------------   -------------   ------------
Revenue:
 Software license fees .................      100.0%          93.0%           94.3%          84.3%
 Services ..............................        0.0            7.0             5.7           15.7
                                              -----          -----          ------          -----
      Total revenue ....................      100.0          100.0           100.0          100.0
                                              -----          -----          ------          -----
Cost of revenue:
 Cost of software license fees .........        9.9           12.6            11.8            9.1
 Cost of services ......................        0.0           19.0            18.4           20.5
                                              -----          -----          ------          -----
      Total cost of revenue ............        9.9           31.6            30.2           29.6
                                              -----          -----          ------          -----
Gross profit ...........................       90.1           68.4            69.8           70.4
                                              -----          -----          ------          -----
Operating expenses:
 Research and development ..............       37.1           35.3            39.2           24.2
 Sales and marketing ...................       66.8           95.1            91.7           83.2
 General and administrative ............       58.8           37.5            40.6           20.7
                                              -----          -----          ------          -----
      Total operating expenses .........      162.7          167.9           171.5          128.1
                                              -----          -----          ------          -----
Loss from operations ...................      (72.6)         (99.5)         (101.7)         (57.7)
Interest income, net ...................        0.6            2.4             2.7            0.2
                                              -----          -----          ------          -----
Net loss ...............................      (72.0)%        (97.1)%        ( 99.0)%        (57.5)%
                                              =====          =====          ======          =====

Nine Months Ended September 30, 1997 and 1998

     Revenue

     Total revenue increased 203% from $4.6 million for the nine months ended September 30, 1997 to $13.9 million for the nine months ended September 30, 1998.

     Software License Fees. Revenue from software license fees increased 170% from $4.3 million for the nine months ended September 30, 1997 to $11.7 million for the nine months ended September 30, 1998. This increase was primarily due to an increase in the number of licenses sold to use the Company's software products including HomeSite, which the Company began selling in March 1997, and ColdFusion Studio, which was released in November 1997. The growth in unit sales was also attributable to the establishment of relationships with key domestic and international distribution partners during the second half of 1997. To a lesser degree, the increase in revenue from software license fees resulted from an increase in product price associated with the release of new versions of the Company's products during the second half of 1997.

     Services. Revenue from services increased 741% from $260,000 for the nine months ended September 30, 1997 to $2.2 million for the nine months ended September 30, 1998. The increase was primarily attributable to growth in training revenue resulting from an increase in the Company's installed customer base.

     Cost of Revenue

     Cost of Software License Fees. Cost of software license fees includes costs of product media duplication, manuals, packaging materials, licensed technology and fees paid to third-party vendors and agents for order fulfillment. Cost of software license fees increased 134% from $540,000 for the nine months ended September 30, 1997 to $1.3 million for the nine months ended September 30, 1998. The increase in absolute dollars was due to higher unit sales volume. The improvement in software license fees gross margins from 88% for the nine months ended September 30, 1997 to 89% for the nine months ended September 30, 1998 was primarily attributable to economies of scale achieved with the Company's higher sales volume. In the future, the Company expects that additional economies of scale may be offset by increased licensed technology costs related to new versions of ColdFusion.

     Cost of Services. Cost of services consists primarily of personnel costs. Cost of services increased 238% from $845,000 for the nine months ended September 30, 1997 to $2.9 million for the nine months ended September 30,

1998. The increase in absolute dollars resulted primarily from the hiring of additional employees and the use of contract trainers to support increased customer demand for training classes and technical support. The improvement in services gross margins from (225)% for the nine months ended September 30, 1997 to (31)% for the nine months ended September 30, 1998 was primarily attributable to the substantial growth in training revenue. The continued improvement in services gross margins is contingent upon the future demand for the services offered by the Company.

     Overall gross margins are primarily affected by the mix of products licensed, sales through direct versus indirect distribution channels, software license fees revenue versus services revenue, and international versus domestic revenue. The Company typically realizes higher gross margins on direct sales relative to indirect distribution channel sales and higher gross margins on software license fees relative to services revenue. As services revenue or revenue derived through indirect distribution channels increase as a percentage of total revenue, the Company's gross margins may be adversely affected.

     Operating Expenses

     Research and Development. Research and development expenses consist primarily of employee salaries, fees for outside consultants and related costs associated with the development of new products, the enhancement and localization of existing products, quality assurance and testing. Research and development expenses increased 87% from $1.8 million for the nine months ended September 30, 1997 to $3.4 million for the nine months ended September 30, 1998. The increase primarily resulted from salaries associated with newly hired development personnel and consulting costs related to product localization. The Company anticipates that research and development expenses will continue to increase in absolute dollars.

     Sales and Marketing. Sales and marketing expenses consist primarily of employee salaries, commissions, and costs associated with marketing programs such as trade shows, seminars, advertising and new product launch activities. Sales and marketing expenses increased 174% from $4.2 million for the nine months ended September 30, 1997 to $11.6 million for the nine months ended September 30, 1998. The increase was primarily attributable to costs associated with additional direct sales, pre-sales support and marketing personnel, and, to a lesser extent, an increase in marketing programs, including trade shows, seminars and product launch activities. The Company anticipates that sales and marketing expenses will continue to increase in absolute dollars as it continues to expand its marketing programs and sales force to support its brand awareness, product launches, international expansion and increased focus on major account sales.

     General and Administrative. General and administrative expenses consist primarily of employee salaries and other personnel related costs for executive and financial personnel, as well as legal, accounting and insurance costs. General and administrative expenses increased 54% from $1.9 million for the nine months ended September 30, 1997 to $2.9 million for the nine months ended September 30, 1998. Substantially all of the increase was due to salaries associated with newly hired personnel and related costs required to manage the Company's growth and facilities expansion. The Company expects that its general and administrative expenses will increase in absolute dollars as it continues to expand its staffing to support expanded operations and facilities, and incurs expenses relating to its new responsibilities as a public company.

     Interest Income, Net. Interest income, net of interest expense, decreased 77% from $125,000 for the nine months ended September 30, 1997 to $29,000 for the nine months ended September 30, 1998. The decrease was primarily due to an increase in interest expense attributable to the Company's capital lease and notes payable obligations.

     Provision for Income Taxes. The Company incurred significant operating losses for all periods from inception through September 30, 1998. The Company has recorded a valuation allowance for the full amount of its net deferred tax assets as the future realization of the tax benefit is not sufficiently assured.


Years Ended December 31, 1996 and 1997

     Revenue

     The Company's total revenue increased 224% from $2.4 million for 1996 to $7.7 million for 1997.

     Software License Fees. Revenue from software license fees increased 202% from $2.4 million for 1996 to $7.1 million for 1997. This increase was primarily due to an increase in the number of licenses sold to use the Company's software products including HomeSite, which the Company began selling in March 1997. The growth in unit sales was also attributable to the establishment of relationships with key domestic and international distribution partners during the second half of 1997. To a lesser degree, the increase in revenue from software license fees resulted from an increase in product price associated with the release of new versions of the Company's products during the second half of 1997 and the introduction of subscription sales in the fourth quarter of 1996.

     Services. Prior to 1997, the Company provided minimal technical support to its customers and recognized no revenue from such services during 1996. During 1997, the Company introduced training and fee-based technical support to its customers.

     Cost of Revenue

     Cost of Software License Fees. Cost of software license fees increased 311% from $234,000 for 1996 to $961,000 for 1997. The increase in absolute dollars was due to higher unit sales volume. The decrease in software license fee gross margins from 90% for 1996 to 86% for 1997 was primarily attributable to an increase in licensed technology costs and fees paid to third-party agents for order fulfillment.

     Cost of Services. The Company recognized no revenue from services during 1996. The cost of services incurred during 1997 related to the establishment of the Company's training organization and the hiring of additional technical support personnel.

     Operating Expenses

     Research and Development. Research and development expenses increased 210% from $873,000 for 1996 to $2.7 million for 1997. The increase primarily resulted from salaries associated with newly hired development personnel and consulting costs related to product localization.

     Sales and Marketing. Sales and marketing expenses increased 361% from $1.6 million for 1996 to $7.3 million for 1997. The increase was primarily attributable to costs associated with additional direct sales, pre-sales support and marketing personnel, and, to a lesser extent, an increase in marketing programs, including trade shows, seminars and product launch and brand awareness activities.

     General and Administrative. General and administrative expenses increased 107% from $1.4 million for 1996 to $2.9 million for 1997. The increase was primarily due to employee salaries associated with the hiring of executive and financial personnel to help manage the Company's growth. The Company also settled a wrongful termination action with a former employee and agreed to pay the plaintiff a one-time cash settlement of $285,000.

     Interest Income, Net. Interest income, net of interest expense, increased from $14,000 for 1996 to $187,000 for 1997. The increase was primarily attributable to interest earned on cash received from financing activities during 1997, partially offset by interest expense attributable to the Company's capital lease obligations.

Period from Inception (May 5, 1995) through December 31, 1995

     During the period from inception (May 5, 1995) through December 31, 1995, the Company was in the development stage and its operating activities consisted primarily of recruiting of personnel, research and development of the Company's ColdFusion product line, and distribution of the Company's initial version of ColdFusion. The Company generated no revenue and incurred operating expenses totaling $188,000 during this period. Accordingly, a comparison of the operating results for that period and 1996 is not meaningful and has been omitted.

Quarterly Results of Operations

     The following tables set forth a summary of the Company's unaudited quarterly operating results for each of the seven quarters in the period ended September 30, 1998. This information has been derived from unaudited interim financial statements that, in the opinion of management, have been prepared on a basis consistent with the financial statements contained elsewhere in this Prospectus and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of such information when read in conjunction with the Company's Financial Statements and Notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.



                                                                           Quarter Ended
                                         ----------------------------------------------------------------------------------
                                           Mar. 31,      June 30,     Sept. 30,      Dec. 31,      Mar. 31,      June 30,
                                             1997          1997          1997          1997          1998          1998
                                         ------------ ------------- ------------- ------------- ------------- -------------
                                                                           (In thousands)
Statement of Operations Data:
Revenue:
 Software license fees .................  $  1,143      $  1,304      $  1,888      $  2,781      $  3,568      $  4,017
 Services ..............................        68            76           116           274           464           582
                                          --------      --------      --------      --------      --------      --------
      Total revenue ....................     1,211         1,380         2,004         3,055         4,032         4,599
                                          --------      --------      --------      --------      --------      --------
Cost of revenue:
 Cost of software license fees .........       157           186           197           421           421           399
 Cost of services ......................       146           303           396           608           701           909
                                          --------      --------      --------      --------      --------      --------
      Total cost of revenue ............       303           489           593         1,029         1,122         1,308
                                          --------      --------      --------      --------      --------      --------
Gross profit ...........................       908           891         1,411         2,026         2,910         3,291
                                          --------      --------      --------      --------      --------      --------
Operating expenses:
 Research and development ..............       352           581           868           901         1,025         1,003
 Sales and marketing ...................     1,006         1,184         2,026         3,056         3,120         3,824
 General and administrative ............       377           499           990         1,008         1,021           888
                                          --------      --------      --------      --------      --------      --------
      Total operating expenses .........     1,735         2,264         3,884         4,965         5,166         5,715
                                          --------      --------      --------      --------      --------      --------
Loss from operations ...................      (827)       (1,373)       (2,473)       (2,939)       (2,256)       (2,424)
Interest income (expense), net .........        (9)           40            94            62            45            20
                                          --------      --------      --------      --------      --------      --------
Net loss ...............................  $   (836)     $ (1,333)     $ (2,379)     $ (2,877)     $ (2,211)     $ (2,404)
                                          ========      ========      ========      ========      ========      ========
As a Percentage of Total Revenue:
Revenue:
 Software license fees .................      94.4%         94.5%         94.2%         91.0%         88.5%         87.3%
 Services ..............................       5.6           5.5           5.8           9.0          11.5          12.7
                                          --------      --------      --------      --------      --------      --------
      Total revenue ....................     100.0         100.0         100.0         100.0         100.0         100.0
                                          --------      --------      --------      --------      --------      --------
Cost of revenue:
 Cost of software license fees .........      13.0          13.5           9.8          13.8          10.4           8.7
 Cost of services ......................      12.0          21.9          19.8          19.9          17.4          19.7
                                          --------      --------      --------      --------      --------      --------
      Total cost of revenue ............      25.0          35.4          29.6          33.7          27.8          28.4
                                          --------      --------      --------      --------      --------      --------
Gross profit ...........................      75.0          64.6          70.4          66.3          72.2          71.6
                                          --------      --------      --------      --------      --------      --------
Operating expenses:
 Research and development ..............      29.1          42.1          43.3          29.5          25.4          21.9
 Sales and marketing ...................      83.1          85.8         101.1         100.0          77.4          83.1
 General and administrative ............      31.1          36.2          49.4          33.0          25.3          19.3
                                          --------      --------      --------      --------      --------      --------
      Total operating expenses .........     143.3         164.1         193.8         162.5         128.1         124.3
                                          --------      --------      --------      --------      --------      --------
Loss from operations ...................     (68.3)        (99.5)       (123.4)        (96.2)        (55.9)        (52.7)
Interest income (expense), net .........      (0.7)          2.9           4.7           2.0           1.1           0.4
                                          --------      --------      --------      --------      --------      --------
Net loss ...............................     (69.0)%       (96.6)%      (118.7)%       (94.2)%       (54.8)%       (52.3)%
                                          ========      ========      ========      ========      ========      ========



                                         Quarter Ended
                                         -------------
                                           Sept. 30,
                                             1998
                                         ------------
Statement of Operations Data:
Revenue:
 Software license fees .................   $ 4,131
 Services ..............................     1,141
                                           -------
      Total revenue ....................     5,272
                                           -------
Cost of revenue:
 Cost of software license fees .........       442
 Cost of services ......................     1,245
                                           -------
      Total cost of revenue ............     1,687
                                           -------
Gross profit ...........................     3,585
                                           -------
Operating expenses:
 Research and development ..............     1,343
 Sales and marketing ...................     4,617
 General and administrative ............       962
                                           -------
      Total operating expenses .........     6,922
                                           -------
Loss from operations ...................    (3,337)
Interest income (expense), net .........       (36)
                                           -------
Net loss ...............................   $(3,373)
                                           =======
As a Percentage of Total Revenue:
Revenue:
 Software license fees .................      78.4%
 Services ..............................      21.6
                                           -------
      Total revenue ....................     100.0
                                           -------
Cost of revenue:
 Cost of software license fees .........       8.4
 Cost of services ......................      23.6
                                           -------
      Total cost of revenue ............      32.0
                                           -------
Gross profit ...........................      68.0
                                           -------
Operating expenses:
 Research and development ..............      25.5
 Sales and marketing ...................      87.6
 General and administrative ............      18.2
                                           -------
      Total operating expenses .........     131.3
                                           -------
Loss from operations ...................     (63.3)
Interest income (expense), net .........      (0.7)
                                           -------
Net loss ...............................     (64.0)%
                                           =======

     The Company's total revenue has increased each consecutive quarter during the seven fiscal quarters ending September 30, 1998, as a result of market acceptance of the Company's products and diversification of the Company's sales channels, including expansion of the Company's direct sales force and relationships with domestic and international distributors. Services revenue has generally increased along with increases in the Company's installed customer base. Cost of revenue from software license fees has fluctuated as a percentage of revenue from software license fees primarily due to growth in the indirect distribution channel, use of licensed technology and economies of scale gained from increased license volume. Cost of services revenue increased quarter to quarter in absolute dollars primarily due to increases in personnel and related costs for customer support and training.

     Operating expenses increased in each quarter, reflecting increased spending on developing, selling, marketing and supporting the Company's products, as well as building the Company's market presence. Research and development costs have increased as a result of higher personnel and consulting costs associated with enhancing existing products and developing new products. Sales and marketing expenses increased as a result of hiring additional sales and marketing personnel and an increase in marketing program costs. General and administrative expenses increased throughout 1997 primarily due to the hiring of the Company's executive and financial staff and support personnel, increased use of outside services during the second half of 1997 and a legal settlement. The decrease in the second quarter of 1998 primarily was the result of a decline in the use of outside services and a reduction in bad debt expense.

     The Company's operating results have varied on a quarterly basis during its short operating history and are expected to fluctuate significantly in the future. A variety of factors, many of which are outside of the Company's control, may affect the Company's quarterly operating results. These factors include, among others, the following: the evolution of the market for Web development products; market acceptance of the Company's products; the Company's success and timing in developing and introducing new products and enhancements to existing products; market acceptance of products developed by competitors; changes in pricing policies by the Company or its competitors; an increase in the length of the Company's sales cycle; changes in customer buying patterns; customer order deferrals in anticipation of new products or enhancements by the Company or competitors; market entry by new competitors; development and performance of the Company's distribution channels; general economic conditions and economic conditions specific to Internet-related industries. Any one of these factors could cause the Company's revenue and operating results to vary significantly in the future.

     The Company's limited operating history and the undeveloped nature of the market for Web development products make predicting future revenue difficult. The Company's expense levels are based, in part, on its expectations regarding future revenue increases, and to a large extent such expenses are fixed, particularly in the short term. There can be no assurance that the Company's expectations regarding future revenue are accurate. Moreover, the Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall of revenue in relation to the Company's expectations would likely cause significant declines in the Company's quarterly operating results.

     The Company is also increasing its sales and marketing efforts focused on larger purchases by larger customers. Such transactions are generally more complex and may increase the length of the Company's average sales cycle. The Company anticipates that an increasing portion of its revenue could be derived from larger orders, in which case the timing of receipt and fulfillment of any such orders could cause fluctuations in the Company's operating results, particularly on a quarterly basis.

     Due to the foregoing factors, the Company's operating results are difficult to forecast. The Company believes that period-to-period comparisons of its historical operating results are not meaningful and should not be relied upon as an indication of future performance. Also, the Company's operating results may fall below the expectations of the Company, securities analysts or investors in some future quarter. In such event, the market price of the Company's Common Stock would likely be materially adversely affected.

Liquidity and Capital Resources

     Since its inception, the Company has funded operations primarily through net cash proceeds from private placements of preferred stock totaling $12.3 million through September 30, 1998. At September 30, 1998, the Company had cash and cash equivalents totaling $1.9 million. In December 1998, the Company received gross proceeds of $500,000 from the sale of 31,250 shares of Series A Preferred Stock.

     Cash used for operating activities for 1997 was $3.3 million, primarily due to a net loss of $7.4 million, partially offset by increases in accounts payable, accrued expenses and deferred revenue. Cash used for operating activities for the nine months ended September 30, 1998 was $3.6 million, primarily due to a net loss of $8.0 million, partially offset by increases in accrued expenses and deferred revenue.

     Cash used for investing activities for 1997 and the nine months ended September 30, 1998 was $1.8 million and $1.7 million, respectively. Investing activities for the periods were primarily purchases of equipment, consisting largely of computer servers, workstations and networking equipment.

     Cash provided by financing activities for 1997 was $10.0 million, primarily due to the issuance of preferred stock for net proceeds totaling $9.6 million. Cash provided by financing activities for the nine months ended September 30, 1998 was $1.6 million, primarily due to the issuance of notes payable of $1.4 million and the proceeds from the exercise of common stock options of $537,000.

     During 1997, the Company had established a high level of allowance for doubtful accounts and sales returns as a percentage of accounts receivable. The high reserve levels were established in 1997 due to a large balance of delinquent accounts and a lack of sufficient controls and financial systems. The Company implemented controls and improved systems in 1997 and 1998 which resulted in substantial improvements in accounts receivable collections. The Company expects the level of the allowance for doubtful accounts and sales returns will decrease as a percentage of accounts receivable.

     In March 1997, the Company acquired substantially all of the assets of Bradbury, including all rights to the HomeSite HTML design tool in exchange for $252,000 in cash and 13,000 shares of the Company's Series A Convertible Preferred Stock. In order to finance the acquisition, the Company issued 10% convertible notes payable totaling $252,000 and warrants to purchase 6,300 shares of the Company's Common Stock at a price of $4.00 per share to two stockholders of the Company. In addition, as part of the acquisition agreement, the Company paid Bradbury's former owner $165,000 in October 1998, based on the length of time he has been employed by the Company.

     In March 1998, the Company entered into a new line of credit with a bank which allows the Company to borrow up to $2.0 million for working capital purposes and for the issuance of letters of credit. The line of credit expires on the earlier of the closing of an initial public offering or March 26, 1999. Amounts available under the line of credit are a function of eligible accounts receivable and bear interest at the bank's prime rate (8.25% at September 30, 1998) plus 1%. At September 30, 1998, there were letters of credit outstanding under the line of $487,000 and an additional $1.5 million was available for borrowing. In August 1998, the Company received a covenant waiver from the bank for the months of May and June 1998, and the bank amended the terms of the line of credit to waive certain financial covenants through October 1998. In December 1998, the bank extended the terms of the arrangement to waive certain financial covenants from November 1998 through the earlier of the closing of an initial public offering or March 26, 1999.

     In May 1998, the Company entered into an equipment loan line agreement that allows the Company to borrow up to $2.0 million for the purchase of fixed assets through December 1998. The initial term of each loan is 36 months from the borrowing date. Monthly payments are equal to 3.155% of the original amount borrowed, for an effective interest rate of approximately 15%. At the end of the term, the Company may choose to make one additional payment of 15% of the original amount funded or, if no default has occurred, the term may be extended for an additional six months at the original monthly payment rate. At September 30, 1998, the Company had $1.3 million outstanding under the line, which was collateralized by previous purchases of furniture and equipment. In December 1998, the Company borrowed an additional $214,000.

     As of September 30, 1998, the Company's primary commitments consisted of obligations outstanding under operating leases, $581,000 of capital lease obligations and $1.3 million of notes payable under the equipment loan line.

     As of September 30, 1998, the Company had net operating loss ("NOL") carryforwards of approximately $15.0 million available for federal purposes to reduce future taxable income expiring at various dates through 2018. Under the provisions of the Internal Revenue Code, certain substantial changes in the Company's ownership may have limited, or may limit in the future, the amount of NOL carryforwards which could be utilized annually to offset future taxable income.

     The Company expects to experience significant growth in its operating expenses for the foreseeable future in order to execute its business plan, particularly research and development and sales and marketing expenses. As a result, the Company anticipates that such operating expenses, as well as planned capital expenditures, will constitute a material use of its cash resources. In addition, the Company may utilize cash resources to fund acquisitions or investments in complementary businesses, technologies or product lines. The Company believes that the net proceeds from the Offering, together with its current cash and cash equivalents, will be sufficient to meet its anticipated cash requirements for working capital and capital expenditures for at least 12 months. However, in the event that the Offering is not completed on a timely basis, the Company would seek additional funding through a private financing. There can be no assurance that such additional funding would be available on terms attractive to the Company, or at all. In the event that the Company has not completed the Offering or obtained other financing in excess of $3.0 million by February 28, 1999, the Company has a commitment from existing investors to provide a $3.0 million working capital line of credit. Any borrowings under this arrangement would be payable at the earlier of the closing of an initial public offering or February 28, 2000. Thereafter, if cash generated from operations is insufficient to satisfy the Company's liquidity requirements, the Company may seek to sell additional equity or debt securities, or obtain additional credit facilities.


Year 2000 Compliance

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. The use of software and computer systems that are not Year 2000 compliant could result in system failures or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with Year 2000 requirements. Because ColdFusion does not involve data storage, the ability of a Web application built with ColdFusion to comply with Year 2000 requirements is largely dependent on whether the database underlying the application is Year 2000 compliant. If ColdFusion is connected to a database that is not Year 2000 compliant, the information received by a ColdFusion application may be incorrect. Therefore, although the Company believes its products are Year 2000 compliant, there can be no assurance that Web applications developed using its products will comply with Year 2000 requirements. Furthermore, the purchasing patterns of customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available for Web development activities, which could have a material adverse effect on the Company's business, operating results and financial condition. Year 2000 complications may disrupt the operations, viability or commercial acceptance of the Internet, which could have a material adverse impact on the Company's business, operating results and financial condition.

     In connection with the Company's installation of new internal software systems in October 1998, the Company has received verbal confirmations from software vendors that the software the Company has purchased and is installing is Year 2000 compliant, and it is in the process of obtaining written certifications from such vendors to the same effect. Based on the foregoing, the Company currently has no reason to believe that its internal software systems are not Year 2000 compliant. To date, the Company has not incurred significant incremental costs in order to comply with Year 2000 requirements and does not believe it will incur significant incremental costs in the foreseeable future. However, there can be no assurance that Year 2000 errors or defects will not be discovered in the Company's internal software systems and, if such errors or defects are discovered, there can be no assurance that the costs of making such systems Year 2000 compliant will not have a material adverse effect on the Company's business, operating results and financial condition.

     The Company relies on third party vendors which may not be Year 2000 compliant for certain equipment and services. In addition, many of the Company's distributors are dependent on commercially available operating systems, which may be impacted by Year 2000 complications. To date, the Company has not conducted a Year 2000 review of its vendors or distributors. Failure of systems maintained by the Company's vendors or distributors to operate properly with regard to the Year 2000 and thereafter could require the Company to incur significant unanticipated expenses to remedy any problems or replace affected vendors, could reduce the Company's revenue from its indirect distribution channel and could have a material adverse effect on the Company's business, operating results and financial condition.

Recently Issued Accounting Pronouncements

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for the reporting and display of comprehensive income and its components. SFAS No. 130 is effective beginning in 1998. Adoption of SFAS No. 130 is for presentation only and did not affect the Company's financial condition or results of operations.

     In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. This statement changes the way that public business enterprises report segment information, including financial and descriptive information about their selected segment information. Under SFAS No. 131, operating segments are defined as revenue-producing components of the enterprise which are generally used internally for evaluating segment performance. SFAS No. 131 is effective for the Company's fiscal year ending December 31, 1998 and is not expected to have a material impact on the Company's existing disclosures.

     In February 1998, the FASB issued SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. SFAS No. 132 standardizes the disclosure requirements for pensions and other postretirement benefits and is effective for the Company's fiscal year ending December 31, 1998. SFAS No. 132 relates to disclosure only and will not affect the Company's financial condition or results of operations.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not expect SFAS No. 133 to have a material effect on its financial condition or results of operations.

     In February 1998, the AcSEC issued SoP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SoP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. The Company does not expect SOP 98-1, which is effective for the Company beginning January 1, 1999, to have a material effect on the Company's financial condition or results of operations.

     In April 1998, the AcSEC issued SoP 98-5, Reporting on the Costs of Start-Up Activities. Start-up activities are defined broadly as those one-time activities relating to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. Under SoP 98-5, the cost of start-up activities should be expensed as incurred. SoP 98-5 is effective for the Company's fiscal 1999 financial statements and the Company does not expect its adoption to have a material effect on the Company's financial condition or results of operations.

                                   BUSINESS

The Company

     Allaire develops, markets and supports application development and server software for a wide range of Web development, from building static Web pages to developing high-volume, interactive Web applications. The Company's products and services enable organizations to expand the reach of their information systems to the Web, as well as to develop new Web-based business applications in areas such as electronic commerce, content management and personalization. The Company specifically designs its products to integrate key emerging Web client and Web server software platforms and technologies and to interoperate with key enterprise and client-server technologies. The Company's flagship ColdFusion product line employs a comprehensive, easy to learn, tag-based markup language that allows Web developers to quickly and efficiently create Web applications. More than 30,000 ColdFusion application server licenses and more than 100,000 licenses for the Company's HomeSite HTML design tool have been sold to date.

Industry Background

     The Internet has experienced dramatic growth, both in terms of the number of users and as a means of conducting commercial transactions, and is expected to continue to grow rapidly. According to a report prepared by International Data Corporation, or IDC, the number of Internet users has increased from approximately 14 million in 1995 to approximately 97 million in 1998, and is expected to more than double over the next three years. The software technology that has engendered the openness, ubiquity and usability of the Internet and the World Wide Web provides a powerful business software platform. Web technology provides an alternative to existing mainstream computing platforms, creates new opportunities for commerce and information exchange, and represents potential replacement technology to existing forms of media and communications.

     Businesses are adopting Web technology rapidly to upgrade enterprise and client-server applications. An IDC report estimates that, by mid-1997, 12% of U.S. companies had implemented an Internet-based online transaction processing application and 37% had an Internet-based online transaction processing project in some stage of planning or evaluation. There are a number of reasons for businesses to adopt Web technology. Among them, Web browsers provide a uniform and intuitive graphical user interface, which significantly reduces remote access and training costs. Web application server architecture is compatible with legacy mainframe and client-server architectures, and server deployment permits immediate availability of applications and upgrades throughout the organization, reducing deployment and maintenance costs.

     In addition to providing a means to upgrade legacy applications, Web technology has enabled new online business models and the development and deployment of software to facilitate an assortment of business interactions that were not practical to address with traditional enterprise computing systems. The Internet has created a public infrastructure for delivering information and applications. This infrastructure has enabled businesses to conduct transactions over secure extranets and has allowed businesses to reach customers through electronic commerce applications. An IDC report estimates that the volume of commerce over the Internet will increase from approximately $12 billion in 1997 to over $230 billion by 2001.

     Web technology also represents a potential replacement technology for traditional print and broadcast media and telephone, mail delivery and other communications services. The target hardware platforms for Web applications extend beyond personal computers to encompass a variety of devices such as televisions, telephones, hand-held computers and pagers. Communications service providers, media vendors and other major participants in industries facing encroachment by Web technology have made substantial investments in Web technology and service providers. Recent examples include National Broadcasting Co., Inc.'s MSNBC joint venture with Microsoft Corporation, MCI WorldCom, Inc.'s strategic relationship with Earthlink Network, Inc., and The Walt Disney Company's investment in Infoseek Corporation.

     Demand from existing businesses and new Web-based enterprises for Web application software has created a sizable market experiencing strong growth. According to an IDC report, the total business application software market accounted for $50.7 billion in revenue in 1997. According to a Gartner Group survey of selected U.S. corporate information technology users, approximately 92% of all respondents plan to increase spending on intranet and Internet applications in 1998, as corporations migrate applications from legacy platforms to Web technology. An IDC report estimates that Internet-centric software specifically designed for Web technology, which accounted for less than $1 billion in revenue in 1996, will approach $10 billion in revenue by 2000 due to aggressive corporate adoption of Web technology.

     In response to this growth, the number of Web developers is growing quickly. An IDC report estimates that there were 7 million software developers worldwide at the end of 1996. Of these, 3 million were rapid application development ("RAD"), 4GL and analysis modeling and design developers, who used tools such as Visual Basic and PowerBuilder. The Company believes that many of these developers are converting from enterprise and client-server application development products to Internet-centric products. In addition to the migration of these traditional developers, many other Web developers have emerged from non-traditional application development backgrounds such as page layout, graphic design, and desktop database and spreadsheet programming. IDC estimates that professional Web development tools, including Web page design and Web application development tools, will account for $548 million in license and associated services revenue in 1998 and will grow to more than $1.5 billion in license and associated services revenue by 2002.

     The Company believes that most existing Web-enabled RAD tools fail to address the unique requirements and challenges faced by Web application developers. Most Web developers are proficient with Hypertext Markup Language, or HTML, and many are familiar with eXtensible Markup Language, or XML, core technologies that are specifically designed for the Web platform. The ease of using markup languages such as HTML and XML, which use declarative, English-like tags consisting of a bracketed word with attributes, has enabled a large number of non-traditional programmers to develop complex Web sites. These technologies enable Web applications to unite rich content, traditional business transactions, interactivity and personalization. Because the Web platform is a hybrid between a communications medium and a traditional application environment, the background of many developers drawn to Web development is different from the background of traditional programmers. Web developers rely more heavily on declarative, tag-based development languages than on traditional scripting languages.

     A number of the programming languages that have migrated from client-server development or have emerged for developing Web applications, such as Perl and JavaScript, however, use a non-declarative scripting syntax. As a result, Web application developers are faced with the prospect of having to code simultaneously in unfamiliar scripting languages and declarative, tag-based languages. At the same time, developers creating Web applications are often required to integrate a variety of enterprise technologies, such as databases, directories, messaging servers, transaction monitors and object middleware. Many of these technologies require the use of complex programming interfaces that are difficult to learn.

     Adding to the technological challenges facing Web developers is the time challenge created by business demands for compressed development schedules. Cutter Information Corporation estimates that 72% of Web application development projects have a schedule of six months or less, and 14% have a schedule of less than a month. Faced with a shortage of programmers familiar with scripting languages, businesses are increasingly turning to HTML developers who do not have a traditional programming background in order to meet these compressed schedules, producing a new breed of Web application developers and development teams.

     The Company believes that in order to successfully address Web development requirements, a Web application development environment must provide Web developers with a familiar, easy to use tag-based programming language similar to HTML and XML. Such a language, when used in conjunction with HTML and XML, should allow developers to develop Web applications without requiring them to change programming syntax. The language should also include high-level building blocks that encapsulate complex programming interfaces, reducing the amount of code and development time required for links to enterprise technologies.

     The Company believes that the successful deployment of Web applications requires a scalable platform, or Web application server. A Web application server is a software program that hosts applications to be accessed by Web browsers and other client devices and that enables applications to access enterprise servers and legacy systems. To meet the demands of customers that applications handle increasing transaction volumes 24 hours a day, the application server should also provide advanced load-balancing and fail-over capabilities.

     Furthermore, the Company believes that application frameworks which provide pre-built components for electronic commerce, content management and personalization will be in demand as organizations look to develop new Web-based business applications.

The Allaire Solution

     Allaire is a leading provider of application development and server software for a wide range of Web development, from building static Web pages to developing high-volume, interactive Web applications. The Company designed ColdFusion Markup Language, or CFML, to use the same easy to learn tag and attribute syntax used in HTML and XML. When used in conjunction with HTML and XML, CFML allows developers to develop Web applications without requiring them to change programming syntax. Using the Company's ColdFusion and HomeSite products and services, Web developers can:

     o Rapidly create complex Web sites and sophisticated Web applications through the use of CFML;

     o Efficiently build high-volume, interactive Web applications, including applications for electronic commerce, content management and personalization;

     o Readily integrate leading Internet and enterprise technologies;

     o Securely deploy scalable, platform-independent applications over the Internet, across extranets and within intranets; and

     o Obtain high-quality education, training and support from the Company and its partners.


Allaire Strategy

     The Company's goal is to be the leading provider of Web development tools, application servers and application frameworks for organizations seeking to develop new online business operations. Key elements of the Company's strategy to attain this goal are:

     Maximize Market Share. The Company has established significant market presence for its Web development and application server products by providing high-quality products and services at competitive prices and by working to ensure the continuing adoption of its products and the ongoing success of its developer community. The Company plans to continue to seed its HomeSite product broadly throughout the market of Web developers through the Company's "HomeSite Everywhere" marketing program. This program consists of wide electronic distribution of a non-expiring evaluation version of HomeSite and the active pursuit of original equipment manufacturer, or OEM, partnerships. By providing ready access to HomeSite, the Company seeks to establish broad association of the Allaire brand with high quality and highly productive Web development products. As Web developers upgrade from static pages and Web sites to interactive Web sites and applications, the Company will continue to migrate them from HomeSite to ColdFusion, which uses the same productive development environment and a similar tag-based development approach as HomeSite. To help ensure rapid adoption of its products and ongoing successful use by developers at all skill levels, the Company plans to continue to enhance its Allaire Alliance partner program and to continue to provide rich online information resources, an online gallery of readily available third-party custom CFML tags, and education and training.


     Support an Open Web Application Architecture. The Company specifically architected its products to be open by supporting development for key Web client and Web server platforms, technologies and protocols, as well as key enterprise and client-server standards. The Company intends to continue to support emerging Web technologies and additional enterprise and client-server technologies, and to continue to provide products with an open and extensible architecture. By enabling the Company's customers to choose among the platforms and technologies that best meet their needs without compromising functionality or performance, the Company believes its products are well positioned as large companies and other organizations upgrade legacy mainframe and client-server applications to Web applications. In addition, by enabling customers to preserve investments in legacy technologies, the Company expects to be able to remove many of the potential technological barriers to purchase as it moves from purchases by individual developers to larger standards-based purchases by major corporate customers.

     Focus on Major Account Sales. The Company believes that successful, department-level installations of its products will provide the foundation for more complex and business-critical projects to be deployed across an organization. As major accounts increase their investment in application development technologies, the purchasing decision more often includes input from senior managers who base their decisions on business criteria and enterprise standards as well as by developers principally using technical criteria. In order to win larger sales within major accounts, the Company intends to expand the support and coverage of such accounts within its domestic sales force, and to work with systems integrators and other high-profile Web development organizations to more effectively present the business advantages of adopting the Company's Web development and application server technology. As part of the Company's

HomeSite Everywhere marketing program, the Company seeks to convert broad adoption within organizations of the non-expiring evaluation version into standards-based volume licenses and site licenses.

     Expand Channel Distribution. In order to better capitalize on opportunities created by domestic and international markets, the Company intends to expand its channel distribution through distributors, direct and OEM resellers and systems integrators. The Company believes that selling its products through these channel partners gives the Company an opportunity to gain a greater share of emerging markets, enabling more rapid entry and a larger effective presence in such markets, while containing its sales, marketing and distribution costs. In each market, the Company will work to optimize the balance of direct presence and presence through channel partners.

     Expand Availability of Consulting and Training. The Company intends to enhance and expand the delivery of consulting and training, both directly and through training partners. Making such services widely available allows the Company to benefit from the increasing demand for trained Web developers. Such services also are often required for sales to major accounts that intend to develop and deploy complex, large-scale and business-critical Web applications. By offering high-quality consulting and training services, the Company expects to better ensure and enhance its customers' productive and successful use of its products.

     Maintain Technological Leadership. The Company intends to continue to devote substantial resources to the development and acquisition of new and innovative products for the development and deployment of Web applications. The products developed or acquired by the Company to date are among the earliest and most recognized entrants into the emerging markets for Web application server technology and Web development software. From its earliest days, the Company believes it has been able to leverage its understanding of the market opportunity for Web development products, its innovation, and the active support of its developer base into productive and successful application server products. The Company intends to continue to use these core strengths to introduce additional innovative products for the development and deployment of open, scalable and secure Web applications, including the development of application frameworks to accelerate the creation of new Web-based business applications.

Products

     The Company has two product brands, HomeSite, an HTML design tool, and ColdFusion, an integrated Web development environment and Web application server product line. The Company's products enable Web developers to build high-volume, interactive Web sites and Web applications, including applications for electronic commerce, content management and personalization. The Company introduced versions 4.0 of ColdFusion and HomeSite in November 1998. The discussion and chart below describe the Company's products.

     HomeSite

     HomeSite is a leading HTML design tool, which is principally used for the creation of static Web sites. More than 100,000 licenses of HomeSite 4.0 and earlier versions have been sold to date. HomeSite 4.0 and earlier versions have won the 1998 Web Techniques Editors' Choice Award; the 1998 Win 100 Award from Windows Magazine; PC Magazine's Editors' Choice Award; Internet Computing Magazine's 'Net Best' Award; Webdeveloper.com's Product Award; CNET's builder.com Editor's Choice Award; CNET's builder.com 1998 Product Award and CNET's Internet Excellence Award. HomeSite 4.0 runs on Microsoft Windows NT, Windows 95 and Windows 98.

     ColdFusion

     ColdFusion is a leading cross-platform Web application development system. ColdFusion includes an integrated development environment, ColdFusion Studio, and a Web application server, ColdFusion Server. More than 30,000 application server licenses of ColdFusion 4.0 and earlier versions have been sold to date. ColdFusion 4.0 and earlier versions have won a 1998 Codie Award for software excellence from the Software Publishers Association; a "Best of the Show Award" at the 1998 Fall Internet World; CNET's builder.com 1998 Product Award and the Network World Blue Ribbon Award.

     ColdFusion Studio 4.0. ColdFusion Studio is the integrated development environment for ColdFusion. Based on HomeSite, ColdFusion Studio allows developers to preserve development skills as well as individual projects as they move from developing static Web pages and sites to interactive Web sites and Web applications. ColdFusion Studio 4.0 runs on Microsoft Windows NT, Windows 95 and Windows 98.

     ColdFusion Server 4.0. ColdFusion Server 4.0 is an open, scalable and secure Web application server. A Web application server is a software program that hosts applications to be accessed by Web browsers and other client devices and that enables applications to access enterprise servers and legacy systems. Web applications built with ColdFusion range from simple, database-driven pages to full electronic commerce solutions deployed on intranets, extranets and the Internet. ColdFusion Server 4.0 is available in two editions, Professional and Enterprise, and runs on Windows NT. In addition, the Enterprise edition runs on Sun Solaris.




-----------------------------------------------------------------------------------------------------------------
         Product
 (Suggested List Price)            Description               Typical Applications             Target Users
------------------------ ------------------------------- ---------------------------- ---------------------------
HomeSite 4.0             HTML page design and            High-quality static          Web site developers
(Electronic Version      Web site development tool       corporate Web sites
$89; Packaged Version                                                                 Web development
$99)                     Features an intuitive                                        team managers
                         graphical interface
-----------------------------------------------------------------------------------------------------------------
ColdFusion               An integrated development       Business systems (HR,        Web application
  Studio 4.0             environment with a              financial, customer          developers
  ($395)                 number of visual tools for      support)
                         creating Web applications                                    Enterprise and client-
                                                         Electronic commerce          server programmers
                         Includes the award-             (stores, business to
                         winning HomeSite HTML           business)                    HTML and desktop
                         design tool                                                  database developers
                                                         Dynamic content
                         Features include                publishing (document         Development team
                         interactive debugging,          management, dynamic          managers
                         remote development              news and personalized
                         capabilities and one-step       information)
                         deployment
                                                         Collaboration (discussion,
                         Team development support        project and workflow
                                                         management)
-----------------------------------------------------------------------------------------------------------------
 ColdFusion Server       Supports up to four             Business intranets and       Large enterprises
  Professional 4.0       processors and allows an        extranets
  ($1,295)               unlimited number of                                          Large systems integrators
                         concurrent users                Field office extranets
                                                                                      New Web-based
                         Features include open           Single server applications   businesses
                         state repository and shared     using a relational database
                         server security                                              Internet service providers

                         Access to any ODBC and
                         OLE-DB data source
-----------------------------------------------------------------------------------------------------------------
 ColdFusion Server       Supports up to eight            High-volume, business-       Large enterprises
  Enterprise 4.0         processors and allows an        critical commerce sites
  ($3,495)               unlimited number of             and applications             Large systems integrators
                         concurrent users
                                                         Enterprise intranet          New Web-based
                         Includes all Professional 4.0   applications                 businesses
                         features, plus features
                         required for large scale        Enterprise applications      Internet service providers
                         applications, including         requiring native database
                         clustering, load balancing      drivers or CORBA
                         and automatic fail over and
                         CORBA support

                         Sybase, Oracle and
                         Microsoft SQL Server
                         native database drivers
-----------------------------------------------------------------------------------------------------------------

Technology

     The Company's products and services enable Web developers to build high-volume, interactive Web sites and Web applications, including applications for electronic commerce, content management and personalization. The Company's technology enables organizations to overcome Web development challenges by making Web developers more productive in developing Web sites and applications, by enabling Web sites and applications to readily incorporate key emerging Web platforms and technologies, and by enabling these sites and applications, once deployed, to be scalable and secure.

     Productive Development

     The Company's technology is focused on increasing the productivity of Web developers and development teams. ColdFusion includes a number of innovative features to enhance individual and team development productivity, including the easy to use, tag-based CFML, an integrated development environment and team development capabilities.

     CFML is the Company's tag-based server programming language. CFML uses the same tag and attribute syntax as HTML and XML. HTML is the tag-based markup language used for creating the majority of static Web pages and interfaces for interactive Web applications. HTML is easy to learn and use, consisting of a limited number of descriptive tags, each with a limited number of possible attributes. As a result, a large number of people have been able to learn and use HTML professionally to develop static Web pages and Web sites. XML is a rapidly emerging markup language which uses the same tag and attribute syntax as HTML for structuring and manipulating data on the Web platform.

     Web developers rely more heavily on declarative tag-based development languages than on traditional scripting languages. A number of the programming languages that have migrated from client-server development or have emerged for developing Web applications, such as Perl and JavaScript, however, use a non-declarative scripting syntax. As a result, Web application developers are faced with the prospect of having to code simultaneously in unfamiliar scripting languages and declarative, tag-based languages. At the same time, developers creating Web applications are often required to integrate a variety of enterprise technologies, such as databases, directories, messaging servers, transaction monitors and object middleware. Many of these technologies require the use of complex programming interfaces that are difficult to learn.

     CFML's similarity to HTML and XML makes it easy to learn and use, particularly for Web developers who are familiar with HTML and are driving the adoption of XML. When used in conjunction with HTML for creating user interfaces and XML for data manipulation, CFML provides developers with a complete application programming environment without requiring them to change programming syntax. CFML tags also include high-level building blocks that encapsulate complex processes to reduce programming effort and the amount of code and development time required for advanced interactions with enterprise servers, such as database, messaging, directory, Web and file servers.

 Code Example

     The example below illustrates the declarative nature of CFML syntax and the encapsulation of interaction with a database server. It compares the CFML code required with the code required to accomplish the same result using a scripting language, in this case JavaScript. This database retrieval example demonstrates the code required to connect to a database, retrieve a list of employees and output the list ordered by department, displaying the first name and last name with one record per line.

[CODE EXAMPLES]

CFML Code

      [Descriptive Computer Directives -- CFML Code]



JavaScript Code

      [Descriptive Computer Directives -- JavaScript Code]


[/CODE EXAMPLES]

     The Company's HomeSite 4.0 and ColdFusion 4.0 products provide a visual editing environment to enable Web developers to quickly build state-of-the-art static Web sites and interactive Web applications. Both tools provide two-way visual programming, which enables Web developers to prototype and modify pages from within a visual representation of the page itself. In addition, ColdFusion Studio includes visual debugging capabilities. However, unlike the "what-you-see-is-what-you-get," or WYSIWYG, tools, HomeSite and ColdFusion Studio include graphical support only where it is likely to enhance productivity, and focus on code development and maintaining the integrity of code generated in the graphical editing mode. HomeSite and ColdFusion Studio both include a number of additional productivity enhancements, and support emerging Web technologies, including JavaScript, cascading style sheets, dynamic HTML, or DHTML, and XML. ColdFusion team development features permit geographically dispersed Web development teams to work together productively and securely on large projects across servers distributed throughout multiple locations.

     Open Integration

     The Company specifically designs its products to be open by supporting key Web client and Web server software platforms, technologies and protocols, as well as key enterprise and client-server standards. ColdFusion is fully integrated with a broad range of Internet protocols and technologies, enabling developers to incorporate these technologies in ColdFusion applications through the use of straightforward CFML tags. The CFML tag for XML supports automatic parsing of XML data into CFML variables and the translation of query record sets into XML.

     ColdFusion 4.0 enables interaction with any open database connectivity, or ODBC, compliant relational database with a single CFQUERY tag. ColdFusion also contains native database drivers for Oracle, Sybase or Microsoft SQL servers and support for object linking and embedding database, or OLE-DB, which permits ColdFusion applications to utilize additional datasource types such as Lotus Notes and Microsoft Exchange. Additional tags enable interaction with other servers, such as mail servers, for groupware and workflow applications.

     ColdFusion supports a number of methods for extending ColdFusion applications to interoperate with legacy systems and other enterprise technologies. ColdFusion natively supports application components built using cross-platform enterprise component object standards. CFML is also extensible through ColdFusion extensions, or CFXs. CFXs can be used to extend the functionality provided by the Company's core set of tags or to create a multi-tier component application architecture in which advanced programmers can encapsulate complex logic or database interaction into component building blocks to be used by other developers.

     Scalable, Secure Deployment

     To successfully support large volume sites and transaction-intensive applications, a Web application development system requires performance, availability and scalability from the application server. ColdFusion 4.0 provides a high degree of cross-platform performance and fault-tolerance from individual servers and multiple server clusters. ColdFusion runs as a 32-bit multithreaded system service, which permits applications to experience an increase in processing performance as processors are added to the server. Clusters of multiple ColdFusion servers significantly enhance an application's availability and scalability. ColdFusion automatically balances load among servers deployed in a cluster, so that performance is optimized. ColdFusion permits a cluster deployment to store client state information in a shared repository, so it will not be lost when a server fails. If any machine in the cluster fails or is heavily loaded, ColdFusion automatically transfers its responsibilities to one of the remaining servers. Because ColdFusion clusters use a software-based system for load balancing and fail-over, there is no single point of failure.

     ColdFusion provides a complete set of features for securely deploying applications. Principal among these is the ability of ColdFusion to restrict access to specific resources needed to run an application, including directories, files, databases and components. Therefore, multiple applications on the same server cannot access another application's resources. Other security features include authentication and encryption for commercial Web applications.

Applications Built Using ColdFusion

     The Company believes that ColdFusion is well suited for a wide range of Web application development projects. ColdFusion is particularly appropriate for projects that have a short development cycle, mix rich content with transactions, require interactivity and personalization and require deployment to a variety of Web browsers from multiple server platforms. Although ColdFusion is used to build a wide range of applications, the majority of ColdFusion applications fall into three basic categories: electronic commerce, content management and personalization. The following are examples of applications built by the Company's customers using ColdFusion:

autobytel.com inc.

     autobytel.com is the leading automobile Internet electronic commerce Web site. autobytel.com enables consumers to research car and truck model specifications, incentives, dealer invoice prices and promotions and to apply for financing, purchase automobiles and obtain insurance online. According to autobytel.com, its site has aided more than 1.5 million car buyers in their search for a vehicle. autobytel.com also includes a dealer extranet that enables more than 2,700 accredited dealer franchises to access autobytel.com to check the status of sales and financing, receive news and upload inventory information and pictures.

     In 1996, autobytel.com sought to migrate its static Web pages to dynamic, transaction-oriented content. After evaluating several products based on their ability to provide a rapid application development environment, scalability and database integration capabilities, autobytel.com selected ColdFusion. During development, autobytel.com used a team development approach, using a dedicated database team to write SQL statement components which were then incorporated into the Web site by a separate Web team.

     autobytel.com employs more than 20 clustered ColdFusion 3.1 servers. In January 1998, during Super Bowl XXXII, autobytel.com ran a television ad promoting its online service. The clustered ColdFusion servers enabled autobytel.com to handle loads many times greater than normal in response to the ad and, as a result, to complete a greater number of purchase transactions.

     Internal Revenue Service

     The IRS Compliance Division uses ColdFusion for an information delivery extranet serving field offices agency-wide. The application, built and deployed for the IRS by Booz, Allen & Hamilton Inc., enables employees to search and retrieve research materials, which include more than 200,000 pages of reports dating back 30 years, without traveling to the main IRS library in Washington, D.C. The application also includes online project management, time reporting, meetings and help desk. Through the applications, agents can create content, publish news and information, assign tasks, share documents, schedule events and communicate regarding various projects.

     SmartMoney Interactive

     SmartMoney Interactive, a joint venture of Dow Jones & Company, Inc. and Hearst Publishing Corporation, is an online publication that provides financial data services and personalized online financial tools. SmartMoney Interactive uses ColdFusion to generate personalized portfolio and investment information and for site management. It integrates content from a number of financial data sources, including quotes from a quote server, news from a wire feed and data from a stock and mutual fund database.

     Using ColdFusion, SmartMoney completed development within five months. As part of the development process, SmartMoney created a number of ColdFusion extensions, including a single CFX tag to retrieve live, 20-minute delayed quotes from a PC Quote quote server system. This custom tag encapsulated the complexity of accessing and retrieving data from the PC Quote system, simplifying and accelerating the development process.


     Anticipating more than 100,000 site visits and nearly 1 million page requests per day, SmartMoney also required the publication to be highly scalable. ColdFusion has scaled as the site's traffic has increased, both on average and during periods of high demand, such as during significant market fluctuations which occurred during the fall of 1998. As deployed, SmartMoney uses a front-end cluster of four Web servers running ColdFusion for dynamic content, which interfaces with two back-end database servers, one serving as a data warehouse and one for managing personalized content for more than 60,000 SmartMoney users.


Research and Development

     The Company devotes a substantial portion of its resources to developing new products and product features, extending and improving its products and technology, and strengthening its technological expertise. During 1997 and the nine months ended September 30, 1998, the Company spent approximately $2.7 million and $3.4 million, respectively, on research and development. The Company intends to continue to devote substantial resources toward research and development. As of September 30, 1998, the Company had 29 employees engaged in research and development activities. The Company must hire additional skilled software engineers to further its research and development efforts. The Company's business, operating results and financial condition could be adversely affected if it is not able to hire and retain the required number of engineers.

Sales, Marketing and Distribution

     The Company markets and sells its products and services to Web developers using a combination of direct and indirect distribution channels, including a corporate sales force, domestic and international distribution, electronic commerce and sales through partners. During 1997 and the nine months ended September 30, 1998, 28% and 41%, respectively, of the Company's total revenue was generated through the indirect distribution channel. As of September 30, 1998, the Company had 65 sales and marketing employees worldwide.

     Corporate Sales Force. The Company's corporate account sales force focuses on sales to corporate customers worldwide. Corporate account sales can be filled either directly from the Company or through the Company's distribution partners. The corporate account sales force is comprised of field representatives and telesales representatives. The field representatives market and sell to corporate customers primarily interested in server products for commercial Internet Web sites or intranets. The telesales representatives develop and pursue leads generated from inquiries on the Company's Web sites and from downloads of its application server products.

     Indirect Distribution. The Company has a number of domestic and international distributors and resellers that market and sell the Company's products. As of September 30, 1998, the Company had 19 distributors in North America, Europe and Asia Pacific, including Ingram Micro, Inc. and Mitsubishi Corporation. In addition, as of September 30, 1998, the Company had over 500 corporate and catalog resellers, OEMs and value-added resellers. The Company has an OEM agreement with Macromedia Corporation pursuant to which HomeSite is bundled with Macromedia's Dreamweaver and an OEM agreement with NetObjects, Inc. pursuant to which HomeSite is bundled with NetObjects Fusion. None of the Company's distribution partners have exclusive distribution rights.

     Electronic Commerce. The Company's Web site allows users to download, evaluate and purchase the Company's products. A number of third-party electronic commerce sites, including CNET's Buydirect.com, Beyond.com, RealStore.com and JapanMarket.com, distribute commercial copies of the Company's products for delivery by direct download. Electronic distribution provides the Company with a low-cost, globally accessible, 24-hour sales channel.

     Allaire Alliance. The Company believes that establishing a large community of active users of its products and technology representing key segments of the Web platform is critical to its success. To further the development of this community, the Company has established the Allaire Alliance program. Allaire Alliance members include solution developers, application developers and Internet service providers, as well as the distributors, corporate and catalog resellers, OEMs and value-added resellers referenced above. The Company typically enters into written agreements with its Allaire Alliance members. These agreements typically do not provide for firm financial commitments from the member, but are intended to establish the basis upon which the parties will work together to achieve mutually beneficial objectives.

     Marketing Programs. The Company engages in a broad range of marketing activities, including sponsoring seminars for potential customers, participating in trade shows and conferences, providing product information through the Company's Web site, promoting special events and advertising the Company's products and services in print and electronic media. During the nine months ended September 30, 1998, the Company held 81 seminars in 43 cities. The Company's marketing programs are aimed at informing customers of the capabilities and benefits of the Company's products and services, increasing brand name awareness, stimulating demand across all market segments and encouraging independent software developers to develop products and applications that are compatible with the Company's products and technology.

Customers

     The Company's products are marketed and distributed to a diverse group of customers, ranging from small, independent consultants and Internet presence providers to Web developers and information technology departments of large organizations. Many of the Company's customers are global organizations that use the Company's products to create Web sites and Web applications in areas such as electronic commerce, content management and personalization for Internet, intranet and extranet use. From January 1, 1997 through September 30, 1998, the Company recognized revenue from sales to more than 20% of the Fortune 500 companies (based on 1997 revenue). End user customers from which the Company has recognized in excess of $25,000 in revenue include the following:

       AT&T Corporation
       Australian Trade Commission
       The Boeing Company
       Booz, Allen & Hamilton, Inc.
       Credit Suisse First Boston Corporation
       Hewlett-Packard Company
       Intel Corp.
       JC Penney Company, Inc.
       Lockheed Martin Corporation
       Lucent Technologies, Inc.
       MCI Worldcom, Inc.
       Microsoft Corporation
       PSINet, Inc.
       SBC Communications Inc.
       State Street Global Advisors United Kingdom Ltd.
       United Parcel Service of America, Inc.
       United Space Alliance
       UUNet Technologies, Inc.
       Visa International Service Association

     Revenue from customers outside North America, primarily Asia and Europe, were approximately 17%, 20% and 14% of total revenue in 1996 and 1997 and the nine months ended September 30, 1998, respectively. Sales by the Company to Ingram Micro, Inc. accounted for approximately 22% of the Company's total revenue for the nine months ended September 30, 1998. No single customer accounted for 10% or more of the Company's total revenue for 1996 or 1997.

Support and Professional Services

     The Company offers a broad range of support and training services to its customers. The Company believes that providing a high level of customer service and technical support is necessary to achieve rapid product implementation which, in turn, is essential to customer satisfaction and continued license sales and revenue growth. The Company's customers have a choice of support options depending on the level of service desired. The Company maintains a technical support hotline staffed by engineers from 8:00 a.m. to 8:00 p.m., Eastern time, Monday through Friday, from the Company's corporate office in Cambridge, Massachusetts. Internationally, the Company's distribution partners provide telephone support to customers with technical assistance from the Company. The Company's support staff also responds to e-mail inquiries. The Company tracks support requests through a series of customer databases, including current status reports and historical customer interaction logs. The Company uses customer feedback as a source of ideas for product improvements and enhancements.

     The Company provides training in the use of its products through classroom instruction at its Cambridge facility and at authorized training centers throughout North America and in Japan and Europe. The Company also provides free multimedia online training.

     As of September 30, 1998, the Company had 23 technical support engineers and professional services employees.

Competition

     The Web development products market is intensely competitive, subject to rapid change and significantly affected by new product introductions and other activities of market participants. Primary competitors include large Web and database platform companies that offer a variety of software products, such as Microsoft Corporation, IBM, Netscape Communications Corporation, Sun Microsystems, Inc., Oracle Corporation, Sybase, Inc., Symantec Corporation, Informix Software and Inprise Corporation (formerly Borland International Inc.). In addition, the Company experiences competition from a number of medium-sized and start-up companies that have introduced or are developing Web development products, such as NetDynamics, Inc., which was recently acquired by Sun Microsystems, Inc., Vignette Corporation, HAHT Software, Inc., GoLive Systems Inc., WebLogic, Inc., which was recently acquired by BEA Systems,

Inc., BroadVision, Inc. and SilverStream Software, Inc. In addition, the Company has strategic relationships with NetObjects, Inc. and Macromedia Corporation. In some cases, these Web development products vendors compete with the Company, and there can be no assurance that these strategic relationships will continue.

     The Company believes that additional competitors may enter the market with competing products as the size and visibility of the market opportunity increases. Increased competition could result in pricing pressures, reduced margins or the failure of the Company's products to achieve or maintain market acceptance, any of which could have a material adverse effect on the Company's business, operating results and financial condition. Many of the Company's current and potential competitors have longer operating histories and substantially greater financial, technical, marketing and other resources than the Company and therefore may be able to respond more quickly than the Company to new or changing opportunities, technologies, standards or customer requirements. Many of these competitors also have broader and more established distribution channels that may be used to deliver competing products directly to customers through bundling or other means. If such competitors were to bundle competing products with their products, the demand for the Company's products might be substantially reduced and the ability of the Company to distribute its products successfully would be substantially diminished.

     New technologies and the expansion of existing technologies will likely increase the competitive pressures on the Company. There can be no assurance that competing technologies developed by market participants or the emergence of new industry standards will not adversely affect the Company's competitive position or render its products or technologies noncompetitive or obsolete. As a result of the foregoing and other factors, there can be no assurance that the Company will compete effectively with current or future competitors or that competitive pressures faced by the Company will not have a material adverse effect on the Company's business, operating results and financial condition.

     Competitive factors in the Web development products market include the quality and reliability of software; features for creating, editing and adapting content; ease of use and interactive user features; application server scalability, availability and performance; cost per user; and compatibility with the user's existing network components and software systems. To expand its user base and further enhance the user experience, the Company must continue to innovate and improve the performance of its products. The Company anticipates that consolidation will continue in the Web development products industry and related industries such as computer software, media and communications. Consequently, competitors may be acquired by, receive investments from or enter into other commercial relationships with, larger, well-established and well-financed companies. There can be no assurance that the Company can establish or sustain a leadership position in this market segment.

Intellectual Property

     The Company's success and competitiveness are dependent to a significant degree on the development and protection of its proprietary technology. The Company relies primarily on a combination of copyrights, trademarks, licenses, trade secret laws and restrictions on disclosure to protect its intellectual property and trade secrets. The Company also enters into confidentiality agreements with its employees and consultants, and generally controls access to and distribution of its documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise attain and use the Company's intellectual property or trade secrets without authorization. In addition, the Company relies in part on "shrinkwrap" and "clickwrap" licenses that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions. Moreover, the laws of other countries in which the Company markets its products may afford the Company little or no effective protection of its intellectual property. There can be no assurance that the precautions taken by the Company will prevent misappropriation or infringement of its technology. In addition, there can be no assurance that others will not independently develop substantially equivalent intellectual property. A failure by the Company to protect its intellectual property in a meaningful manner could have a material adverse effect on the Company's business, operating results and financial condition.

     Litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of management and technical resources, either of which could have a material adverse effect on the Company's business, operating results and financial condition.

     The Company attempts to avoid infringing known proprietary rights of third parties in its product development efforts. However, the Company has not conducted and does not conduct comprehensive patent searches to determine whether the technology used in its products infringes patents held by third parties. In addition, it is difficult to proceed with certainty in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of them which are confidential when filed, with regard to similar technologies. If the Company were to discover that its products violated third party proprietary rights, there can be no assurance that it would be able to obtain licenses to continue offering such products without substantial reengineering or that any effort to undertake such reengineering would be successful, or that any licenses would be available on commercially reasonable terms.

     The Company pursues the registration of certain of its trademarks and service marks in the United States and in certain other countries, although it has not secured registration of all its marks. The Company has registered United States trademarks for "Cold Fusion" and a related design, and has an application pending for a United States trademark for "HomeSite." A significant portion of the Company's marks contain the word "Fusion" (such as ColdFusion). The Company is aware of other companies that use "Fusion" in their marks alone or in combination with other words, and the Company does not expect to be able to prevent third party uses of the word "Fusion" for competing goods and services. For example, NetObjects, Inc. markets its principal products for designing, building and updating Web sites under the names "NetObjects Fusion" and "NetObjects Team Fusion."


     In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States, and effective patent, copyright, trademark and trade secret protection may not be available in such jurisdictions. The Company licenses certain of its proprietary rights to third parties, and there can be no assurance that such licensees will not fail to abide by compliance and quality control guidelines with respect to such proprietary rights or take actions that would materially adversely affect the Company's business, operating results and financial condition.

     The Company currently licenses technology from third parties that it incorporates into its products. Examples include licenses from Microsoft for certain visual editing technology, from Bright Tiger Technologies, Inc. for certain load balancing and failover technology, from Netegrity, Inc. for certain security technology and from Verity, Inc. for full-text indexing and searching technology. In light of the rapidly evolving nature of the Web platform and the Company's strategy to pursue industry partnerships to ensure its support of and by the emerging platform, the Company will increasingly need to rely on technology that it licenses from other vendors which is integrated with internally developed software and used in the Company's products to perform key functions. Microsoft and other such technology partners are also significant competitors in the Web development products market. There can be no assurance that technology from others will continue to be available to the Company on commercially reasonable terms, if at all. The loss or inability to access such technology could result in delays in development and introduction of new products or enhancements by the Company until equivalent or replacement technology could be accessed, if available, or developed, if feasible, by the Company, which could have a material adverse effect on the Company's business, operating results and financial condition. Moreover, although the Company is generally indemnified against claims that such third party technology infringes the proprietary rights of others, such indemnification is not always available for all types of intellectual property rights (for example, patents may be excluded) and in some cases the scope of such indemnification is limited. Even if the Company receives broad indemnification, third party indemnitors are not always well capitalized and may not be able to indemnify the Company in the event of infringement, resulting in substantial exposure to the Company. There can be no assurance that infringement or invalidity claims arising from the incorporation of third party technology, and claims for indemnification from the Company's customers resulting from such claims, will not be asserted or prosecuted against the Company. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources in addition to potential product redevelopment costs and delays, all of which could materially adversely affect the Company's business, operating results and financial condition.


Employees

     As of September 30, 1998, the Company had 153 employees, 136 of whom were based at the Company's headquarters in Cambridge, Massachusetts. None of the Company's employees is subject to a collective bargaining agreement, and the Company believes that its relations with its employees are good.

Facilities

     The Company's headquarters is located in Cambridge, Massachusetts. The Company has two leases for approximately 87,000 square feet of space in separate office buildings in Cambridge. The first lease, which covers approximately 54,000 square feet of space, expires in March 2003. The second lease, which covers approximately 33,000 square feet of space, expires in December 2003. The Company has an option to extend the second lease for an additional five year term. The Company also leases office space in other cities for its sales personnel. The Company believes that these existing facilities are adequate to meet its current foreseeable requirements or that suitable additional or substitute space will be available on commercially reasonable terms.

Legal Proceedings

     From time to time the Company has been, and expects to continue to be, subject to legal proceedings and claims in the ordinary course of its business, including claims of alleged infringement of third party trademarks and other intellectual property rights by the Company and its licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. The Company is not aware of any legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on its business, financial condition or results of operations.

                                  MANAGEMENT


Executive Officers and Directors

     The executive officers and directors of the Company, and their ages and positions, are as follows:


            Name                Age                           Position
----------------------------   -----   -----------------------------------------------------
David J. Orfao .............    39     President, Chief Executive Officer and Director
Joseph J. Allaire ..........    29     Chairman of the Board of Directors, Chief Technology
                                       Officer and Executive Vice President, Products
David A. Gerth .............    46     Vice President, Finance and Operations, Chief
                                       Financial Officer and Treasurer
Amy E. Lewis ...............    41     Vice President, Worldwide Sales
Stephen F. Clark ...........    33     Vice President, Marketing
Jack P. Lull ...............    40     Vice President, Engineering and Development
Maria Morrissey ............    41     Vice President, Worldwide Services and Support
Jonathan A. Flint ..........    47     Director
John J. Gannon .............    44     Director
Thomas A. Herring ..........    48     Director
Mitchell Kapor .............    48     Director
Peter R. Roberts ...........    44     Director


     David J. Orfao has served the Company as President and Chief Executive Officer and as a director since February 1997. From November 1995 until December 1996, Mr. Orfao served as Senior Vice President, Worldwide Sales, Marketing and Service for SQA, Inc. From August 1993 until October 1995, he served as Senior Vice President, Worldwide Sales, Support and Channel Marketing for Claris Corporation. Prior to that, Mr. Orfao held a series of sales and operational positions of increasing responsibility at Frame Technology Corporation since 1988.

     Joseph J. Allaire founded the Company in May 1995 and served as Chairman of the Board of Directors, Chief Executive Officer and President from inception to January 1997. Since January 1997, Mr. Allaire has continued to serve as Chairman of the Board of Directors, as well as Chief Technology Officer and Executive Vice President, Products. From September 1993 to June 1995, Mr. Allaire performed software engineering services for several private companies.

     David A. Gerth has served the Company as Vice President, Finance and Operations, Chief Financial Officer and Treasurer since April 1997. From November 1995 to April 1997, Mr. Gerth served as Chief Financial Officer for Visibility Software, Inc., a software company. From July 1995 to November 1995, he served as Chief Financial Officer for Computron Software, Inc., a software company. From April 1994 to July 1995, Mr. Gerth served as Director of Finance for Powersoft Corporation. Prior to that, Mr. Gerth served in a number of financial roles of increasing responsibility for Computervision Corporation since 1981.

     Amy E. Lewis has served the Company as Vice President, Worldwide Sales since April 1997. From June 1995 to March 1997, Ms. Lewis served as Director, North America Field Sales for Claris Corporation. Prior to that, Ms. Lewis served as Manager, North America Channel Sales for Apple Computer since April 1994. From February 1987 to December 1993, she was Director of Sales for Farallon Communications, Inc., a networking hardware and software company.

     Stephen F. Clark has served the Company as Vice President, Marketing since September 1998. From January 1996 through September 1998, Mr. Clark held a number of marketing positions of increasing responsibility at Sybase, Inc., a computer software company, including Vice President, Tools and Application Servers and Vice President and General Manager, Design Tools. From June 1993 to December 1995, Mr. Clark was a Product Marketing Manager for Powersoft Corporation.

     Jack P. Lull has served the Company as Vice President, Engineering and Development since December 1996. From January 1996 to August 1996, Mr. Lull served as Director of Development for Integrated Industrial Information, Inc., a computer consulting company. From January 1993 to December 1995, Mr. Lull served as Director of Development for Powersoft Corporation.

     Maria Morrissey has served the Company as Vice President, Worldwide Services and Support since September 1996. From February 1996 to July 1996, Ms. Morrissey served as Vice President, Product Development for Computer Channel, Inc., an education software company. From December 1992 to January 1996, she served as Director, Professional Services for Powersoft Corporation.

     Jonathan A. Flint has served as a director of the Company since June 1996. Since May 1995, Mr. Flint has been a founder and a General Partner of Polaris Venture Partners, a management company affiliated with the Polaris entities. Prior to that, Mr. Flint was a General Partner of certain funds managed by Burr, Egan, Deleage & Co., a venture capital firm and the lead venture investor in Powersoft Corporation, a leading provider of application development tools. Mr. Flint served as a director of Powersoft Corporation from 1991 to 1995.

     John J. Gannon has served as a director of the Company since December 1996. Since June 1998, Mr. Gannon has served as a General Partner and Chief Financial Officer of Polaris Venture Partners, a management company affiliated with the Polaris entities. From June 1996 to April 1998, Mr. Gannon served as the Chief Financial Officer for Firefly Network, Inc., an Internet software company. From October 1992 to June 1996, Mr. Gannon worked for Powersoft Corporation, where he held several positions including Chief Financial Officer and Vice President of Finance and Administration.

     Thomas A. Herring has served as a director of the Company since June 1997. In October 1998, Mr. Herring joined Polaris Venture Partners, a management company affiliated with the Polaris entities, as a Venture Partner. From December 1997 until October 1998, Mr. Herring served as Senior Vice President of Compuware Corporation, which acquired Nu-Mega Technologies, Inc. ("Nu-Mega") in December 1997. From May 1996 to December 1997, Mr. Herring was the President and Chief Executive Officer of Nu-Mega. From July 1995 to June 1996, Mr. Herring was Vice President of Corporate Marketing for Sybase, Inc. Prior to that, he was Vice President, Worldwide Marketing and Business Development for Powersoft Corporation since June 1990. Mr. Herring also serves as a director of PSW Technologies, Inc.

     Mitchell Kapor has served as a director of the Company since March 1997. Mr. Kapor co-founded the Electronic Frontier Foundation, a nonprofit Internet organization, in 1990, and served as its Chairman from 1993 to 1995 and as a director from 1995 to 1996. Mr. Kapor designed Lotus 1-2-3, and founded Lotus Development Corporation in 1982 and served as its President and Chief Executive Officer from 1982 to 1986. Mr. Kapor also serves as a director of RealNetworks, Inc.

     Peter R. Roberts has served as a director of the Company since June 1997. Since January 1993, Mr. Roberts has been a managing director of BancBoston Ventures Inc., a private equity investment company.

     Executive officers of the Company are appointed by and serve at the discretion of the Board of Directors. There are no family relationships among any of the executive officers or directors of the Company.

Committees of the Board of Directors

     The Board of Directors has a Compensation Committee, which sets objectives and policies for the Company's compensation programs for executives and key employees. Such objectives and policies include, but are not limited to, attracting and retaining superior talent, rewarding individual performance and achieving the Company's financial goals. The Compensation Committee also administers the Company's 1997 Stock Incentive Plan, 1998 Stock Incentive Plan and 1998 Employee Stock Purchase Plan and approves the compensation of all officers and key employees of the Company. The Compensation Committee currently consists of Messrs. Flint and Gannon.

     The Board of Directors also has an Audit Committee, which reviews the scope and results of the audit and other services provided by the independent auditors. The Audit Committee currently consists of Messrs. Flint and Gannon.

Director Compensation

     Directors of the Company are reimbursed for expenses incurred in attending meetings of the Board of Directors. Directors of the Company generally are not paid any separate fees for serving as directors. On December 31, 1996, the Company granted to Mr. Gannon an option to purchase 25,000 shares of Common Stock at an exercise price of $.50 per share. On March 21, 1997, the Company granted to Mr. Kapor an option to purchase 35,000 shares of Common Stock at an exercise price of $.50 per share. On June 18, 1997, the Company granted to Mr. Herring an option to purchase 25,000 shares of Common Stock at an exercise price of $.50 per share. These options become exercisable for shares of Common Stock not subject to repurchase by the Company according to the following schedule: 25% of the option shares one year from the grant date, and 1/36 of the remaining shares on the first of each month thereafter for 36 months. These options have maximum terms of 10 years measured from the grant date, subject to earlier termination following the cessation of the respective director's Board service.

Executive Compensation

     The following table sets forth the total compensation paid or accrued for 1997 for the Company's Chief Executive Officer and the four other most highly compensated executive officers who were employed by the Company at December 31, 1997 (collectively, the "Named Executive Officers"):

                          Summary Compensation Table

                                                                                                 Long-Term
                                                                                                Compensation
                                                            Annual Compensation                    Awards
                                                   -------------------------------------   ---------------------
                                                                                            Number of Securities
           Name and Principal Position                   Salary              Bonus           Underlying Options
------------------------------------------------   -----------------   -----------------   ---------------------
David J. Orfao .................................      $  134,155(1)       $  149,500(2)           560,000(3)
 President, Chief Executive Officer and Director
Joseph J. Allaire (4) ..........................      $  155,251          $   15,500                    0
 Chairman of the Board of Directors,
 Chief Technology Officer and
 Executive Vice President, Products
Amy E. Lewis ...................................      $   83,771(5)       $   59,700(6)           105,000
 Vice President, Worldwide Sales
Jack P. Lull ...................................      $  119,824          $   13,200                    0
 Vice President, Engineering and Development
Maria Morrissey ................................      $  120,152          $   18,200                    0
 Vice President, Worldwide Services and Support

------------
(1) David J. Orfao joined the Company as President and Chief Executive Officer in February 1997. Mr. Orfao's annualized 1997 salary was $160,000.
(2) Represents the intrinsic value of a below-market option granted to Mr. Orfao in 1998 in lieu of a cash bonus for services rendered in 1997.
(3) Includes 50,000 shares of Common Stock underlying a below-market option granted in 1998 in lieu of a cash bonus for services rendered in 1997.
(4) Joseph J. Allaire served as President and Chief Executive Officer until February 1997.
(5) Amy E. Lewis joined the Company as Vice President, Worldwide Sales in April 1997. Ms. Lewis' annualized 1997 salary was $110,000.
(6) Represents bonuses and commissions.

                       Option Grants in Last Fiscal Year

     The following table sets forth grants of stock options to each of the Named Executive Officers during 1997. No stock appreciation rights were granted during 1997.

                                              Individual Grants
                            -----------------------------------------------------  Potential Realizable
                              Number of     Percent of                               Value at Assumed
                             Securities   Total Options    Exercise                   Annual Rates of
                             Underlying     Granted to     or Base                      Stock Price
                               Options     Employees in     Price     Expiration     Appreciation for
                               Granted     Fiscal Year    Per Share      Date         Option Term (1)
                            ------------ --------------- ----------- ------------ -----------------------
                                                                                       5%         10%
                                                                                  ----------- -----------
David J. Orfao ............    510,000         34.6%       $ 0.50       2/07/07    $160,368    $406,404
Joseph J. Allaire .........          0           --            --            --          --          --
Amy E. Lewis ..............    105,000          7.1%       $ 0.50       4/18/07    $ 33,017    $ 83,671
Jack P. Lull ..............          0           --            --            --          --          --
Maria Morrissey ...........          0           --            --            --          --          --

------------
(1) Amounts reported in these columns represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compound rates of appreciation (5% and 10%) compounded annually over the term of the option. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

                  Option Exercises and Fiscal Year-End Values


     The following table sets forth certain information regarding exercisable and unexercisable stock options held as of December 31, 1997 by each of the Named Executive Officers. There were no options exercised by the Named Executive Officers in 1997.



                                      Number of Securities                  Value of Unexercised
                                     Underlying Unexercised                 In-the-Money Options
                                       Options at Year-End                 at Fiscal Year-End (1)
                               -----------------------------------   ----------------------------------
                                Exercisable     Unexercisable (2)     Exercisable     Unexercisable (2)
                               -------------   -------------------   -------------   ------------------
 David J. Orfao ............           --            510,000            $    --           $127,500
 Joseph J. Allaire .........           --                 --            $    --           $     --
 Amy E. Lewis ..............           --            105,000            $    --           $ 26,250
 Jack P. Lull ..............       71,875            158,125            $17,969           $ 39,531
 Maria Morrissey ...........       35,625             78,375            $ 8,906           $ 19,594


------------
(1) There was no public trading market for the Common Stock as of December 31, 1997. Accordingly, these values have been calculated by determining the difference between the estimated fair market value of the Company's Common Stock, as set by the Board of Directors, underlying the option as of December 31, 1997 ($0.75 per share) and the exercise price per share payable upon exercise of such options.

(2) These options were exercisable at December 31, 1997. However, shares of Common Stock issuable upon exercise of these options would be subject to the Company's right to repurchase at the option exercise price. Such right of repurchase would expire according to the original option vesting schedule.

Severance Arrangement; Change in Control Arrangements

     Mr. Orfao is entitled to continue to receive his base salary and benefits for 12 months in the event he is involuntarily terminated for reasons other than cause. Additionally, Mr. Orfao is entitled to accelerated vesting of his unvested options to purchase Common Stock in the event there is a change in control, as defined in Mr. Orfao's option agreement, of the Company and (i) he is terminated without cause within six months of the change in control, (ii) he is not offered a position with the successor comparable to his current position with the Company after the change in control, or (iii) he is removed from a comparable position within six months of the change in control.

     The 1997 Stock Incentive Plan and the underlying option agreements provide for the accelerated vesting of all unvested options and other rights granted pursuant to the plan in the event there is a merger or consolidation involving the Company, unless appropriate provision shall be made for outstanding options and other rights by the substitution of options, stock appreciation rights and appropriate voting common stock of the corporation surviving any such merger or consolidation (or the parent of such surviving corporation).

Benefit Plans

 1997 Stock Incentive Plan

     In 1997, the Board of Directors of the Company adopted and the Company's stockholders approved the 1997 Stock Incentive Plan (as amended, the "1997 Option Plan"). A total of 1,726,000 shares of Common Stock have been reserved for issuance under the 1997 Option Plan. The 1997 Option Plan authorizes (i) the grant of options to purchase Common Stock intended to qualify as incentive stock options ("Incentive Options"), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) the grant of options that do not so qualify ("Nonqualified Options"). The exercise price of Incentive Options granted under the 1997 Option Plan must be at least equal to the fair market value of the Common Stock of the Company on the date of grant. The exercise price of Incentive Options granted to an optionee who owns stock possessing more than 10% of the voting power of the Company's outstanding capital stock must be at least equal to 110% of the fair market value of the Common Stock on the date of grant, and such optionee must exercise his or her Option within five years from the date of the grant of such Option. The exercise price of Nonqualified Options granted under the 1997 Option Plan must be at least equal to 50% of the fair market value of the Common Stock on the date of grant. The 1997 Option Plan provides, that, upon a merger or consolidation of the Company, all outstanding Plan options and other awards must be substituted for with similar options or awards of the corporation surviving any such merger or consolidation, or such options or awards shall become immediately exercisable in full. The 1997 Option Plan also provides for awards of stock appreciation rights, performance shares, restricted stock and other stock-based awards.

     The 1997 Option Plan is administered by the Compensation Committee. The Compensation Committee selects the individuals to whom options will be granted and determines the option exercise price and other terms of each award, subject to the provisions of the 1997 Option Plan. Incentive Options may be granted under the 1997 Option Plan to key employees of the Company and its affiliates within the meaning of the Code, including officers and directors of the Company and its affiliates who are also employees. Nonqualified Options may be granted under the 1997 Option Plan to officers and other employees and to directors and other individuals providing services to the Company, whether or not they are employees of the Company.

 1998 Stock Incentive Plan

     The Company expects that, before the consummation of the Offering, the Company's stockholders will approve the 1998 Stock Incentive Plan (the "1998 Option Plan"), which has been approved by the Board of Directors. A total of 1,900,000 shares of Common Stock have been reserved for issuance under the 1998 Option Plan. The 1998 Option Plan authorizes the grant of Incentive Options and Nonqualified Options. The exercise price of Incentive Options granted under the 1998 Option Plan must be at least equal to the fair market value of the Common Stock of the Company on the date of grant. The exercise price of Incentive Options granted to an optionee who owns stock possessing more than 10% of the voting power of the Company's outstanding capital stock must be at least equal to 110% of the fair market value of the Common Stock on the date of grant, and such optionee must exercise his or her Option within five years from the date of the grant of such Option. There are no limits on the exercise price of Nonqualified Options granted under the 1998 Option Plan. The 1998 Option Plan provides, that, upon a change in control of the Company, all outstanding Plan options and other awards (i) may be substituted for similar options or awards of the corporation surviving any such change in control, (ii) may become immediately exercisable in full or (iii) terminate as of the effective date of such change in control, provided that the holders of such options or awards have the right to exercise such options or awards to the extent the same are then exercisable. The 1998 Option Plan also provides for awards of stock appreciation rights, performance shares, restricted stock and other stock-based awards.

     The 1998 Option Plan is administered by the Compensation Committee. The Compensation Committee selects the individuals to whom options will be granted and determines the option exercise price and other terms of each award, subject to the provisions of the 1998 Option Plan. Incentive Options may be granted under the 1998 Option Plan to key employees of the Company and its affiliates within the meaning of the Code, including officers and directors of the Company and its affiliates who are also employees. Nonqualified Options may be granted under the 1998 Option Plan to directors, officers and employees of the Company and other individuals providing services to the Company.

 1998 Employee Stock Purchase Plan

     The Company expects that, before the consummation of the Offering, the Company's stockholders will approve the 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan"), which has been approved by the Board of Directors. The Stock Purchase Plan will authorize the issuance of up to an aggregate of 300,000 shares of Common Stock to participating employees. The Stock Purchase Plan will be administered by the Compensation Committee.

     Under the terms of the Stock Purchase Plan, all employees of the Company (other than seasonal employees) who have completed three months of employment with the Company and whose customary employment is more than part-time (i.e. more than 20 hours per week and more than five months in the calendar year) will be eligible to participate in the Stock Purchase Plan. Employees who own stock, and/or hold outstanding options to purchase stock, representing 5% or more of the total combined voting power or value of all classes of stock of the Company will not be eligible to participate in the Stock Purchase Plan.

     The right to purchase Common Stock under the Stock Purchase Plan will be made available through a series of offerings (each, an "Offering Period"). On the first day of an Offering Period, the Company will grant to each eligible employee who has elected in writing to participate in the Stock Purchase Plan an option to purchase shares of Common Stock. The employee will be required to authorize an amount (between 1% and 10% of the employee's compensation) to be deducted by the Company from the employee's pay during the Offering Period. On the last day of the Offering Period, the employee will be deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the Stock Purchase Plan, the option exercise price is an amount equal to 85% of the fair market value of one share of Common Stock on either the first or last day of the Offering Period, whichever is lower.

     No employee may be granted an option that would permit the employee's rights to purchase Common Stock to accrue at a rate in excess of $25,000 of the fair market value of the Common Stock, determined as of the date the option is granted, in any calendar year.

     The Company has made no determination as to when the first Offering Period under the Stock Purchase Plan will commence.

     Allaire Corporation 401(k) Plan

     The Company maintains the Allaire Corporation 401(k) plan (the "401(k) Plan"), qualified under Section 401(k) of the Code. All employees of the Company who are at least 21 years of age are eligible to make salary reduction contributions pursuant to the 401(k) Plan. A participant may contribute a maximum of 15% of his or her pre-tax salary, commissions and bonuses through payroll deductions (up to the statutorily prescribed annual limit of $10,000 in 1998) to the 401(k) Plan. The percentage elected by more highly compensated participants may be required to be lower. The Company may also make discretionary profit-sharing contributions on behalf of participants (i) who are at least 21 years of age and (ii) who either have completed at least 500 hours of service during the fiscal year or are employed by the Company on the last day of the fiscal year. Any profit-sharing contribution is allocated to eligible participants as a percentage of their total compensation (up to the statutorily prescribed maximum of $160,000 in 1998). While a participant's contribution amount is always 100% vested, the amount attributable to Company profit sharing contributions is not fully vested until the participant has three full years of service with the Company. The Company determines the level of the discretionary contributions on an annual basis. Through September 30, 1998, the Company made no profit-sharing contributions to the 401(k) Plan.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee takes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company and administers and grants stock options pursuant to the Company's stock option plan. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of or member of the Compensation Committee of the Company.

                             CERTAIN TRANSACTIONS

Organization of the Company

     In connection with the formation of the Company, the Company issued 2,040,000 shares of Common Stock to founder Joseph J. Allaire for cash consideration of $51,000, and 40,000 shares to Jeremy D. Allaire, the brother of Joseph J. Allaire, for cash consideration of $1,000. Prior to the closing of the Offering, Joseph J. Allaire's shares are subject to a stock restriction agreement.


Sales of Stock

     Beginning in June 1996, the Company issued an aggregate of 514,306 shares of the Company's Series B Redeemable Convertible Preferred Stock ("Series B Preferred Stock") to private investors for aggregate consideration of $2,324,664. The Company issued 364,684 shares of Series B Preferred Stock to Polaris Venture Partners Limited Partnership ("Polaris Venture Partners L.P.") for $1,648,372, and 22,484 shares of Series B Preferred Stock to Polaris Venture Partners Founders' Fund Limited Partnership ("Polaris Founders' Fund"; and together with Polaris Venture Partners L.P., the "Polaris entities") for $101,628. The Polaris entities own beneficially more than 5% of the outstanding shares of stock of the Company. In addition, Jonathan A. Flint, John Gannon and Thomas Herring, who are directors of the Company, are affiliated with the Polaris entities. Pursuant to the Company's Certificate of Incorporation, each share of Series B Preferred Stock will automatically convert into two shares of Common Stock upon the closing of the Offering.

     Beginning in June 1996, the Company issued an aggregate of 169,200 shares of the Company's Series C Redeemable Convertible Preferred Stock ("Series C Preferred Stock") to private investors for aggregate consideration of $999,972. The Company issued 79,687 shares of Series C Preferred Stock for $470,950 to Polaris Venture Partners L.P. and 4,913 shares of Series C Preferred Stock for $29,036 to Polaris Founders' Fund. The Company also issued 84,600 shares of Series C Preferred Stock in April 1997 for $499,986 to Mitchell Kapor, a director of the Company. Pursuant to the Company's Certificate of Incorporation, each share of Series C Preferred Stock will automatically convert into two shares of Common Stock upon the closing of the Offering.

     In May and June 1997, the Company issued an aggregate of 2,336,909 shares of the Company's Series D Redeemable Convertible Preferred Stock ("Series D Preferred Stock") to private investors for aggregate consideration of $9,347,636. In this transaction, the Company issued 57,894 shares of Series D Preferred Stock for $231,576 to Mitchell Kapor, 413,910 shares of Series D Preferred Stock for $1,655,640 to Polaris Venture Partners L.P., 23,590 shares of Series D Preferred Stock for $94,360 to Polaris Founders' Fund, and 1,000,000 shares of Series D Preferred Stock for $4,000,000 to BancBoston Ventures Inc. ("BancBoston"). BancBoston owns beneficially more than 5% of the outstanding shares of stock of the Company, and Peter R. Roberts, a director of the Company, is a managing director of BancBoston. Pursuant to the Company's Certificate of Incorporation, each share of Series D Preferred Stock will automatically convert into one share of Common Stock upon the closing of the Offering. Two months prior to the issuance of the Series D Preferred Stock, Polaris Venture Partners L.P. lent the Company $238,412 pursuant to a Promissory Note at an interest rate of 10%, and Polaris Founders' Fund lent the Company $13,588 pursuant to a Promissory Note at an interest rate of 10% (collectively, the "Polaris Notes"). The Polaris Notes were converted in connection with the issuance of Series D Preferred Stock to the Polaris entities.

Issuance of Warrants

     In connection with the issuance of the Polaris Notes, in March 1997 the Company issued a warrant to Polaris Venture Partners L.P. (the "Polaris Venture Partners Warrant") to purchase 5,960 shares of Common Stock at an exercise price of $4.00 per share, and a warrant to Polaris Founders' Fund (the "Polaris Founders' Warrant") to purchase 340 shares of Common Stock at an exercise price of $4.00 per share. Both the Polaris Venture Partners Warrant and the Polaris Founders' Fund Warrant are currently exercisable in whole or in part, at any time or from time to time, until March 7, 2002, and both contain certain protections against dilution resulting from stock splits, stock dividends and similar events.

Stock Restriction Agreement


     In May 1997, the Polaris entities, BancBoston and certain other stockholders (collectively, the "Holders"), Joseph J. Allaire and the Company entered into an amended and restated stock restriction agreement (the "Stock Restriction Agreement"). Pursuant to the Stock Restriction Agreement, the Company and the Holders have a right of participation in and a right of first refusal with respect to certain sales of shares of Common Stock by Mr. Allaire. The agreement also grants the Company the right to purchase a certain number of Mr. Allaire's shares, at a price of $2.26 per share, in the event he ceases to be affiliated with the Company. In addition, the parties agreed to fix the number of directors of the Company at seven and to elect to the Board of Directors the following individuals: (i) Mr. Allaire, for as long as he is affiliated with the Company; (ii) one member designated by Polaris Venture Partners L.P.; (iii) one member designated by BancBoston; (iv) the Company's Chief Executive Officer; (v) John J. Gannon; and (vi) Mitchell Kapor. The directors designated pursuant to this agreement were Joseph J. Allaire, Jonathan A. Flint, Peter R. Roberts, David J. Orfao, John J. Gannon and Mitchell Kapor. The Stock Restriction Agreement will automatically terminate upon the closing of the Offering. This termination will eliminate the Company's right to purchase any of Mr. Allaire's remaining 170,000 unvested shares of Common Stock.


Working Capital Line of Credit


     In December 1998, the Polaris entities provided the Company with a commitment to provide a working capital line of credit in the event the Company has not completed the Offering or obtained other financing in excess of $3.0 million by February 28, 1999. The line of credit would allow the Company to borrow up to $3.0 million, would bear interest at a mutually agreed upon rate between 5% and 20%, and would expire on the earlier of the closing of an initial public offering or February 28, 2000.


Yesler Software, Inc.

     The Company is a party to certain agreements with Yesler Software, Inc. ("Yesler"). Initially capitalized in July 1998, Yesler was created to develop, market and sell a commercial software application, conceived by the Company, and designed for use by end-users to create multimedia web-based presentations (the "Yesler Software"). The principal stockholders of Yesler are the Company, Weld, Brown LLC ("Weld Brown") and the Polaris entities.

     The Company acquired its ownership interest in Yesler pursuant to a Contribution and Restricted Stock Purchase Agreement dated July 14, 1998, between the Company and Yesler (the "Yesler Agreement"). Pursuant to the Yesler Agreement, the Company acquired 907,591 shares of Yesler common stock, representing on that date approximately 34% of the outstanding shares of capital stock of Yesler. The stock acquired by the Company is subject to vesting requirements, a right of repurchase by Yesler and certain transfer restrictions. In exchange for the shares of Yesler common stock, the Company assigned its rights to the Yesler Software source code to Yesler, agreed to provide Yesler with technical, sales and marketing support and agreed not to compete with Yesler. Also in connection with its acquisition of the Yesler common stock, the Company entered into an OEM Agreement with Yesler whereby the Company granted Yesler the right to obtain, at a 95% discount, certain of the Company's commercial software products for distribution together with the Yesler Software as a single commercial unit. In addition, the Company entered into a Voting Agreement with Weld Brown and the Polaris entities which grants the Company the right to designate one member of Yesler's four-person board of directors. The Company's designee to the Yesler board is Joseph J. Allaire. Yesler also granted the Company registration, information and certain other rights pursuant to an Investor Rights Agreement among Yesler, the Company, Weld Brown and the Polaris entities. In August 1998, the Company transferred 76,903 shares of Yesler common stock owned by the Company to three of its employees, including 38,451 shares of Yesler common stock to Maria Morrissey, Vice President, Worldwide Services and Support. The fair value of the shares transferred was not material at the time of transfer.

     On the date the Company entered into the Yesler Agreement, the Polaris entities purchased for $750,000 preferred stock of Yesler representing approximately 33% of the outstanding shares of capital stock of Yesler on that date. Jonathan A. Flint, a director of the Company, is a director of Yesler. See Note 4 of Notes to Financial Statements.

     The Company believes that all transactions set forth above were made on terms no less favorable to the Company than would have been obtained from unaffiliated third parties.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of November 30, 1998, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by:
(i) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) each Named Executive Officer; (iii) each of the Company's directors; and (iv) all executive officers and directors as a group.

                                                                              Percentage of Common
                                                                             Stock Outstanding (3)
                                                                             ----------------------
                                                      Number of Shares         Before       After
          Name of Beneficial Owner (1)             Beneficially Owned (2)     Offering     Offering
-----------------------------------------------   ------------------------   ----------   ---------
Joseph J. Allaire (4) .........................           2,005,000              25.2%       19.7%
Entities affiliated with Polaris Venture
 Management Co., LLC (5) ......................           1,387,336              17.4%       13.6%
Jonathan A. Flint (6) .........................           1,387,336              17.4%       13.6%
BancBoston Ventures Inc. (7) ..................           1,000,000              12.6%        9.8%
Peter R. Roberts (8) ..........................           1,000,000              12.6%        9.8%
David J. Orfao (9) ............................             305,000               3.8%        3.0%
Amy E. Lewis (10) .............................             105,000               1.3%        1.0%
Jack P. Lull (11) .............................             135,917               1.7%        1.3%
Maria Morrissey (12) ..........................              66,500                 *           *
John J. Gannon (13) ...........................              16,146                 *           *
Thomas A. Herring (14) ........................              25,000                 *           *
Mitchell Kapor (15) ...........................             262,094               3.3%        2.6%
All executive officers and directors as a group
 (12 persons)(16) .............................           5,412,993              66.6%       52.4%

------------
* Represents beneficial ownership of less than 1%.

 (1) Unless otherwise noted below, the address of each person listed on the table is c/o Allaire Corporation, One Alewife Center, Cambridge, MA 02140.

 (2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock issuable by the Company pursuant to options held by the person which may be exercised within 60 days after November 30, 1998 for shares of Common Stock not subject to repurchase by the Company ("Presently Exercisable Options") or pursuant to warrants held by the person which may be exercised within 60 days after November 30, 1998 ("Presently Exercisable Warrants") are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for purposes of computing the number of shares beneficially owned and the percentage of such person or entity holding such securities but are not outstanding for the purpose of computing the percentage of any other person or entity. Except as otherwise indicated, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

 (3) For purposes of calculating the percentage beneficially owned, the number of shares deemed outstanding before the Offering includes: (i) 4,145,169 shares of Common Stock outstanding as of November 30, 1998; and (ii) 3,817,691 shares of Common Stock issuable upon the conversion of Preferred Stock; and (iii) the Presently Exercisable Options and Presently Exercisable Warrants held by that person.

 (4) Includes 140,000 shares of Common Stock held by Mr. Allaire that are subject to options held by Jeremy Allaire, Adam Berrey and Simeon Simeonov, each of whom are employees of the Company.

 (5) Polaris Venture Management Co., LLC manages Polaris Venture Partners L.P. and Polaris Founders' Fund. Includes 1,302,652 shares of Common Stock issuable upon the conversion of Preferred Stock owned by Polaris Venture Partners L.P. and 5,960 shares of Common Stock issuable upon the exercise of Presently Exercisable Warrants owned by Polaris Venture Partners L.P., as well as 78,384 shares issuable upon the conversion of Preferred Stock owned by Polaris Founders' Fund and 340 shares of Common Stock issuable upon the exercise of Presently Exercisable Warrants owned by Polaris Founders' Fund. Mr. Flint, a director of the Company, is a General Partner of Polaris Venture Management Co., LLC and has shared voting and investment power with respect to the shares held by the Polaris entities. However, Mr. Flint disclaims his beneficial ownership of all such shares, except to the extent of his pecuniary interest therein. The address of Polaris Venture Management Co., LLC is 1000 Winter Street, Suite 3350, Waltham, MA 02154.

 (6) Includes shares owned beneficially by Polaris Venture Management Co., LLC (see note 5). Mr. Flint's address is 1000 Winter Street, Suite 3350, Waltham, MA 02154.

 (7) Includes 1,000,000 shares of Common Stock issuable upon the conversion of Preferred Stock owned by BancBoston. Mr. Roberts, a director of the Company, is a managing director of BancBoston and has shared voting and investment power with respect to the shares held by BancBoston. However, Mr. Roberts disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein. The address of BancBoston is 175 Federal Street, Boston, MA 02110.

 (8) Includes shares owned beneficially by BancBoston (see note 7). Mr. Roberts' address is 175 Federal Street, Boston, MA 02110.

 (9) Includes 31,875 shares of Common Stock which are subject to the Company's right of repurchase as of November 30, 1998.

(10) Includes 63,438 shares of Common Stock which are subject to the Company's right of repurchase as of November 30, 1998.

(11) Includes 135,917 shares of Common Stock issuable upon the exercise of Presently Exercisable Options. Also includes 1,750 shares of Common Stock issuable upon the exercise of Presently Exercisable Options held by Mr. Lull's wife.

(12) Includes 9,500 shares of Common Stock issuable upon the exercise of Presently Exercisable Options.

(13) Includes 16,146 shares of Common Stock issuable upon the exercise of Presently Exercisable Options. Mr. Gannon's address is 1000 Winter Street, Suite 3350, Waltham, MA 02154.

(14) Includes 16,146 shares of Common Stock which are subject to the Company's right of repurchase as of November 30, 1998. Mr. Herring's address is 1000 Winter Street, Suite 3350, Waltham, MA 02154.

(15) Includes 35,000 shares of Common Stock, of which 20,417 are subject to the Company's right of repurchase as of November 30, 1998, and 227,094 shares of Common Stock issuable upon the conversion of Preferred Stock. Mr. Kapor's address is 238 Main Street, Suite 400, Cambridge, MA 02142.

(16) Includes 2,637,000 shares of Common Stock, of which 195,314 are subject to the Company's right of repurchase as of November 30, 1998, 2,608,130 shares of Common Stock issuable upon conversion of Preferred Stock, 161,563 shares of Common Stock issuable upon the exercise of Presently Exercisable Options and 6,300 shares of Common Stock issuable upon the exercise of Presently Exercisable Warrants.

                         DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 35,000,000 shares of common stock, with a par value of $.01 ("Common Stock"), and 5,000,000 shares of preferred stock, with a par value of $.01 per share ("Preferred Stock"). Of the 5,000,000 shares of authorized Preferred Stock, 1,616,494 shares are undesignated and available for issuance.

Common Stock

     As of September 30, 1998, there were 7,958,260 shares of Common Stock outstanding and held of record by 83 stockholders, after giving effect to the conversion of all outstanding shares of Preferred Stock upon the closing of the Offering. Based upon the number of shares outstanding as of that date and giving effect to the issuance of the shares of Common Stock offered by the Company hereby, there will be 10,158,260 shares of Common Stock outstanding upon the closing of the Offering.

     Holders of Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to the holders of Preferred Stock that may be issued, the holders of Common Stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. In the event of a liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, and subject to the rights of the holders of outstanding Preferred Stock, if any, the holders of Common Stock will be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its stockholders. The Common Stock has no preemptive, redemption, conversion or subscription rights. All outstanding shares of Common Stock are fully paid and non-assessable. The shares of Common Stock to be issued by the Company in the Offering will be fully paid and non-assessable.

Preferred Stock

     The Company has authorized four series of Preferred Stock, consisting of 200,000 shares of Series A Preferred Stock, 514,306 shares of Series B Preferred Stock, 169,200 shares of Series C Preferred Stock and 2,500,000 shares of Series D Preferred Stock. All outstanding shares of Series A, B, C and D Preferred Stock (including 31,250 shares of Series A Preferred Stock sold on December 7, 1998) will be automatically converted into an aggregate of 3,848,941 shares of Common Stock upon the closing of the Offering.

     The Board of Directors is authorized, subject to any limitations prescribed by Delaware law, to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the voting powers, preferences, qualifications and special or relative rights or privileges thereof. The Board of Directors is authorized to issue Preferred Stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. Although the Company has no current plans to issue any Preferred Stock, the issuance of Preferred Stock or of rights to purchase Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company.

Warrants

     As of September 30, 1998, the Company had outstanding two warrants to purchase an aggregate of 17,699 shares of Series A Preferred Stock at an exercise price of $4.52 per share. The warrants are currently exercisable in whole or in part, at any time or from time to time until five years from the effective date of the Offering. Upon the closing of the Offering, these outstanding warrants will automatically convert into warrants to purchase an aggregate of 35,398 shares of Common Stock at an exercise price of $2.26 per share. The warrants contain certain protections against dilution resulting from stock splits, stock dividends and similar events. The warrants may be exercised for cash or pursuant to certain cashless exercise provisions.

     As of September 30, 1998, the Company also had outstanding four warrants to purchase an aggregate of 14,899 shares of Common Stock. Two warrants are to purchase an aggregate of 8,599 shares of Common Stock at an exercise price of $2.03 per share, and are currently exercisable in whole or in part, at any time or from time to time, until December 31, 2001. Two warrants are to purchase an aggregate of 6,300 shares of Common Stock at an exercise price of $4.00 per share, and are currently exercisable in whole or in part, at any time or from time to time, until March 7, 2002, and contain certain protections against dilution resulting from stock splits, stock dividends and similar events.

Registration Rights

     Pursuant to a registration rights agreement among the Company and the holders of an aggregate of 3,108,878 shares of Preferred Stock which will automatically convert in the aggregate to 3,848,941 shares of Common Stock upon consummation of the Offering, the holders of warrants exercisable for 14,899 shares of Common Stock, and the holders of warrants exercisable for 17,699 shares of Series A Preferred Stock which will automatically convert to warrants to purchase an aggregate of 35,398 shares of Common Stock upon the consummation of the Offering (together the "Registration Rights Holders"), such holders are entitled to certain rights with respect to the registration of such shares under the Securities Act.

     If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, the Registration Rights Holders are entitled to notice of such registration and to include their shares of Common Stock in such registration. However, in the event of a registration pursuant to an underwritten public offering of Common Stock, the underwriters shall have the right, subject to certain conditions, to limit the number of shares included in such registration.

     The holders of more than 50% of the then-outstanding shares of Common Stock held by all of the Registration Rights Holders are entitled, at any time beginning at the earlier of 180 days after the Company's initial underwritten public offering or June 30, 2000, to request that the Company file a registration statement under the Securities Act covering the sale of some or all of the shares held by the requesting holder or holders, provided, however, that no such request may be made within 120 days of the filing of a registration statement by the Company in which such requesting stockholders were permitted to include their shares. Upon the receipt of such a request, the Company is required to use commercially reasonable efforts to effect such registration. The Company is not required to effect more than two such demand registrations.

     Once the Company has qualified to use Form S-3 to register securities under the Securities Act, the Registration Rights Holders shall have the right to request that the Company file a registration statement on Form S-3 or any successor thereto for a public offering of all or any portion of their shares, provided that the reasonably anticipated aggregate price to the public of such offering would exceed $1,000,000. The Company shall not be required to effect a registration in this manner more than once in any 12-month period.

     In general, all fees, costs and expenses of such registrations (other than insurance costs and fees and disbursements of counsel to the selling stockholders) will be borne by the Company. The Company has agreed to indemnify the Registration Rights Holders against, and provide contribution with respect to, certain liabilities relating to any registration in which any shares of Registration Rights Holders are sold under the Securities Act.

Anti-Takeover Effects of Provisions of the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws and Delaware Law

     The Company's Amended and Restated Certificate of Incorporation (the "Certificate") and the Company's Amended and Restated By-Laws (the "By-Laws") and Delaware Law contain certain provisions that could be deemed to have anti-takeover effects and that could discourage, delay or prevent a change in control of the Company or an acquisition of the Company at a price which many stockholders may find attractive. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of Common Stock.


     Amended and Restated Certificate of Incorporation and By-Laws

     The By-Laws provide that, except as otherwise provided by law or the Certificate, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the Board resulting from death, resignation, disqualification or removal of directors or any other cause may be filled only by the Board (and not by the stockholders unless there are no directors in office), provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. These provisions prevent a stockholder from enlarging the Board and filling the new directorships with such stockholder's own nominees without Board approval.

     The provisions of the By-Laws governing the removal of directors and the filling of vacancies may have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Company, or of attempting to change the composition or policies of the Board, even though such attempts might be beneficial to the Company or its stockholders.

     The Certificate and the By-Laws provide that, unless otherwise prescribed by law or the Certificate, (i) only a majority of the Board, the Chairman of the Board or the President is able to call a special meeting of stockholders; and (ii) stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and may not be taken by written consent. These provisions, taken together, prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of the Board, except at an annual meeting.


     The By-Laws also establish an advance notice procedure for stockholders to make nominations of candidates for election as director, or to bring other business before an annual meeting of stockholders of the Company (the "Notice Procedure"). The Notice Procedure provides that, unless otherwise prescribed by law or the Certificate, only persons who are nominated by or at the direction of the Board or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected will be eligible for election as directors of the Company. The Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board, or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. Under the Notice Procedure, notice of stockholder nominations or proposals to be made (a) at an annual or special meeting in lieu of an annual meeting must be received by the Company not less than 60 days nor more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days notice or prior public disclosure of the date of the meeting is given, then not later than the 10th day following the earlier of (i) the day such notice was mailed or (ii) the day such public disclosure was made) or (b) at a special meeting (other than a special meeting in lieu of an annual meeting), not later than the 10th day following the earlier of (i) the day such notice was mailed or (ii) the day such public disclosure was made. These notices must contain certain prescribed information.

     The Notice Procedure affords the Board an opportunity to consider the qualifications of proposed director nominees or the merit of stockholder proposals, and, to the extent deemed appropriate by the Board, to inform stockholders about such matters, and also provides a more orderly procedure for conducting annual meetings of stockholders. Although the By-Laws do not give the Board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, the foregoing provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals and of deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal if the proper advance notice procedures are not followed, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

     Delaware Law

     The Company is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

     Section 203 defines "business combination" to include (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person associated with, affiliated with or controlling or controlled by such entity or person.

Limitation of Liability

     The Certificate provides that no director of the Company shall be personally liable to the Company or to its stockholders for monetary damages for breach of fiduciary duty as a director, except that the limitation shall not eliminate or limit liability to the extent that the elimination or limitation of such liability is not permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended.

     The Certificate further provides for the indemnification of the Company's directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. A principal effect of these provisions is to limit or eliminate the potential liability of the Company's directors for monetary damages arising from breaches of their duty of care, subject to certain exceptions. These provisions may also shield directors from liability under federal and state securities laws.

Stock Transfer Agent

     The transfer agent and registrar for the Common Stock is Boston EquiServe L.P.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the Offering, there has been no market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after the Offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.


     Upon completion of the Offering (based on shares outstanding at September 30, 1998), the Company will have outstanding an aggregate of 10,158,260 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options or warrants. Of these shares, the 2,200,000 shares sold in the Offering will be freely tradable without restrictions or further registration under the Securities Act, unless such shares are purchased by an existing "affiliate" of the Company as that term is defined in Rule 144 under the Securities Act (an "Affiliate"). The remaining 7,958,260 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares") or are subject to the contractual restrictions described below. Restricted Shares may be sold in the public market only if registered or if they qualify for an exception from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. As a result of the contractual restrictions described below, the provisions of Rules 144, 144(k) and 701, and the Company's intention to file registration statements covering shares of Common Stock subject to outstanding stock options or issued pursuant to the exercise of stock options, approximately 212,000 shares will be eligible for sale (and not subject to repurchase by the Company) during the 180 days after the date of this Prospectus and approximately an additional 7,525,000 shares will be eligible for sale (and not subject to repurchase by the Company) upon expiration of the lock-up agreements 180 days after the date of this Prospectus.


     All of the officers and directors and certain stockholders and optionholders of the Company have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or publicly disclose the intention to make any such offer, sale, pledge or disposal for a period of 180 days after the date of this Prospectus, without the prior written consent of Credit Suisse First Boston Corporation. Credit Suisse First Boston Corporation currently has no plans to release any portion of the securities subject to lock-up agreements. When determining whether or not to release shares from the lock-up agreements, Credit Suisse First Boston Corporation will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an Affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 101,583 shares immediately after the Offering); or (ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Under rule 144(k), a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Accordingly, unless otherwise restricted, "144(k) shares" may therefore be sold immediately upon the completion of the Offering.

     Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisors prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of the Offering). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this Prospectus, may be sold (i) by persons other than Affiliates, subject only to the manner of sale provisions of Rule 144 and (ii) by Affiliates, under Rule 144 without compliance with its one-year minimum holding period requirements.

     The Company has agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, for a period of 180 days after the date of this Prospectus, without the prior written consent of Credit Suisse First Boston Corporation, subject to certain limited exceptions.

     Following the Offering, the Company intends to file registration statements under the Securities Act covering approximately 4,986,000 shares of Common Stock issued pursuant to the exercise of stock options, subject to outstanding options or reserved for issuance under the Company's 1997 Stock Incentive Plan, 1998 Stock Incentive Plan and 1998 Employee Stock Purchase Plan. Accordingly, shares registered under such registration statements will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market, except to the extent that such shares are subject to vesting restrictions with the Company or the contractual restrictions described above. See "Management -- Benefit Plans."

                                 UNDERWRITING


     Under the terms and subject to the conditions contained in an Underwriting
Agreement dated        , 1999 (the "Underwriting Agreement"), the underwriters
named below (the "Underwriters"), for whom Credit Suisse First Boston Corporation, Dain Rauscher Wessels, a division of Dain Rauscher Incorporated ("Dain Rauscher Wessels"), and NationsBanc Montgomery Securities LLC are acting as representatives (the "Representatives"), have severally but not jointly agreed to purchase from the Company the following respective number of shares of Common Stock:



                                                          Number of
                     Underwriters                          Shares
------------------------------------------------------   ----------
      Credit Suisse First Boston Corporation .........
      Dain Rauscher Wessels ..........................
      NationsBanc Montgomery Securities LLC ..........
                                                         ---------

        Total ........................................   2,200,000
                                                         =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to approval of certain conditions precedent and that the Underwriters will be obligated to purchase all of the shares of the Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Company has granted to the Underwriters an option expiring on the 30th day after the date of this Prospectus to purchase up to 330,000 additional shares of Common Stock at the initial public offering price, less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of shares of Common Stock. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as it was obligated to purchase pursuant to the Underwriting Agreement.

     The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and, through the Representatives, to certain dealers (who may include the
Underwriters) at such price less a concession of $       per share, and the
Underwriters and such dealers may allow a discount of $      per share on sales
to certain other dealers. After the Offering, the public offering price and concession and discount to dealers may be changed by the Representatives.


     The following table summarizes the compensation to be paid to the Underwriters by the Company and the expenses payable by the Company.




                                                                             Total
                                                               ----------------------------------
                                                                    Without             With
                                                  Per Share     Over-allotment     Over-allotment
                                                 -----------   ----------------   ---------------
Underwriting Discounts and Commissions paid by
 the Company .................................      $               $                  $
Expenses payable by the Company ..............      $               $                  $


     The Representatives have informed the Company that they do not expect discretionary sales by the Underwriters to exceed 5% of the shares being offered hereby.

     The Company, its officers and directors, and certain other existing stockholders and optionholders of the Company have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or, in the case of the Company, file with the Securities and Exchange Commission a registration statement relating to, any shares of Common Stock or securities exchangeable or exercisable for or convertible into shares of Common Stock or publicly disclose the intention to do any of the foregoing without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this Prospectus, except under certain circumstances.

     The Underwriters have reserved for sale, at the initial public offering
price, up to       shares of the Common Stock for employees, directors and
certain other persons associated with the Company who have expressed an interest in purchasing such shares of Common Stock in the Offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as other shares offered hereby.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Underwriters may be required to make in respect thereof.

     WA&H Investments, LLC ("WA&H"), a stockholder of the Company, is affiliated with Dain Rauscher Wessels, one of the Representatives of the Underwriters. In June 1996 WA&H purchased 54,204 shares of Series B Preferred Stock at a purchase price of $4.52 per share, which will automatically convert into 108,408 shares of Common Stock upon the closing of the Offering, and in May 1997 WA&H purchased 62,500 shares of Series D Preferred Stock at a purchase price of $4.00 per share, which will automatically convert into the same number of shares of Common Stock upon the closing of the Offering.

     Credit Suisse First Boston Corporation has purchased approximately $90,000 of the Company's software products and related services since the Company's inception. Credit Suisse First Boston Corporation obtained such products and services through arms-length negotiations on terms substantially similar to terms obtained by other customers of the Company for similar products and services.


     The Common Stock has been approved for listing on The Nasdaq Stock Market's National Market under the symbol "ALLR."


     Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price will be determined by negotiation between the Company and the Representatives. Among the principal factors to be considered in determining the public offering price include the information set forth in this Prospectus and otherwise available to the Representatives; the history of, and the prospects for, the Company and the industry in which it competes; an assessment of the Company's management; the prospects for, and the timing of, future earnings of the Company; the present state of the Company's development and its current financial condition; the general condition of the securities markets at the time of the Offering; the recent market prices of, and the demand for, publicly-traded common stock of companies in businesses similar to those of the Company; market conditions for initial public offerings; and other relevant factors. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the market subsequent to the Offering at or above the initial public offering price.

     The Representatives, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act"). Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of shares of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate when shares of the Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                         NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

     The distribution of the Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of Common Stock are effected. Accordingly, any resale of the Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.

Representations of Purchasers

     Each purchaser of Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

     A purchaser of Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Common Stock acquired by such purchaser pursuant to the Offering. Such a report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Common Stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

     Canadian purchasers of Common Stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Common Stock in their particular circumstances and with respect to the eligibility of the Common Stock for investment by the purchaser under relevant Canadian Legislation.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Foley, Hoag & Eliot LLP, Boston, Massachusetts. Certain legal matters will be passed upon for the Underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

     The financial statements of Allaire Corporation as of December 31, 1996 and 1997 and as of September 30, 1998 and for the period from inception (May 5, 1995) through December 31, 1995, for each of the two years in the period ended December 31, 1997 and for the nine months ended September 30, 1998, all of which are included in this Prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (including all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of the contract or document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by reference to such exhibit. Copies of the Registration Statement may be examined without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, or by calling the Commission at 1-800-SEC-0330, at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that make electronic filings with the Commission.

     The Company intends to furnish to its stockholders annual reports containing financial statements audited by an independent public accounting firm.

                              ALLAIRE CORPORATION

                         INDEX TO FINANCIAL STATEMENTS



                                                                                         Page
                                                                                        -----
Report of Independent Accountants ...................................................    F-2
Balance Sheet as of December 31, 1996 and 1997 and September 30, 1998 ...............    F-3
Statement of Operations for the period from inception (May 5, 1995)
 through December 31, 1995, the years ended December 31, 1996
 and 1997 and the nine months ended September 30, 1997 (unaudited) and 1998 .........    F-4
Statement of Redeemable Convertible Preferred Stock and Stockholders' Deficit for the
 period from inception (May 5, 1995) through December 31, 1995, the years ended
 December 31, 1996 and 1997 and the nine months ended September 30, 1998 ............    F-5
Statement of Cash Flows for the period from inception (May 5, 1995) through
 December 31, 1995, the years ended December 31, 1996 and 1997 and the
 nine months ended September 30, 1997 (unaudited) and 1998 ..........................    F-6
Notes to Financial Statements .......................................................    F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and
Stockholders of Allaire Corporation

In our opinion, the accompanying balance sheet and the related statements of operations, of redeemable convertible preferred stock and stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Allaire Corporation at December 31, 1996 and 1997 and September 30, 1998, and the results of its operations and its cash flows for the period from inception (May 5, 1995) through December 31, 1995, the two years in the period ended December 31, 1997 and the nine months ended September 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




PricewaterhouseCoopers LLP
Boston, Massachusetts
December 9, 1998

                              ALLAIRE CORPORATION

                                 BALANCE SHEET
                (In thousands, except share and per share data)

                                                                                         December 31,
                                                                                   -----------------------
                                                                                       1996        1997
                                                                                   ----------- -----------
Assets
Current assets:
 Cash and cash equivalents .......................................................  $     526   $   5,521
 Accounts receivable, net of allowance for doubtful accounts and sales returns of $220, $487, and $480 at December 31, 1996 and 1997 and September 30,
  1998, respectively .............................................................        617       1,413
 Prepaid expenses and other current assets .......................................         87         236
                                                                                    ---------   ---------
      Total current assets .......................................................      1,230       7,170
Property and equipment, net ......................................................        568       2,209
Other assets, net ................................................................        240         318
                                                                                    ---------   ---------
      Total assets ...............................................................  $   2,038   $   9,697
                                                                                    =========   =========
Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Deficit
Current liabilities:
 Current portion of capital lease obligations ....................................  $      --   $     315
 Current portion of notes payable ................................................         33          --
 Accounts payable ................................................................        486       1,601
 Accrued expenses ................................................................        120       1,320
 Accrued employee compensation and benefits ......................................        259       1,130
 Deferred revenue ................................................................        108       1,312
                                                                                    ---------   ---------
      Total current liabilities ..................................................      1,006       5,678
Capital lease obligations ........................................................         --         499
Notes payable ....................................................................         --          --
                                                                                    ---------   ---------
      Total liabilities ..........................................................      1,006       6,177
                                                                                    ---------   ---------
Redeemable convertible preferred stock:
 Series B, $.01 par value;
   Authorized: 508,849 shares at December 31, 1996; 514,306
    at December 31, 1997 and September 30, 1998 actual and pro forma
   Issued and outstanding: 508,849 shares at December 31, 1996; 514,306 at
    December 31, 1997 and September 30, 1998 actual; none at September 30, 1998
    pro forma ....................................................................      2,300       2,325
 Series C, $.01 par value;
   Authorized: 84,600 shares at December 31, 1996; 169,200 at December 31, 1997 and September 30, 1998 actual and pro forma
   Issued and outstanding: 84,600 shares at December 31, 1996; 169,200 at December
    31, 1997 and September 30, 1998 actual; none at September 30, 1998 pro forma          500       1,000
 Series D, $.01 par value;
   Authorized: no shares at December 31, 1996; 2,500,000 at December 31, 1997 and
    September 30, 1998 actual and pro forma
   Issued and outstanding: no shares at December 31, 1996; 2,336,909 at
    December 31, 1997 and September 30, 1998 actual; none at September 30, 1998
    pro forma ....................................................................         --       9,348
                                                                                    ---------   ---------
Total redeemable convertible preferred stock .....................................      2,800      12,673
                                                                                    ---------   ---------
Stockholders' deficit:
 Series A convertible preferred stock, $.01 par value;
   Authorized: 200,000 shares at December 31, 1996, December 31, 1997 and
    September 30, 1998 actual and pro forma
   Issued and outstanding: 43,557 shares at December 31, 1996; 56,557 at December
    31, 1997; 57,213 at September 30, 1998 actual; none at September 30, 1998 pro
    forma ........................................................................        177         255
 Common stock, $.01 par value;
   Authorized: 10,000,000 shares at December 31, 1996, December 31, 1997 and
    September 30, 1998 actual; 35,000,000 at September 30, 1998 pro forma
   Issued and outstanding: 3,002,500 shares at December 31, 1996 and 1997;
    4,143,986 issued and 4,140,569 outstanding at September 30, 1998 actual;
    7,961,677 issued and 7,958,260 outstanding at September 30, 1998 pro forma             30          30
 Additional paid-in capital ......................................................         13          13
 Accumulated deficit .............................................................     (1,968)     (9,435)
 Deferred compensation ...........................................................         --          --
 Stock subscriptions receivable ..................................................        (20)        (16)
                                                                                    ---------   ---------
Total stockholders' deficit ......................................................     (1,768)     (9,153)
                                                                                    ---------   ---------
Commitments and contingencies (Note 13)
      Total liabilities, redeemable convertible preferred stock and
       stockholders' deficit .....................................................  $   2,038   $   9,697
                                                                                    =========   =========



                                                                                                    Pro Forma
                                                                                     Sept. 30,      Sept. 30,
                                                                                       1998           1998
                                                                                   ------------ ----------------
                                                                                                 (Notes 2 and 7)
                                                                                                   (unaudited)
Assets
Current assets:
 Cash and cash equivalents .......................................................  $    1,879     $    1,879
 Accounts receivable, net of allowance for doubtful accounts and sales returns of $220, $487, and $480 at December 31, 1996 and 1997 and September 30,
  1998, respectively .............................................................       2,388          2,388
 Prepaid expenses and other current assets .......................................         610            610
                                                                                    ----------     ----------
      Total current assets .......................................................       4,877          4,877
Property and equipment, net ......................................................       3,072          3,072
Other assets, net ................................................................         381            381
                                                                                    ----------     ----------
      Total assets ...............................................................  $    8,330     $    8,330
                                                                                    ==========     ==========
Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Deficit
Current liabilities:
 Current portion of capital lease obligations ....................................  $      334     $      334
 Current portion of notes payable ................................................         352            352
 Accounts payable ................................................................       1,842          1,842
 Accrued expenses ................................................................       3,055          3,055
 Accrued employee compensation and benefits ......................................       2,302          2,302
 Deferred revenue ................................................................       2,933          2,933
                                                                                    ----------     ----------
      Total current liabilities ..................................................      10,818         10,818
Capital lease obligations ........................................................         247            247
Notes payable ....................................................................         973            973
                                                                                    ----------     ----------
      Total liabilities ..........................................................      12,038         12,038
                                                                                    ----------     ----------
Redeemable convertible preferred stock:
 Series B, $.01 par value;
   Authorized: 508,849 shares at December 31, 1996; 514,306
    at December 31, 1997 and September 30, 1998 actual and pro forma
   Issued and outstanding: 508,849 shares at December 31, 1996; 514,306 at
    December 31, 1997 and September 30, 1998 actual; none at September 30, 1998
    pro forma ....................................................................       2,325             --
 Series C, $.01 par value;
   Authorized: 84,600 shares at December 31, 1996; 169,200 at December 31, 1997 and September 30, 1998 actual and pro forma
   Issued and outstanding: 84,600 shares at December 31, 1996; 169,200 at December
    31, 1997 and September 30, 1998 actual; none at September 30, 1998 pro forma         1,000             --
 Series D, $.01 par value;
   Authorized: no shares at December 31, 1996; 2,500,000 at December 31, 1997 and
    September 30, 1998 actual and pro forma
   Issued and outstanding: no shares at December 31, 1996; 2,336,909 at
    December 31, 1997 and September 30, 1998 actual; none at September 30, 1998
    pro forma ....................................................................       9,348             --
                                                                                    ----------     ----------
Total redeemable convertible preferred stock .....................................      12,673             --
                                                                                    ----------     ----------
Stockholders' deficit:
 Series A convertible preferred stock, $.01 par value;
   Authorized: 200,000 shares at December 31, 1996, December 31, 1997 and
    September 30, 1998 actual and pro forma
   Issued and outstanding: 43,557 shares at December 31, 1996; 56,557 at December
    31, 1997; 57,213 at September 30, 1998 actual; none at September 30, 1998 pro
    forma ........................................................................         260             --
 Common stock, $.01 par value;
   Authorized: 10,000,000 shares at December 31, 1996, December 31, 1997 and
    September 30, 1998 actual; 35,000,000 at September 30, 1998 pro forma
   Issued and outstanding: 3,002,500 shares at December 31, 1996 and 1997;
    4,143,986 issued and 4,140,569 outstanding at September 30, 1998 actual;
    7,961,677 issued and 7,958,260 outstanding at September 30, 1998 pro forma              41             79
 Additional paid-in capital ......................................................       1,140         14,035
 Accumulated deficit .............................................................     (17,423)       (17,423)
 Deferred compensation ...........................................................        (383)          (383)
 Stock subscriptions receivable ..................................................         (16)           (16)
                                                                                    ----------     ----------
Total stockholders' deficit ......................................................     (16,381)        (3,708)
                                                                                    ----------     ----------
Commitments and contingencies (Note 13)
      Total liabilities, redeemable convertible preferred stock and
       stockholders' deficit .....................................................  $    8,330     $    8,330
                                                                                    ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                              ALLAIRE CORPORATION

                            STATEMENT OF OPERATIONS
                     (In thousands, except per share data)



                                                        Period from
                                                         inception
                                                       (May 5, 1995)        Year ended            Nine months ended
                                                          through          December 31,             September 30,
                                                       December 31,  ----------------------- ---------------------------
                                                           1995          1996        1997        1997          1998
                                                      -------------- ----------- ----------- ------------ -------------
                                                                                              (unaudited)
Revenue:
 Software license fees ..............................    $    --      $  2,358    $  7,116     $  4,335     $  11,716
 Services ...........................................         --            --         534          260         2,187
                                                         -------      --------    --------     --------     ---------
    Total revenue ...................................         --         2,358       7,650        4,595        13,903
                                                         -------      --------    --------     --------     ---------
Cost of revenue:
 Software license fees ..............................         --           234         961          540         1,262
 Services ...........................................         --            --       1,453          845         2,855
                                                         -------      --------    --------     --------     ---------
    Total cost of revenue ...........................         --           234       2,414        1,385         4,117
                                                         -------      --------    --------     --------     ---------
Gross profit ........................................         --         2,124       5,236        3,210         9,786
                                                         -------      --------    --------     --------     ---------
Operating expenses:
 Research and development ...........................         65           873       2,702        1,801         3,371
 Sales and marketing ................................         49         1,576       7,272        4,216        11,561
 General and administrative .........................         74         1,387       2,874        1,866         2,871
                                                         -------      --------    --------     --------     ---------
    Total operating expenses ........................        188         3,836      12,848        7,883        17,803
                                                         -------      --------    --------     --------     ---------
Loss from operations ................................       (188)       (1,712)     (7,612)      (4,673)       (8,017)
Interest income, net ................................         --            14         187          125            29
                                                         -------      --------    --------     --------     ---------
Net loss ............................................    $  (188)     $ (1,698)   $ (7,425)    $ (4,548)    $  (7,988)
                                                         =======      ========    ========     ========     =========
Basic and diluted net loss per share ................    $ (0.09)     $  (0.97)   $  (4.40)    $  (2.87)    $   (2.84)
Shares used in computing basic and diluted
 net loss per share .................................      2,200         1,743       1,687        1,584         2,813
Unaudited pro forma basic and diluted net
 loss per share .....................................                             $  (1.38)                 $   (1.13)
Shares used in computing unaudited pro
 forma basic and diluted net loss per share .........                                5,378                      7,054



   The accompanying notes are an integral part of these financial statements.

                              ALLAIRE CORPORATION

 STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
                       (In thousands, except share data)



                                                     Redeemable
                                                     convertible
                                                      preferred           Convertible
                                                        stock           preferred stock        Common stock
                                               ----------------------- ----------------- -------------------------
                                                  Shares      Amount    Shares   Amount      Shares     Par value
                                               ------------ ---------- -------- -------- ------------- -----------
Initial capital contribution by founders .....               $                    $        2,200,000      $22
 Net loss ....................................
                                                  -------    -------   -------    ----    ----------      ---
Balance, December 31, 1995 ...................         --         --        --      --     2,200,000       22
 Issuance of common stock in
  exchange for stock subscriptions
  receivable .................................                                             1,800,000       18
 Issuance of Series A convertible
  preferred stock upon conversion of
  notes payable and accrued interest .........                          43,557     177
 Issuance of Series B redeemable
  convertible preferred stock, net of
  issuance costs of $55 ......................    508,849      2,300
 Forgiveness of stock subscriptions
  receivable in exchange for cancel-
  lation of shares of common stock ...........                                              (920,000)      (9)
 Repurchase and cancellation of shares
  of common stock ............................                                               (80,000)      (1)
 Issuance of Series C redeemable
  convertible preferred stock, net of
  issuance costs of $12 ......................     84,600        500
 Exercise of employee stock options ..........                                                 2,500       --
 Net loss ....................................
                                                  -------    -------   -------    ----    ----------      ---
Balance, December 31, 1996 ...................    593,449      2,800    43,557     177     3,002,500       30
 Issuance of Series A convertible
  preferred stock in acquisition of
  Bradbury Software L.L.C. ...................                          13,000      78
 Issuance of Series C redeemable
  convertible preferred stock ................     84,600        500
 Issuance of Series B redeemable
  convertible preferred stock ................      5,457         25
 Issuance of Series D redeemable
  convertible preferred stock, net of
  issuance costs of $42 ......................  2,272,719      9,091
 Issuance of Series D redeemable
  convertible preferred stock upon
  conversion of notes payable and
  accrued interest ...........................     64,190        257
 Repayment of stock subscription
  receivable .................................
 Net loss ....................................
                                                ---------    -------   -------    ----    ----------      ---
Balance, December 31, 1997 ...................  3,020,415     12,673    56,557     255     3,002,500       30
 Issuance of Series A convertible
  preferred stock ............................                             656       5
 Exercise of employee stock options ..........                                             1,141,486       11
 Repurchase of common stock held
  in treasury ................................
 Deferred compensation relating to
  grants of stock options ....................
 Compensation relating to grants of
  stock options ..............................
 Net loss ....................................
                                                ---------    -------   -------    ----     ---------      ---
Balance, September 30, 1998 ..................  3,020,415    $12,673    57,213    $260     4,143,986      $41
                                                =========    =======   =======    ====     =========      ===



                                                Additional                                    Stock           Total
                                                  paid-in    Accumulated     Deferred     subscriptions   stockholders'
                                                  capital      deficit     compensation     receivable       deficit
                                               ------------ ------------- -------------- --------------- --------------
Initial capital contribution by founders .....    $  --       $     (15)      $   --          $  --        $      7
 Net loss ....................................                     (188)                                       (188)
                                                  -----       ---------       ------          -----        --------
Balance, December 31, 1995 ...................       --            (203)          --             --            (181)
 Issuance of common stock in
  exchange for stock subscriptions
  receivable .................................       27                                         (45)             --
 Issuance of Series A convertible
  preferred stock upon conversion of
  notes payable and accrued interest .........                                                                  177
 Issuance of Series B redeemable
  convertible preferred stock, net of
  issuance costs of $55 ......................                      (55)                                        (55)
 Forgiveness of stock subscriptions
  receivable in exchange for cancel-
  lation of shares of common stock ...........      (14)                                         23              --
 Repurchase and cancellation of shares
  of common stock ............................       (1)                                          2              --
 Issuance of Series C redeemable
  convertible preferred stock, net of
  issuance costs of $12 ......................                      (12)                                        (12)
 Exercise of employee stock options ..........        1                                                           1
 Net loss ....................................                   (1,698)                                     (1,698)
                                                  -----       ---------       ------          -----        --------
Balance, December 31, 1996 ...................       13          (1,968)          --            (20)         (1,768)
 Issuance of Series A convertible
  preferred stock in acquisition of
  Bradbury Software L.L.C. ...................                                                                   78
 Issuance of Series C redeemable
  convertible preferred stock ................
 Issuance of Series B redeemable
  convertible preferred stock ................
 Issuance of Series D redeemable
  convertible preferred stock, net of
  issuance costs of $42 ......................                      (42)                                        (42)
 Issuance of Series D redeemable
  convertible preferred stock upon
  conversion of notes payable and
  accrued interest ...........................
 Repayment of stock subscription
  receivable .................................                                                    4               4
 Net loss ....................................                   (7,425)                                     (7,425)
                                                  -----       ---------       ------          -----        --------
Balance, December 31, 1997 ...................       13          (9,435)          --            (16)         (9,153)
 Issuance of Series A convertible
  preferred stock ............................                                                                    5
 Exercise of employee stock options ..........      526                                                         537
 Repurchase of common stock held
  in treasury ................................       (2)                                                         (2)
 Deferred compensation relating to
  grants of stock options ....................      454                         (454)                            --
 Compensation relating to grants of
  stock options ..............................      149                           71                            220
 Net loss ....................................                   (7,988)                                     (7,988)
                                                  ------      ---------       ------          -----        --------
Balance, September 30, 1998 ..................    $1,140      $ (17,423)      $ (383)         $ (16)       $(16,381)
                                                  ======      =========       ======          =====        ========



   The accompanying notes are an integral part of these financial statements.

                              ALLAIRE CORPORATION

                            STATEMENT OF CASH FLOWS
                       (In thousands, except share data)



                                                                      Period from
                                                                       inception
                                                                     (May 5, 1995)         Year ended
                                                                        through           December 31,
                                                                     December 31,  -------------------------
                                                                         1995          1996         1997
                                                                    -------------- ------------ ------------
Cash flows from operating activities:
 Net loss .........................................................     $ (188)      $ (1,698)    $ (7,425)
 Adjustments to reconcile net loss to net cash provided by
  (used for) operating activities:
   Depreciation and amortization ..................................          1             94          726
   Interest converted into shares of preferred stock ..............         --              2            5
   Compensation expense relating to issuance of note payable
    under severance agreement .....................................         --             90           --
   Compensation expense relating to issuance of equity
    instruments ...................................................         --             --           --
   Changes in assets and liabilities:
    Accounts receivable ...........................................        (40)          (577)        (796)
    Prepaid expenses and other current assets .....................        (11)           (76)        (149)
    Other assets ..................................................         --           (254)         (55)
    Accounts payable ..............................................         27            459        1,115
    Accrued expenses ..............................................         11            368        2,071
    Deferred revenue ..............................................        211           (103)       1,204
                                                                        ------       --------     --------
      Total adjustments ...........................................        199              3        4,121
                                                                        ------       --------     --------
      Net cash provided by (used for) operating activities ........         11         (1,695)      (3,304)
                                                                        ------       --------     --------
Cash flows from investing activities:
 Purchases of property and equipment ..............................        (47)          (598)      (1,502)
 Payment for acquisition of Bradbury Software L.L.C. ..............         --             --         (252)
                                                                        ------       --------     --------
      Net cash used for investing activities ......................        (47)          (598)      (1,754)
                                                                        ------       --------     --------
Cash flows from financing activities:
 Proceeds from sale leaseback transaction .........................         --             --          421
 Principal payments on capital lease obligations ..................         --             --         (165)
 Proceeds from issuance of convertible notes payable ..............         --            175          252
 Proceeds from issuance of notes payable ..........................         60             88           --
 Principal payments on notes payable ..............................        (10)          (195)         (33)
 Proceeds from sale of common stock ...............................          3              1           --
 Proceeds from sale of redeemable convertible preferred stock,
  net of issuance costs ...........................................         --          2,733        9,574
 Payments to acquire treasury stock ...............................         --             --           --
 Payment received on stock subscription receivable ................         --             --            4
                                                                        ------       --------     --------
      Net cash provided by financing activities ...................         53          2,802       10,053
                                                                        ------       --------     --------
Net increase (decrease) in cash and cash equivalents ..............         17            509        4,995
Cash and cash equivalents, beginning of period ....................         --             17          526
                                                                        ------       --------     --------
Cash and cash equivalents, end of period ..........................     $   17       $    526     $  5,521
                                                                        ======       ========     ========
Supplemental disclosure of cash flow information:
 Cash paid for interest ...........................................     $   --       $      4     $     46
Supplemental disclosure of non-cash investing and financing
 activities:
 Conversion of notes payable and related accrued interest of $2
  into 43,557 shares of Series A convertible preferred stock ......     $   --       $    175     $     --
 Issuance of Series A convertible preferred stock for acquisition
  of Bradbury Software L.L.C. .....................................     $   --       $     --     $     78
 Conversion of note payable and related accrued interest of $5 into 64,190 shares of Series D redeemable convertible
  preferred stock .................................................     $   --       $     --     $    252
 Capital lease obligations ........................................     $   --       $     --     $    979



                                                                          Nine months ended
                                                                            September 30,
                                                                    ----------------------------
                                                                        1997          1998
                                                                    ------------ --------------
                                                                     (unaudited)
Cash flows from operating activities:
 Net loss .........................................................   $ (4,548)     $(7,988)
 Adjustments to reconcile net loss to net cash provided by
  (used for) operating activities:
   Depreciation and amortization ..................................        432        1,030
   Interest converted into shares of preferred stock ..............          5           --
   Compensation expense relating to issuance of note payable
    under severance agreement .....................................         --           --
   Compensation expense relating to issuance of equity
    instruments ...................................................         --          220
   Changes in assets and liabilities:
    Accounts receivable ...........................................       (243)        (975)
    Prepaid expenses and other current assets .....................       (158)        (374)
    Other assets ..................................................        (35)        (270)
    Accounts payable ..............................................        506          241
    Accrued expenses ..............................................      1,358        2,907
    Deferred revenue ..............................................        856        1,621
                                                                      --------      -------
      Total adjustments ...........................................      2,721        4,400
                                                                      --------      -------
      Net cash provided by (used for) operating activities ........     (1,827)      (3,588)
                                                                      --------      -------
Cash flows from investing activities:
 Purchases of property and equipment ..............................       (794)      (1,686)
 Payment for acquisition of Bradbury Software L.L.C. ..............       (252)          --
                                                                      --------      -------
      Net cash used for investing activities ......................     (1,046)      (1,686)
                                                                      --------      -------
Cash flows from financing activities:
 Proceeds from sale leaseback transaction .........................        421           --
 Principal payments on capital lease obligations ..................        (90)        (233)
 Proceeds from issuance of convertible notes payable ..............        252           --
 Proceeds from issuance of notes payable ..........................         --        1,406
 Principal payments on notes payable ..............................        (33)         (81)
 Proceeds from sale of common stock ...............................         --          537
 Proceeds from sale of redeemable convertible preferred stock,
  net of issuance costs ...........................................      9,574            5
 Payments to acquire treasury stock ...............................         --           (2)
 Payment received on stock subscription receivable ................         --           --
                                                                      --------      -------
      Net cash provided by financing activities ...................     10,124        1,632
                                                                      --------      -------
Net increase (decrease) in cash and cash equivalents ..............      7,251       (3,642)
Cash and cash equivalents, beginning of period ....................        526        5,521
                                                                      --------      -------
Cash and cash equivalents, end of period ..........................   $  7,777      $ 1,879
                                                                      ========      =======
Supplemental disclosure of cash flow information:
 Cash paid for interest ...........................................   $     30      $    93
Supplemental disclosure of non-cash investing and financing
 activities:
 Conversion of notes payable and related accrued interest of $2
  into 43,557 shares of Series A convertible preferred stock ......   $     --      $    --
 Issuance of Series A convertible preferred stock for acquisition
  of Bradbury Software L.L.C. .....................................   $     78      $    --
 Conversion of note payable and related accrued interest of $5 into 64,190 shares of Series D redeemable convertible
  preferred stock .................................................   $    252      $    --
 Capital lease obligations ........................................   $    979      $    --



   The accompanying notes are an integral part of these financial statements.

                              ALLAIRE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF THE BUSINESS AND BASIS OF PRESENTATION

     Allaire Corporation (the "Company") develops, markets and supports application development and server software for a wide range of Web development, from static Web pages to high-volume, interactive Web applications. The Company's products and services enable organizations to expand the reach of their information systems to the Web, as well as to develop new Web-based business applications in areas such as electronic commerce, content management and personalization. The Company's products integrate key emerging Web client and Web server software platforms and technologies and interoperate with key enterprise and client-server technologies.

     The Company was incorporated in the state of Minnesota in February 1996 as the surviving entity of a reorganization of Allaire, L.L.C., a Minnesota limited liability company originally formed in May 1995. At the time of the reorganization, the members of Allaire, L.L.C. exchanged their existing ownership interests for a proportionate number of shares of the Company's common stock and substantially all assets and liabilities of Allaire, L.L.C. were transferred to the Company at historical cost. In April 1997, the Company was reorganized as a Delaware corporation.

     The Company is subject to risks and uncertainties common to growing technology-based companies, including rapid technological change, growth and commercial acceptance of the Internet, dependence on principal products and third party technology, new product development, new product introductions and other activities of competitors, dependence on key personnel, reliance on a limited number of distributors, international expansion, lengthening sales cycle and limited operating history.

     The Company has also experienced substantial net losses in each fiscal period since its inception and, as of September 30, 1998, had an accumulated deficit of $17.4 million. Such losses and accumulated deficit resulted from the Company's lack of substantial revenue and significantly increased costs incurred in the development of the Company's products and in the preliminary establishment of the Company's infrastructure. For the foreseeable future, the Company expects to continue to experience significant growth in its operating expenses in order to execute its current business plan, particularly research and development and sales and marketing expenses. As a result, the Company's business plan indicates that additional financing would be required to support its planned expenditures. In the event that an initial public offering is not completed on a timely basis, the Company would seek such funding through a private financing. In the event that the Company has not completed an initial public offering or obtained other financing in excess of $3.0 million by February 28, 1999, the Company has a commitment from existing investors to provide a $3.0 million working capital line of credit. Any borrowings under this arrangement would be payable at the earlier of the closing of an initial public offering or February 28, 2000.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company invests its excess cash in money market funds, commercial paper and U.S. Treasury securities which are subject to minimal credit and market risk. The Company's cash equivalents are classified as available-for-sale and recorded at amortized cost which approximates fair value.

     Revenue Recognition

     The Company recognizes revenue from software license fees upon delivery to customers provided no significant post-delivery obligations or uncertainties remain and collection of the related receivable is probable. The Company accrues insignificant support costs associated with these licenses when revenue is recognized. Revenue under arrangements where multiple products or services are sold together under one contract is allocated to each element based on their relative fair values, with these fair values being determined using the price charged when that element is sold separately. For arrangements which include specified upgrade rights, the fair value of such upgrade rights is deferred until the specified upgrade is delivered. The Company provides most of its distributors with certain rights of return. An allowance for estimated future returns is recorded at the time revenue is recognized based on the Company's return

                              ALLAIRE CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

policies and historical experience. The Company offers subscriptions which entitle customers to all new releases for a specific product during the term of the subscription agreement. Revenue from subscription sales is recognized ratably over the term of the subscription agreement. Training and consulting services revenue is recognized as services are rendered, and revenue under support agreements is recognized ratably over the term of the support agreement.

     Fair Value of Financial Instruments

     The carrying amounts of the Company's financial instruments, which include cash equivalents, accounts receivable, accounts payable, accrued expenses, notes payable and redeemable convertible preferred stock, approximate their fair values at September 30, 1998.

     Concentrations of Credit Risk and Significant Customers

     Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. To minimize this risk, ongoing credit evaluations of customers' financial condition are performed, although collateral generally is not required. No single customer accounted for more than 10% of gross accounts receivable at December 31, 1996, while one customer accounted for 22% and 28% of gross accounts receivable at December 31, 1997 and September 30, 1998, respectively. In addition, this same customer accounted for 22% of total revenue for the nine months ended September 30, 1998. No single customer accounted for 10% of total revenue for the years ended December 31, 1996 and 1997. The Company maintains reserves for potential credit losses and such losses, in the aggregate, historically have not exceeded existing reserves.

     Research and Development and Software Development Costs

     Costs incurred in the research and development of the Company's products are expensed as incurred, except for certain software development costs. Costs associated with the development of computer software are expensed prior to the establishment of technological feasibility (as defined by Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed") and capitalized thereafter when material to the Company's financial position or results of operations. No software development costs have been capitalized by the Company since costs eligible for capitalization under SFAS No. 86 have been insignificant.

     Property and Equipment

     Property and equipment are recorded at cost and depreciated over their estimated useful lives, generally three to five years, using the straight-line method. Equipment held under capital leases are stated at the lower of fair market value of the related asset or the present value of the minimum lease payments at the inception of the lease and are amortized on a straight-line basis over the shorter of the life of the related asset or the lease term. Repair and maintenance costs are expensed as incurred.

     Accounting for Stock-Based Compensation

     The Company accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of the Company's common stock at the date of grant. The Company has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," through disclosure only (Note 9). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

     Income Taxes

     Prior to its reorganization as a C Corporation in February 1996 (Note 1), the Company was treated as a partnership for federal and state income tax purposes. Accordingly, no provision for corporate income taxes was recorded during this period and all losses were passed through to the Company's members. At the time of its reorganization, the Company adopted the liability method of accounting for income taxes as set forth in SFAS No. 109, "Accounting for Income Taxes."

                              ALLAIRE CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Advertising Expense

     The Company recognizes advertising expense as incurred. Advertising expense was approximately $6,000, $152,000, $643,000, and $553,000 for the
period from inception (May 5, 1995) through December 31, 1995, the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1998, respectively.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Unaudited Interim Financial Statements

     In the opinion of the Company's management, the September 30, 1997 unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for that period. The results of operations for the nine month period ended September 30, 1998 are not necessarily indicative of the results of operations for the full year of 1998.

     Unaudited Pro Forma Balance Sheet

     Upon the closing of the Company's initial public offering, all of the outstanding shares of Preferred Stock will automatically convert into 3,817,691 shares of common stock. These conversions have been reflected in the unaudited pro forma balance sheet as of September 30, 1998, and exclude 31,250 shares of Common Stock issuable upon the conversion of Series A Preferred Stock sold after September 30, 1998.

     Net Loss Per Share

     Net loss per share is computed under SFAS No. 128, "Earnings Per Share." Basic net loss per share is computed using the weighted average number of shares of common stock outstanding, excluding shares of common stock subject to repurchase. Diluted loss per share does not differ from basic loss per share since potential common shares from conversion of preferred stock, stock options and warrants and outstanding shares of common stock subject to repurchase are anti-dilutive for all periods presented. Pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding shares of preferred stock into common shares, as if the shares had converted immediately upon their issuance.

     Recently Issued Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of comprehensive income and its components. SFAS No. 130 was effective for the Company's fiscal year ending December 31, 1998. Adoption of SFAS No. 130 is for presentation purposes only and had no effect on the Company's financial position or results of operations.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." This statement changes the way that public business enterprises report segment information, including financial and descriptive information about their selected segment information. Under SFAS No. 131, operating segments are defined as revenue-producing components of the enterprise which are generally used internally for evaluating segment performance. SFAS No. 131 is effective for the Company's fiscal year ending December 31, 1998 and will not affect the Company's financial position or results of operations.

                              ALLAIRE CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 standardizes the disclosure requirements for pensions and other postretirement benefits and is effective for the Company's fiscal year ending December 31, 1998. SFAS No. 132 relates to disclosure only and will not affect the Company's financial position or results of operations.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not expect SFAS No. 133 to have a material affect on its financial position or results of operations.

     In February 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SoP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SoP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. The Company does not expect SoP 98-1, which is effective for the Company beginning January 1, 1999, to have a material affect its financial position or results of operations.

     In April 1998, the AcSEC issued SoP 98-5, "Reporting on the Costs of Start-Up Activities." Start-up activities are defined broadly as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. Under SoP 98-5, the cost of start-up activities should be expensed as incurred. SoP 98-5 is effective for the Company's fiscal 1999 financial statements and the Company does not expect its adoption to have a material affect on its financial position or results of operations.

3. ACQUISITION

     In March 1997, the Company acquired the business and substantially all of the assets of Bradbury Software L.L.C. ("Bradbury"), including all rights to Bradbury's HomeSite software product, in exchange for $252,000 in cash and 13,000 shares of the Company's Series A convertible preferred stock valued at $78,000. The Bradbury acquisition has been accounted for under the purchase method of accounting. Accordingly, the purchase price was allocated based upon the fair value of assets acquired and liabilities assumed. The excess of the purchase price over the fair value of the net assets acquired totaled $315,000. This amount has been included in other assets and is being amortized using the straight-line method over a three-year period. Amortization expense relating to this excess purchase price totaled $88,000 during the year ended December 31, 1997 and $79,000 during the nine months ended September 30, 1998. The operating results of Bradbury have been included in the financial statements since the date of the acquisition. Pro forma presentations have not been included as the acquisition was not material to the results of operations of the Company.

     The former owner of Bradbury is entitled to additional cash payments of up to $165,000, depending on the length of time he remains employed by the Company. During the year ended December 31, 1997 and the nine months ended September 30, 1998, a total of $82,000 and $83,000, respectively, was earned and recorded as compensation expense under this arrangement.

     In order to finance the Bradbury acquisition, the Company issued 10% convertible notes payable totaling $252,000 and warrants to purchase 6,300 shares of the Company's common stock at a price of $4.00 per share to a stockholder (Note 8). All principal and accrued interest of $5,000 on these notes was converted into 64,190 shares of Series D preferred stock in May 1997.

4. INVESTMENT IN YESLER SOFTWARE, INC.

     In July 1998, the Company entered into an agreement under which it contributed certain non-core technology and agreed to provide certain services to Yesler Software, Inc. ("Yesler") in exchange for 907,591 shares of Yesler's voting common stock, representing approximately 34% of the outstanding capital stock of Yesler at that time.

                              ALLAIRE CORPORATION

4. INVESTMENT IN YESLER SOFTWARE, INC. (Continued)

Subsequently, the Company transferred 76,903 shares of Yesler common stock to three of its employees. The value of the shares transferred was not material at the date transferred. Of the shares acquired, an aggregate of 605,060 shares are subject to repurchase at a price of $0.10 per share under certain circumstances. The number of shares subject to this repurchase right will be reduced quarterly over a three-year period. The Company has no obligation to fund the future operations of Yesler and plans to account for its investment under the equity method.


5. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                   December 31,
                                                            ---------------------------
                                                                                           September 30,
                                                                1996           1997            1998
                                                            -----------   -------------   --------------
Furniture and fixtures ..................................    $ 106,000     $  574,000      $    835,000
Furniture and fixtures under capital lease ..............           --        127,000            78,000
Equipment ...............................................      502,000        638,000         1,857,000
Equipment under capital lease ...........................           --        852,000           843,000
Software ................................................           --        316,000           420,000
Leasehold improvements ..................................       38,000        148,000           296,000
                                                             ---------     ----------      ------------
                                                               646,000      2,655,000         4,329,000
Less: Accumulated depreciation and amortization .........      (78,000)      (446,000)       (1,257,000)
                                                             ---------     ----------      ------------
                                                             $ 568,000     $2,209,000      $  3,072,000
                                                             =========     ==========      ============

     Depreciation and amortization expense for the period from inception (May 5, 1995) through December 31, 1995, the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1998 was $1,000, $80,000, $434,000, and $822,000, respectively.


     Capital Lease

     In December 1996, the Company entered into an agreement with a leasing company to establish a line of credit which enabled the Company to finance up to $1,000,000 in purchases of property and equipment under capital leases (the "Lease Line"). Each borrowing under the Lease Line is payable in equal monthly installments over a period of 36 months. In connection with this agreement, the Company issued warrants to purchase shares of its Series A convertible preferred stock (Note 7). The Lease Line expired in December 1997.

     During 1997, the Company sold and immediately leased back certain equipment under the Lease Line. The loss on this sale leaseback transaction was recorded in 1997 and was not material to the Company's results of operations. Amortization of property and equipment under capital leases totaled $181,000 and $220,000 during the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively. Accumulated amortization on property and equipment under capital lease totaled $181,000 at December 31, 1997 and $401,000 at September 30, 1998. Interest expense relating to capital lease obligations totaled $38,000 and $40,000 for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively.

6. LINES OF CREDIT

     Equipment and Working Capital Line

     In December 1996, the Company entered into an agreement with a bank to establish a line of credit which enabled the Company to borrow up to $400,000 for the acquisition of fixed assets and for working capital purposes through June 1997. In March 1998, this line of credit agreement was canceled and replaced with a new line of credit which provides for borrowings up to $2,000,000 for working capital purposes and for the issuance of letters of credit through the earlier of the closing of an initial public offering or March 26, 1999. Amounts available under the line are determined based upon eligible accounts receivable. All borrowings and letters of credit are collateralized by substantially all of the Company's assets and all borrowings bear interest at the bank's prime rate (8.25% as of September 30, 1998) plus 1%.

                              ALLAIRE CORPORATION

6. LINES OF CREDIT (Continued)

As of September 30, 1998, letters of credit totaling $487,000 had been issued against the line and $1,513,000 was available for additional borrowings. The terms of the line of credit require the maintenance of certain minimum financial ratios and conditions and include other covenants similar to those in the initial agreement. In August 1998, the Company received a covenant waiver from the bank for the months of May and June 1998, and the bank amended the terms of the arrangement to waive certain financial covenants through October 1998. In December 1998, the bank extended the terms of the arrangement to waive certain financial covenants from November 1998 through the earlier of the closing of an initial public offering or March 26, 1999.

     Equipment Loan Line

     In May 1998, the Company entered into an equipment loan line agreement (the "Equipment Loan Line") under which the Company may borrow up to $2,000,000 to finance fixed asset purchases through December 1998. The initial term of each loan is 36 months from the borrowing date. Monthly payments are equal to 3.155% of the original amount borrowed, for an effective interest rate of approximately 15%. At the end of term, the Company may choose to make one additional payment of 15% of the original amount funded or, if no default has occurred, the term may be extended for an additional 6 months at the original monthly payment rate. The Equipment Loan Line contains no financial covenants and there are no cross-default provisions in connection with the equipment and working capital line described above. All borrowings are collateralized by the purchased assets. In June 1998, the Company borrowed $1,406,000 under the Equipment Loan Line, which was collateralized by previously purchased equipment. At September 30, 1998, annual cash payments on the borrowings under the Equipment Loan Line are as follows:

   1998 (three months ended December 31, 1998) .........    $  133,000
   1999 ................................................       532,000
   2000 ................................................       532,000
   2001 ................................................       477,000
                                                            ----------
   Total cash payments .................................     1,674,000
   Less--amount representing interest ..................       349,000
                                                            ----------
   Present value of notes payable ......................    $1,325,000
                                                            ==========

     In December 1998, the Company borrowed an additional $214,000 under the Equipment Loan Line.

7. PREFERRED STOCK

     The holders of the Series A, Series B, Series C and Series D preferred stock (the "Preferred Stock") are hereinafter referred to collectively as the "Preferred Stockholders" and the holders of the Series B, Series C and Series D preferred stock (the "Redeemable Preferred Stock") are hereinafter referred to collectively as the "Redeemable Preferred Stockholders." The Preferred Stockholders have the following rights and privileges:

     Voting Rights

     The Preferred Stockholders generally vote together with all other classes and series of stock as a single class on all matters and are entitled to a number of votes equal to the number of shares of common stock into which each share of such stock is convertible. With respect to the number of directors, only the Redeemable Preferred Stockholders, voting as a single class, may vote on any increase of the maximum number of directors constituting the Board of Directors to a number in excess of five. With respect to the election of directors, (i) the Redeemable Preferred Stockholders, voting as a single class, may elect one director and (ii) the common stockholders and Preferred Stockholders, voting as a single class, may elect two directors. The remaining two directors shall be elected by a combined vote of both (i) the common stockholders and the Series A preferred stockholders, voting as a single class, and (ii) the Redeemable Preferred Stockholders, voting as a single class.

     Conversion

     Each share of Series A, Series B and Series C preferred stock is convertible, at the option of the holder, into two shares of common stock, except for 656 shares of Series A preferred stock, each of which converts into one

                              ALLAIRE CORPORATION

7. PREFERRED STOCK (Continued)

share of common stock, subject to certain anti-dilution adjustments. Each share of Series D preferred stock is convertible, at the option of the holder, into one share of common stock, subject to certain anti-dilution adjustments. The Series A preferred stock will automatically convert into shares of common stock upon the closing of an underwritten public offering of the Company's common stock involving aggregate proceeds to the Company of at least $2,000,000. The Series B, Series C and Series D preferred stock will automatically convert into shares of common stock upon the closing of an underwritten public offering of the Company's common stock involving aggregate proceeds to the Company of at least $15,000,000 and a per share price of not less than $11.30.

     Dividend Rights

     The Preferred Stockholders are not entitled to receive any dividends unless declared by the Company's Board of Directors. In the event that dividends are paid on the common stock, the Preferred Stockholders are entitled to receive dividends at the same rate and at the same time as the common stockholders, with each share of Preferred Stock being treated as equal to the number of shares of common stock into which each share of such stock is convertible.

     Liquidation Preferences

     In the event of any liquidation, dissolution or winding up of the Company, the Preferred Stockholders are entitled to receive, in preference to the holders of the common stock, an amount equal to the greater of (i) the original purchase price per share, respectively, subject to certain anti-dilution adjustments, or (ii) such amount as would have been payable had such shares been converted to common stock just prior to liquidation. The original purchase price per share of the Series B, Series C and Series D preferred stock was $4.52, $5.91 and $4.00, respectively. The original purchase price per share of the Series A preferred stock was $4.07, except for 656 shares which had an original purchase price per share of $8.00. Any assets remaining following the initial distribution to the Preferred Stockholders shall be available for distribution ratably among the common stockholders only.


     Redemption

     At the request of at least 50% of the holders of the Redeemable Preferred Stock at any time beginning in June 2002, the Company shall redeem one-third of the then outstanding shares of each series of Redeemable Preferred Stock. Subsequently, on the first and third anniversaries of the initial redemption date, the Company shall redeem 50% and 100%, respectively, of the remaining outstanding shares of each series. Upon redemption, each holder of the Series B, Series C and Series D preferred stock will be entitled to receive a cash payment equal to $4.52 per share, $5.91 per share and $4.00 per share, respectively, plus any declared but unpaid dividends.

     Convertible Notes Payable

     During 1996, the Company issued 10% convertible notes payable totaling $175,000 to two of the Company's stockholders. All principal and accrued interest of $2,000 on these notes was subsequently converted into 43,557 shares of Series A preferred stock prior to December 31, 1996.

     Preferred Stock Warrants

     Pursuant to the terms of a capital lease line of credit (Note 5), the Company issued warrants to purchase 17,699 shares of Series A preferred stock at a price of $4.52 per share, subject to certain anti-dilution adjustments. These warrants are fully vested, exercisable at the option of the holder, in whole or in part, and expire upon the earlier of (i) ten years from the date of grant or (ii) five years from the effective date of an initial public offering of the Company's common stock. The value ascribed to these warrants was not significant.

     At September 30, 1998, the Company has reserved 17,699 shares of its Series A preferred stock for issuance upon exercise of outstanding warrants.

     Undesignated Preferred Stock

     At September 30, 1998, the Company has authorized the issuance of up to 1,616,494 shares of undesignated preferred stock. Issuances of the undesignated preferred stock may be made at the discretion of the Board of Directors of the Company (without stockholder approval) in one or more series and with such designations, rights

                              ALLAIRE CORPORATION

7. PREFERRED STOCK (Continued)

and preferences as determined by the Board. As a result, the undesignated preferred stock may have dividend, liquidation, conversion, redemption, voting or other rights which may be more expansive than the rights of the holders of the Preferred Stock and the common stock.

8. COMMON STOCK

     Treasury Shares

     Of the common stock issued, an aggregate of 3,417 shares with a cost of $2,000 were held by the Company as treasury shares and were included as a reduction to additional paid-in capital at September 30, 1998.

     Stock Restriction Agreements

     The Company has executed stock restriction agreements with its founder and certain of its employees. Under the terms of the founder's stock restriction agreement, the Company has the right to repurchase, at a price of $2.26 per share, any unvested common shares in the event of the founder's voluntary resignation. All other restriction agreements give the Company the right to repurchase, for an amount equal to the original consideration paid, any unvested common shares in the event of voluntary resignation or termination of employment with the Company for cause. The Company's repurchase rights lapse at various dates through January 31, 2000 or, in the case of the founder, upon an initial public offering of the Company's common stock, if earlier. At September 30, 1998, an aggregate of 255,000 and 180,000 shares of the Company's outstanding common stock were subject to repurchase under the stock restriction agreements, at prices of $2.26 and $.025 per share, respectively.

     All employees who have been granted options by the Company under the 1997 Stock Incentive Plan are eligible to elect immediate exercise of all such options. However, shares obtained by employees who elect to exercise prior to the original option vesting schedule are subject to the Company's right of repurchase, at the option exercise price, in the event of termination. The Company's repurchase rights lapse at the same rate as the shares would have become exercisable under the original vesting schedule. At September 30, 1998, the Company had the right to repurchase 455,749 shares of common stock issued under the 1997 Stock Incentive Plan.

     Stock Subscriptions Receivable

     The Company held notes receivable from certain stockholders at September 30, 1998 in consideration for the purchase of common stock of the Company. The notes are due February 1, 2001 and accrue interest at a rate of 5.61% per annum. These loans are secured by the underlying common stock and, consequently, are reflected as an offset to stockholders' equity.

     Common Stock Warrants

     Pursuant to the issuance of convertible notes payable in 1996 (Note 7), the Company issued warrants to purchase 8,599 shares of its common stock at a price of $2.03 per share, subject to certain anti-dilution adjustments. These warrants are fully vested, exercisable at the option of the holders, in whole or in part, and expire in December 2001. The value ascribed to these warrants was not significant.

     Pursuant to the issuance of convertible notes payable in 1997 (Note 3), the Company issued warrants to purchase 6,300 shares of its common stock at a price of $4.00 per share, subject to certain anti-dilution adjustments. These warrants are fully vested, exercisable at the option of the holder, in whole or in part, and expire in March 2002. The value ascribed to these warrants was not significant.

     Reserved Shares

     At September 30, 1998, the Company had 5,544,852 shares of common stock reserved for issuance upon the exercise of common stock warrants and options and the conversion of the Preferred Stock, including shares issuable upon the conversion of preferred stock warrants.

                              ALLAIRE CORPORATION

8. COMMON STOCK (Continued)

     Authorized Shares

     On August 10, 1998, the Company's Board of Directors approved, subject to stockholder approval, an increase in the authorized shares of common stock, $.01 par value, to 35,000,000.

9. STOCK OPTIONS

     No options were granted during 1995 and all options issued by the Company during the year ended December 31, 1996 were non-qualified, non-plan stock options issued to employees, advisors and consultants of the Company. All options granted by the Company during this period of time were issued at fair market value at the date of grant, vest either immediately or over a four-year period and expire ten years from the date of grant.

 1997 Stock Incentive Plan

     During 1997, the Company's Board of Directors adopted the 1997 Stock Incentive Plan (the "1997 Stock Plan"). The 1997 Stock Plan provides for the granting of incentive and non-qualified stock options and stock bonus awards to officers, directors, employees and consultants of the Company. The maximum number of common shares that may be issued pursuant to the 1997 Stock Plan, as amended, is 1,726,000.

     The exercise price of each stock option issued under the 1997 Stock Plan shall be specified by the Board of Directors at the time of grant. However, incentive stock options may not be granted at less than the fair market value of the Company's common stock as determined by the Board of Directors at the date of grant or for a term in excess of ten years. All options granted under the 1997 Stock Plan through September 30, 1998 vest either immediately or over a four-year period for employees or over the service period for non-employees and expire ten years from the date of grant.

 1998 Stock Incentive Plan

     On August 10, 1998, the Board of Directors authorized, subject to stockholder approval, the 1998 Stock Incentive Plan (the "1998 Stock Plan"). The 1998 Stock Plan provides for the issuance of up to 1,900,000 shares of the Company's common stock to eligible employees, officers, directors, consultants and advisors of the Company. Under the 1998 Stock Plan, the Board of Directors may award incentive and non-qualified stock options, stock appreciation rights, performance shares and restricted and unrestricted stock. Incentive stock options may not be granted at less than the fair market value of the Company's common stock at the date of grant and for a term not to exceed ten years. The exercise price under each non-qualified stock option shall be specified by the Compensation Committee. Grants of stock appreciation rights, performance shares, restricted stock and unrestricted stock may be made at the discretion of the Compensation Committee with terms to be defined therein.

     During the period from inception (May 5, 1995) through December 31, 1997, compensation expense recognized for stock option grants made by the Company under APB Opinion No. 25 was not significant. For the nine months ended September 30, 1998, compensation expense recognized for stock option grants totaled $220,000. Had compensation cost for the Company's option grants been determined based on the fair value at the date of grant consistent with the method prescribed by SFAS No. 123, the Company's net losses would not have differed materially from the amounts reported for all periods presented. However, because the determination of the fair value of all options granted after the Company becomes a public entity will include an expected volatility factor, because additional option grants are expected to be made subsequent to September 30, 1998, and because most options vest over several years, the pro forma effects of applying the fair value method may be material to reported net income or loss in future years.

     Under SFAS No. 123, the fair value of each employee option grant is estimated on the date of grant using the Black-Scholes option pricing model to apply the minimum value method with the following weighted-average assumptions used for grants made during the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1998: no dividend yield; risk free interest rates of 5.9%, 6.1% and 5.3%, respectively; no volatility; and an expected option term of 5 years.

     Stock option activity during the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1998 was as follows:

                              ALLAIRE CORPORATION

9. STOCK OPTIONS (Continued)


                                                                      Outstanding options
                                                              -----------------------------------
                                                                 Number of       Weighted average
                                                                   shares         exercise price
                                                              ---------------   -----------------
 Outstanding--December 31, 1995 ...........................              --           $  --
   Granted (weighted average fair value of $.11) ..........       1,130,000             .44
   Exercised ..............................................          (2,500)            .50
   Canceled ...............................................          (7,500)            .50
                                                                  ---------
 Outstanding--December 31, 1996 ...........................       1,120,000             .44
   Granted (weighted average fair value of $.17) ..........       1,475,360             .54
   Exercised ..............................................              --              --
   Canceled ...............................................        (221,260)            .51
                                                                  ---------
 Outstanding--December 31, 1997 ...........................       2,374,100             .50
   Granted (weighted average fair value of $2.53) .........         466,000            5.41
   Exercised ..............................................      (1,141,486)            .47
   Canceled ...............................................         (21,750)           2.01
                                                                 ----------
 Outstanding--September 30, 1998 ..........................       1,676,864           $1.86
                                                                 ==========

  As of September 30, 1998, 131,667 and 1,733,150 shares were available for grant under the 1997 Stock Plan and the 1998 Stock Plan, respectively.

     The following table summarizes information about stock options outstanding at September 30, 1998:



                                                                          Vested and exercisable
                                                                       -----------------------------
                                                 Weighted-average        Number     Weighted-average
                                              remaining contractual        of           exercise
   Exercise price      Number outstanding        life (in years)         shares          price
-------------------   --------------------   -----------------------   ---------   -----------------
    $ .25-  .50             1,140,772                   8.3             363,646          $ .44
      .75- 1.50               272,492                   9.1              35,786            .75
     4.00- 7.00                89,050                   9.6               3,125           4.00
     9.00-11.05               174,550                   9.9                  --             --
                            ---------                                   -------
    $ .25-11.05             1,676,864                   8.7             402,557          $ .50
                            =========                                   =======


     Deferred Compensation

     During the period January 1998 through August 1998, the Company granted stock options to purchase 266,650 shares of its common stock with exercise prices ranging from $.01 to $4.00. The Company recorded compensation expense and deferred compensation relating to these options totaling $149,000 and $454,000, respectively, representing the difference between the estimated fair market value of the common stock on the date of grant and the exercise price. Compensation relating to options which vested immediately upon grant was expensed in full at the date of grant, while compensation related to options which vest over time was recorded as a component of stockholders' deficit and is being amortized over the vesting periods of the related options.

 1998 Employee Stock Purchase Plan

     On August 10, 1998, the Board of Directors authorized, subject to stockholder approval, the 1998 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan provides for the issuance of up to 300,000 shares of the Company's common stock to eligible employees. Under the Purchase Plan, the Company is authorized to make one or more offerings during which employees may purchase shares of common stock through payroll deductions made over the term of the offering. The per-share purchase price at the end of each offering is equal to 85% of the fair market value of the common stock at the beginning or end of the offering period (as defined by the Purchase Plan), whichever is lower. The Company has made no determination as to when the first offering period under the Purchase Plan will commence.

                              ALLAIRE CORPORATION

10. INCOME TAXES

   Deferred tax assets are comprised of the following:

                                                                     December 31,
                                                           -------------------------------      Sept. 30,
                                                                1996             1997              1998
                                                           -------------   ---------------   ---------------
Deferred tax assets:
 Net operating loss carryforwards ......................    $  583,000      $  3,442,000      $  6,176,000
 Reserves not currently deductible .....................        87,000           216,000           551,000
 Research and development credit carryforwards .........        17,000            95,000           208,000
 Other .................................................        29,000            85,000           167,000
                                                            ----------      ------------      ------------
   Total deferred tax assets ...........................       716,000         3,838,000         7,102,000
 Deferred tax asset valuation allowance ................      (716,000)       (3,838,000)       (7,102,000)
                                                            ----------      ------------      ------------
                                                            $       --      $         --      $         --
                                                            ==========      ============      ============

     Realization of total deferred tax assets is contingent upon the generation of future taxable income. Due to the uncertainty of realization of these tax benefits, the Company has provided a valuation allowance for the full amount of its deferred tax assets.

     Income taxes computed using the federal statutory income tax rate differs from the Company's effective tax rate primarily due to the following:

                                                                              Year ended                 Nine months
                                                                             December 31,                   ended
                                                                  ---------------------------------     September 30,
                                                                       1996              1997               1998
                                                                  --------------   ----------------   ----------------
Income tax benefit at U.S. federal statutory tax rate .........     $ (594,000)      $ (2,599,000)      $ (2,796,000)
State taxes, net of federal tax impact ........................       (105,000)          (455,000)          (473,000)
Permanent differences .........................................          2,000             18,000            117,000
Research and development credit carryforwards .................        (18,000)           (91,000)          (111,000)
Other .........................................................         (1,000)             5,000             (1,000)
Change in valuation allowance .................................        716,000          3,122,000          3,264,000
                                                                    ----------       ------------       ------------
 Provision for income taxes ...................................     $       --       $         --       $         --
                                                                    ==========       ============       ============

     At September 30, 1998, the Company had net operating losses and research and development tax credit carryforwards of approximately $15.0 million and $131,000 available for federal purposes to reduce future taxable income and future tax liabilities, respectively. If not utilized, these carryforwards will expire at various dates ranging from 2001 to 2018. Under the provisions of the Internal Revenue Code, certain substantial changes in the Company's ownership may have limited, or may limit in the future, the amount of net operating loss and research and development tax credit carryforwards which could be utilized annually to offset future taxable income and income tax liability. The amount of any annual limitation is determined based upon the Company's value prior to an ownership change.


11. GEOGRAPHIC INFORMATION
     Revenue was distributed geographically as follows:


                                          Year ended              Nine months
                                         December 31,                ended
                                -----------------------------    September 30,
                                     1996            1997            1998
                                -------------   -------------   --------------
North America ...............    $1,953,000      $6,153,000      $12,002,000
Europe ......................       197,000         822,000        1,269,000
Other international .........       208,000         675,000          632,000
                                 ----------      ----------      -----------
                                 $2,358,000      $7,650,000      $13,903,000
                                 ==========      ==========      ===========

                              ALLAIRE CORPORATION

12. EMPLOYEE SAVINGS PLAN

     During 1997, the Company adopted an employee retirement savings plan under
Section 401(k) of the Internal Revenue Code (the "401(k) Plan") which covers substantially all employees. Under the terms of the 401(k) Plan, employees may contribute a percentage of their salary, up to a maximum of 15%, which is then invested in one or more of several mutual funds selected by each employee. The Company did not make any contributions to the 401(k) Plan on behalf of its employees for the year ended December 31, 1997 or for the nine months ended September 30, 1998.

13. COMMITMENTS AND CONTINGENCIES

     The Company leases its facilities and certain office equipment under noncancelable operating lease agreements. Rent expense under these leases for the years ended December 31, 1996 and 1997 and for the nine months ended September 30, 1998, totaled approximately $163,000, $372,000, and $698,000, respectively. In addition, the Company also leases certain fixed assets under capital leases, which expire at various dates through October 2000.

     In May 1998, the Company entered into a new facility lease for additional office space. The lease commenced in September 1998 and has a term of five years and four months.

     Future minimum commitments under noncancelable operating and capital leases at September 30, 1998 are as follows:

                                                              Operating       Capital
                                                               leases         leases
                                                           --------------   ----------
   1998 (three months ended December 31, 1998) .........    $   423,000      $ 92,000
   1999 ................................................      2,611,000       366,000
   2000 ................................................      2,606,000       163,000
   2001 ................................................      2,595,000            --
   2002 ................................................      2,593,000            --
   Thereafter ..........................................      1,379,000            --
                                                            -----------      --------
   Total minimum lease payments ........................    $12,207,000       621,000
                                                            ===========
   Less--amount representing interest .................................        40,000
                                                                             --------
   Present value of capital lease obligations .........................      $581,000
                                                                             ========

     Restricted Time Deposit

     In connection with a facility lease entered into during 1997, the Company is required to maintain, on behalf of the landlord, an irrevocable letter of credit with a bank in the amount of $125,000 over the term of the lease. In addition, the Company was required to maintain a certificate of deposit in an equal amount as security for the letter of credit. This certificate of deposit was restricted, was automatically renewed on a monthly basis as long as the letter of credit was in effect and was included in cash and cash equivalents at December 31, 1997. In June 1998, the aforementioned letter of credit was replaced with a letter of credit issued under a new line of credit (Note 6) and the restricted certificate of deposit was released.

     Legal Proceedings

     In April 1996, a wrongful termination action was brought against the Company and its founder by a former employee under which the plaintiff sought severance pay and the right to 400,000 shares of the Company's common stock which were canceled upon termination. Although the Company continues to deny any liability in this matter, the Company determined during 1997 that it was in the best interest of its shareholders to settle this dispute out of court due to the rising legal costs, distraction of management and uncertainty present in this litigation. As a result, the Company agreed to pay the plaintiff a cash settlement totaling $285,000 in exchange for the termination of all legal action against the Company and its founder. This amount was fully accrued at the time of the settlement.

                              ALLAIRE CORPORATION

13. COMMITMENTS AND CONTINGENCIES (Continued)

     In addition to the matter noted above, the Company is from time to time subject to legal proceedings and claims which arise in the normal course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not have a material adverse effect on the Company's financial position or results of operations.

14. SUBSEQUENT EVENTS

     Series A Preferred Stock Sale

     On December 7, 1998, the Company sold 31,250 shares of Series A preferred stock at a price of $16.00 per share to MC Silicon Valley, Inc., a subsidiary of Mitsubishi Corporation, the Company's Japanese distributor. Each of these shares has the same rights and privileges as all other shares of Series A preferred stock (Note 7), each share is convertible into one share of common stock, subject to certain anti-dilution adjustments, and the liquidation preference for each share is $16.00.

How ColdFusion Works


   [Graphical depiction of how ColdFusion application server processes requests for information through a series of interconnecting arrows, rectangles and circles, labeled clockwise from the left side of the diagram: "Web Browser," "HTTP Request," "Internet or Intranet," "Web Server," "CF Page," "ColdFusion Server," "Database Server," "File System," "Email Server," "Distributed Objects," "Other Enterprise Systems," "Web Page," "Web Server," "Internet or Intranet," "Web Page" and back to "Web Browser." The sections of the diagram are labeled, from left to right, "Client," "Network" and "Server." Various locations on the diagram bear numbers 1-5.]


1. When a user clicks a "submit" button on a form or a hypertext link on a Web page, the user's Web browser sends an HTTP request to the Web server via the Internet or an intranet.

2. The Web server passes the request to ColdFusion Server.

3. ColdFusion reads the request from the user and the server interacts with database servers, file systems and/or other applications to process the information based on CFML tags (ColdFusion Mark-Up Language).

4. ColdFusion then dynamically generates an HTML Web page, with the requested information, and returns it to the Web server.

5. The Web server returns the HTML page to the user's Web browser.

























Advanced Development Configuration

     [Graphical depiction of how ColdFusion Studio and ColdFusion application servers interoperate within a development environment. Three bi-directional arrows connect a depiction of three computer terminals (each labeled "Studio") to a rectangle above depicting a ColdFusion Server. This left section of the diagram is labeled "Develop." An arrow points from this ColdFusion Server to a second server in the center of the diagram. The second server is connected by a bi-directional arrow to a computer terminal below it with the word "Testing" on its screen. This center section of the diagram is labeled "Stage." An arrow points from the center section's ColdFusion Server to a set of three ColdFusion Servers on the right side of the diagram, each connected by bi-directional arrows. This set of three servers is connected by a bi-directional arrow to a circle labeled "The Internet" below it. This right section of the diagram is labeled "Deliver."]

                                 [allaire logo]

                                    PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses in connection with the issuance and distribution of the securities being registered, other than the underwriting discount. All amounts shown are estimates except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.



                                                                                Payable
                                                                                 by the
                                                                                Company
                                                                             -------------
        Securities and Exchange Commission registration fee ..............    $   11,957
        National Association of Securities Dealers, Inc. filing fee ......         4,801
        Nasdaq National Market listing fee ...............................        78,875
        Printing and engraving expenses ..................................       125,000
        Transfer agent fees ..............................................         5,000
        Accounting fees and expenses .....................................       280,000
        Legal fees and expenses ..........................................       375,000
        Blue Sky fees and expenses (including related legal fees) ........        10,000
        Miscellaneous ....................................................       109,367
                                                                              ----------
            Total ........................................................    $1,000,000
                                                                              ==========

Item 14. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law affords a Delaware corporation the power to indemnify its present and former directors and officers under certain conditions. Article Sixth of the Certificate provides that the Company shall indemnify each person who at any time is, or shall have been, a director or officer of the Company and was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding, to the maximum extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended. No amendment to or repeal of the provisions of Article Sixth of the Certificate shall deprive a director or officer of the benefit thereof with respect to any act or failure occurring prior to such amendment or repeal.

     Section 102(b)(7) of the Delaware General Corporation Law gives a Delaware corporation the power to adopt a charter provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for breach of fiduciary duty as directors, provided that such provision may not eliminate or limit the liability of directors for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any payment of a dividend or approval of a stock purchase that is illegal under Section 174 of the Delaware General Corporation Law or (iv) any transaction from which the director derived an improper personal benefit. Article Seventh of the Certificate provides that to the maximum extent permitted by the Delaware General Corporation Law, no director of the Company shall be personally liable to the Company or to any of its stockholders for monetary damages arising out of such director's breach of fiduciary duty as a director of the Company. No amendment to or repeal of the provisions of Article Seventh shall apply to or have any effect on the liability or the alleged liability of any director of the Company with respect to any act or failure to act of such director occurring prior to such amendment or repeal. A principal effect of such Article Seventh is to limit or eliminate the potential liability of the Company's directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (i) through (iv) above.

     Section 145 of the Delaware General Corporation Law also affords a Delaware corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. The Company has procured a directors' and officers' liability and company reimbursement liability insurance policy that (a) insures directors and officers of the Company against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (b) insures the Company against losses (above a deductible amount) arising from any such claims, but only if the Company is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of its Amended and Restated Certificate of Incorporation or its By-Laws.

     Reference is also made to Section 7 of the Underwriting Agreement between the Company and the Underwriters, filed as Exhibit 1.1 to this Registration Statement, for a description of indemnification arrangements between the Company and the Underwriters.

Item 15. Recent Sales of Unregistered Securities.

     The following information is furnished with regard to all securities sold by the Company within the past three years which were not registered under the Securities Act.

   (a) Issuances of Common Stock by Allaire Minnesota.

     From February 1996 through January 1997, Allaire Corp., a Minnesota corporation ("Allaire Minnesota"), issued and sold an aggregate of 2,000,000 shares of its Common Stock for consideration valued at $51,690.

   (b) Issuances of Preferred Stock by Allaire Minnesota.

     From June 1996 through March 1997, Allaire Minnesota issued and sold an aggregate of 56,557 shares of its Series A Convertible Preferred Stock, for aggregate consideration of $255,165. From June 1996 through March 1997, Allaire Minnesota also issued and sold an aggregate of 514,306 shares of its Series B Convertible Preferred Stock, for aggregate consideration of $2,324,664. In December 1996, Allaire Minnesota issued and sold an aggregate of 84,600 shares of its Series C Preferred Stock, for aggregate consideration of $499,986.

   (c) Grants and Exercises of Allaire Minnesota's Stock Options.

     From June 1996 through April 1997, Allaire Minnesota issued options to purchase an aggregate of 1,086,800 shares of its Common Stock, and sold 1,250 shares of its Common Stock pursuant to the exercise of such options for aggregate consideration of $1,250.

     On April 25, 1997 Allaire Minnesota was reincorporated as a Delaware corporation through the merger of Allaire Minnesota into the Company. Pursuant to the reincorporation merger, each share of Common Stock of Allaire Minnesota was automatically changed and converted into two shares of Common Stock of the Company. Each share of Series A, B and C Convertible Preferred Stock of Allaire Minnesota was automatically changed and converted into one share of the corresponding series of the Company's Convertible Preferred Stock. Each share of the Company's Series A, B and C Convertible Preferred Stock issued pursuant to the reincorporation merger will automatically change and convert into two shares of the Company's Common Stock upon the closing of the Offering. Also pursuant to the reincorporation merger, each option to purchase one share of Common Stock of Allaire Minnesota was automatically converted and changed into an option to purchase two shares of the Company's Common Stock.

   (d) Issuances of Common Stock by the Company.

     From January 1998 through October 1998, the Company issued and so1d 1,146,086 shares of its Common Stock for aggregate consideration of $538,483.

   (e) Issuances of Preferred Stock by the Company

     On December 7, 1998, the Company issued and sold 31,250 shares of Series A Convertible Preferred Stock for aggregate consideration of $500,000. Each of these 31,250 shares of Series A Convertible Stock will automatically change and convert into one share of the Company's Common Stock upon the closing of the Offering.

     In February 1998, the Company issued and sold 656 shares of Series A Convertible Preferred Stock, for aggregate consideration of $5,250. Each of these 656 shares of Series A Convertible Preferred Stock will automatically change and convert into one share of the Company's Common Stock upon the closing of the Offering. In May and June 1997, the Company issued and sold 2,336,909 shares of Series D Convertible Preferred Stock, for aggregate consideration of $9,347,636. Each share of Series D Convertible Preferred Stock will automatically change and convert into one share of the Company's Common Stock upon the closing of the Offering.

   (f) Grants of the Company's Stock Options.

     From April 1997 through October 1998, the Company granted options to purchase an aggregate of 1,368,360 shares of its Common Stock, exercisable at a weighted average exercise price of $2.46 per share.

     The issuances described in this Item 15 were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. None of the foregoing transactions involved a distribution or public offering. No underwriters were engaged in connection with the foregoing issuances of securities, and no underwriting discounts or commissions were paid.


Item 16. Exhibits and Financial Schedules.

   (a) Exhibits


   +1.1     Form of Underwriting Agreement
   +3.1     Certificate of Incorporation of the Company
   +3.2     Proposed form of Certificate of Amendment of Certificate of Incorporation of the Company (to
              become effective prior to the Offering)
   +3.3     Proposed form of Amended and Restated Certificate of Incorporation of the Company (to become effective immediately after the Offering)
   +3.4     By-Laws of the Company
   +3.5     Proposed form of Amended and Restated By-Laws of the Company (to become effective immediately prior to the Offering)
   *4.1     Specimen certificate for the Common Stock of the Company
   *5.1     Opinion of Foley, Hoag & Eliot LLP
  +10.1     1997 Stock Incentive Plan as amended
  +10.2     1998 Stock Incentive Plan
  +10.3     1998 Employee Stock Purchase Plan
  +10.4     Option Agreement for David J. Orfao
  +10.5     Form of Option Agreement for other executive officers
  +10.6     Office Lease Agreement between the Company and One Alewife Center Realty Trust, dated
              November 5, 1997
  +10.7     Lease Agreement between the Company and CambridgePark Two, L.P., dated May 21, 1998
  +10.8     Loan and Security Agreement between the Company and Silicon Valley Bank, dated
              March 26, 1998
  +10.9     Negative Pledge Agreement between the Company and Silicon Valley Bank, dated March 26, 1998
  +10.10    Loan Modification Agreement between the Company and Silicon Valley Bank, dated
              August 6, 1998
  +10.11    Loan Modification Agreement between the Company and Silicon Valley Bank, dated
              December 9, 1998
  +10.12    Senior Loan and Security Agreement between the Company and Phoenix Leasing Incorporated, dated May 1, 1998
  +10.13    Warrant Agreement between the Company and Comdisco, Inc., dated August 21, 1998
  +10.14    Warrant Agreement between the Company and Gregory Stento, dated August 21, 1998
  +10.15    Warrant Agreement between the Company and Polaris Venture Partners, L.P., dated March 7, 1997
  +10.16    Warrant Agreement between the Company and Polaris Venture Partners Founders' Fund, L.P.,
              dated March 7, 1997
  +10.17    Amended and Restated Registration Rights Agreement, dated May 15, 1997
  +10.18    Waiver and Amendment No. 1 to Amended and Restated Registration Rights Agreement, dated
              December 7, 1998
  +10.19    Letter of Offer of Employment from the Company to David J. Orfao, dated December 23, 1996
  +10.20    Contribution and Restricted Stock Purchase Agreement between the Company and Yesler Software,
              Inc., dated July 14, 1998

+10.21        Working Capital Line of Credit Letter from Polaris Ventures Partners, L.P., and Polaris Venture
                Partners Founders' Fund, L.P., dated December 4, 1998
+11.1         Statement re computation of per share earnings
 23.1         Consent of PricewaterhouseCoopers LLP
*23.2         Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)
+24.1         Power of Attorney (contained on page II-5 of this Registration Statement)
+27.1         Financial Data Schedule


----------------

+ Previously filed.

* To be filed by amendment.

     (b) Financial Statement Schedules

     II--Valuation and Qualifying Accounts

     All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Item 17. Undertakings.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Massachusetts, on the 29th day of December, 1998.


                                              ALLAIRE CORPORATION




                                              By: /s/ David J. Orfao
                                                 ------------------------------
                                                  David J. Orfao
                                                  President and Chief Executive
                                                  Officer


     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




          Signature                                 Title                              Date
----------------------------   ----------------------------------------------   ------------------
    /s/ Joseph J. Allaire      Chairman of the Board
-------------------------
        Joseph J. Allaire                                                       December 29, 1998


     /s/ David J. Orfao        President, Chief Executive Officer and
-------------------------      Director (principal executive officer)
         David J. Orfao                                                         December 29, 1998


     /s/ David A. Gerth        Vice President, Finance and Operations,
-------------------------      Treasurer and Chief Financial Officer
         David A. Gerth        (principal financial and accounting officer)     December 29, 1998


              *
-------------------------
       Jonathan A. Flint       Director                                         December 29, 1998


              *
-------------------------
         John J. Gannon        Director                                         December 29, 1998


              *
-------------------------
       Thomas A. Herring       Director                                         December 29, 1998


              *
-------------------------
         Mitchell Kapor        Director                                         December 29, 1998


              *
-------------------------
        Peter R. Roberts       Director                                         December 29, 1998


*By: /s/ David J. Orfao
-------------------------
David J. Orfao,
as Attorney-in-Fact


                                  Exhibit Index



Exhibit
No.          Description
---          -----------
   +1.1      Form of Underwriting Agreement
   +3.1      Certificate of Incorporation of the Company
   +3.2      Proposed form of Certificate of Amendment of Certificate of Incorporation of the Company (to
               become effective prior to the Offering)
   +3.3      Proposed form of Amended and Restated Certificate of Incorporation of the Company (to
               become effective immediately after the Offering)
   +3.4      By-Laws of the Company
   +3.5      Proposed form of Amended and Restated By-Laws of the Company (to become effective immediately prior to the Offering)
   *4.1      Specimen certificate for the Common Stock of the Company
   *5.1      Opinion of Foley, Hoag & Eliot LLP
  +10.1      1997 Stock Incentive Plan as amended
  +10.2      1998 Stock Incentive Plan
  +10.3      1998 Employee Stock Purchase Plan
  +10.4      Option Agreement for David J. Orfao
  +10.5      Form of Option Agreement for other executive officers
  +10.6      Office Lease Agreement between the Company and One Alewife Center Realty Trust, dated
               November 5, 1997
  +10.7      Lease Agreement between the Company and CambridgePark Two, L.P., dated May 21, 1998
  +10.8      Loan and Security Agreement between the Company and Silicon Valley Bank, dated
               March 26, 1998
  +10.9      Negative Pledge Agreement between the Company and Silicon Valley Bank, dated
               March 26, 1998
  +10.10     Loan Modification Agreement between the Company and Silicon Valley Bank, dated
               August 6, 1998
  +10.11     Loan Modification Agreement between the Company and Silicon Valley Bank, dated
               December 9, 1998
  +10.12     Senior Loan and Security Agreement between the Company and Phoenix Leasing Incorporated, dated May 1, 1998
  +10.13     Warrant Agreement between the Company and Comdisco, Inc., dated August 21, 1998
  +10.14     Warrant Agreement between the Company and Gregory Stento, dated August 21, 1998
  +10.15     Warrant Agreement between the Company and Polaris Venture Partners, L.P., dated
               March 7, 1997
  +10.16     Warrant Agreement between the Company and Polaris Venture Partners Founders' Fund, L.P.,
               dated March 7, 1997
  +10.17     Amended and Restated Registration Rights Agreement, dated May 15, 1997
  +10.18     Waiver and Amendment No. 1 to Amended and Restated Registration Rights Agreement, dated
               December 7, 1998
  +10.19     Letter of Offer of Employment from the Company to David J. Orfao, dated December 23, 1996
  +10.20     Contribution and Restricted Stock Purchase Agreement between the Company and Yesler
               Software, Inc., dated July 14, 1998
  +10.21     Working Capital Line of Credit Letter from Polaris Venture Partners, L.P., and Polaris Venture
               Partners Founders' Fund, L.P., dated December 4, 1998
  +11.1      Statement re computation of per share earnings
   23.1      Consent of PricewaterhouseCoopers LLP
  *23.2      Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)
  +24.1      Power of Attorney (contained on the page II-5 of this Registration Statement)
  +27.1      Financial Data Schedule


----------------
+ Previously filed.
* To be filed by amendment.

                                   Schedule II


                       Valuation and Qualifying Accounts



                                                                                   Year ended         Nine months
                                                       Period from inception       December 31,          ended
                                                       (May 5, 1995) through    -----------------    September 30,
                                                         December 31, 1995       1996      1997          1998
 Allowance for Doubtful Accounts and Sales Returns    -----------------------   ------   --------   --------------
                                                                                 (in thousands)
 Balance at beginning of period ...................             $--              $ 10     $ 220         $ 487
 Additions:
  Charged to expense ..............................              10               165       164            53
  Charged against other accounts ..................              --                45       165            30
 Deductions:
  Write-offs and returns ..........................              --                --       (62)          (90)
                                                                ---              ----     -----         -----
 Balance at end of period .........................             $10              $220     $ 487         $ 480
                                                                ===              ====     =====         =====